Exhibit 99.2

NeoGames’ offer to the shareholders in Aspire Global

Important information

General

On 17 January 2022, NeoGames S.A. (“NeoGames” or the “Company”) (a Luxembourg société anonyme, reg. no. B186309, domiciled in Luxembourg) announced a recommended public offer to the shareholders of Aspire Global plc (“Aspire Global”) (a Maltese public limited liability company, reg. no. C 80711, domiciled in Malta) to tender all their shares in Aspire Global to NeoGames in accordance with the conditions set out in this offer document (the “Offer”).

The Offer, as well as the agreements entered into between NeoGames and certain shareholders in Aspire Global for the purpose of the Offer, shall be governed and construed in accordance with substantive Swedish law. Any dispute regarding the Offer or such agreements, or which arises in connection therewith, shall be settled exclusively by Swedish courts, and the District Court of Stockholm (Sw. Stockholms tingsrätt) shall be the court of first instance.

The Takeover rules for certain trading platforms (the “Takeover Rules”) and the Swedish Securities Council’s (Sw. Aktiemarknadsnämnden) statements and rulings regarding interpretation and application of the Takeover Rules, including, where applicable, the Swedish Securities Council’s interpretation and application of the formerly applicable Rules on Public Offers for the Acquisition of Shares issued by the Swedish Industry and Commerce Stock Exchange Committee (Sw. Näringslivets Börskommitté), are applicable to the Offer.

The offer document has not been reviewed or approved by the Swedish Financial Supervisory Authority (Sw. Finansinspektionen) in accordance with the regulations in Chapter 2 Section 3 of the Swedish Act on Public Takeovers on the Stock Market (Sw. lagen (2006:451) om offentliga uppköpserbjudanden på aktiemarknaden) or Chapter 2a Section 9 of the Swedish Financial Instruments Trading Act (Sw. lagen (1991:989) om handel med finansiella instrument). In the event of any discrepancy in content between the Swedish original and this English translation, the Swedish version shall prevail. NeoGames has also prepared a prospectus relating to the shares in the form of Swedish depositary receipts offered as consideration in the Offer, which was approved by the Swedish Financial Supervisory Authority on 26 April 2022 and published on the same day (the “Prospectus”). The Prospectus is available on NeoGames’ website, ir.neogames.com/offer-page, and on Mangold Fondkommission AB’s website, www.mangold.com.

The information in this offer document is considered to be accurate, although not complete, only as of the day of the offer document. It is not implied that the information has been or will be accurate at any other time. Except as required by the Takeover Rules or applicable law or regulation, NeoGames expressly disclaims any obligation or undertaking to publicly announce updates, revisions or amendments regarding the offer document. The information in the offer document is provided solely with respect to the Offer and is not permitted to be used for any other purpose.

The information regarding Aspire Global on pages 45–115 in this offer document is based on information that has been made publicly available by Aspire Global and has been reviewed by the board of directors of Aspire Global. NeoGames does not guarantee that the information included herein with respect to Aspire Global is accurate or complete and does not take any responsibility for such information being accurate or complete, other than as required by applicable law. Except where expressly stated in the offer document, no information in the offer document has been reviewed or audited by Aspire Global’s auditor.

Certain figures reported in the offer document have been rounded as appropriate. As a result, certain tables included in the offer document may not sum up correctly. Unless stated otherwise, all information in the offer document regarding share ownership in Aspire Global is based on 47,486,498 shares in Aspire Global, which includes 46,658,404 shares in Aspire Global as of 17 January 2022 and 828,094 additional shares expected to be issued in Aspire Global prior to the completion of the Offer pursuant to acceleration of current outstanding incentive programs in Aspire Global.

Forward-looking statements

Statements in the offer document relating to future status or circumstances, including statements regarding future performance, growth and other trend projections and other effects of the Offer, are forward-looking statements. These statements may generally, but not always, be identified by the use of words such as “anticipates”, “intends”, “expects”, “believes”, or similar expressions. By the nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. Actual results may differ materially from those expressed or implied by these forward-looking statements due to many factors, many of which are outside the control of NeoGames.

Any forward-looking statements made herein speak only as of the date on which they are announced. Except as required by the Takeover Rules or applicable law or regulations, NeoGames expressly disclaims any obligation or undertaking to publicly announce updates or revisions to any forward-looking statements contained in the offer document to reflect any change in expectations with regard thereto or any change in events, conditions or circumstances on which any such statements is based. The reader should, however, consult any additional disclosures that NeoGames or Aspire Global have made or may make. For further information, please refer to the section “Offer Restrictions – Cautionary note regarding forward-looking statements”.

Offer restrictions

This offer document is not an offer, whether directly or indirectly, in or into Australia, Canada, Hong Kong, Japan, New Zealand, South Africa or Switzerland or in any other jurisdiction where such offer pursuant to legislation and regulations in such relevant jurisdiction would be prohibited by applicable law. Shareholders not resident in Sweden who wish to accept the Offer must make inquiries concerning applicable legislation and possible tax consequences. Shareholders are referred to the offer restrictions explained in the section “Offer restrictions”.

The Offer and the information contained in this offer document are not being made and have not been approved by an “authorized person” for the purposes of section 21 of the UK Financial Services and Markets Act 2000 (the “FSMA”). Accordingly, the information contained in this offer document are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of the information contained in this offer document is exempt from the restrictions on financial promotions under section 21 of the FSMA on the basis that it is a communication by or on behalf of a body corporate which relates to a transaction to acquire day to day control of the affairs of a body corporate; or to acquire 50 percent or more of the voting shares in a body corporate, within article 62 of the UK Financial Services and Markets Act 2000 (Financial Promotion) Order 2005.

The Offer is made for the securities of a non-U.S. company. U.S. investors should note that the Offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the offer document, if any, may have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of U.S. companies. It may be difficult for U.S. investors to enforce their rights and any claim that U.S. investors may have arising under the federal securities laws, since the Company is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. U.S. investors may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment. U.S. investors should be aware that the Company may purchase securities otherwise than under the Offer, such as in open market or privately negotiated purchases. Shareholders in the United States should also refer to the section “Offer restrictions – United States”.

The Offer in brief

The Offer consideration for the shares in Aspire Global consists of a combination of cash and shares in NeoGames, in the form of Swedish depository receipts, and shareholders in Aspire Global may elect to tender in the Offer pursuant to either of two consideration alternatives, the Base Case Alternative and the Conditional Alternative.

Acceptance period:	27 April 2022 – 25 May 2022
Outcome announcement:	Around 30 May 2022
Settlement date:	Around 14 June 2022

1 | NeoGames’ offer to the shareholders in Aspire Global

Risk factors

This section contains a description of risk factors and significant circumstances considered to be material to the Swedish depository receipts (the “SDRs”), the Offer, and the establishment and the continued operations of the new group in which NeoGames, after the completion of the Offer and the subsequent compulsory acquisition proceeding (as described in the section Terms and conditions of the Offer below), will be the parent company and Aspire Global, directly or indirectly, will be a wholly owned subsidiary of NeoGames (the “Combined Company”). The risk factor that the Company considers to be the most material with respect to probability and expected significance of its negative effect should it materialise is presented first in each category below. The risk factors in each category thereafter are not ranked in order of significance. The assessment of the significance of each risk factor is based on the probability of its occurrence and the expected extent of its negative effects should it materialize. Each investor should therefore make his or her own assessment of each risk factor and its significance with respect to the Company’s business and future development, as well as a general external analysis. The description below is based on information available as per the date of the offer document. The offer document contains forward-looking statements that are dependent on future events, risks and uncertainties.

For complete information regarding risk factors relating to the Company’s business, operations and the industry in which it operates as well as the shares offered as consideration in the Offer, please refer to the section “Risk factors” in the prospectus prepared by NeoGames, which was approved by the Swedish Financial Supervisory Authority (Sw. Finansinspektionen) (the “SFSA”) on 26 April 2022 and published on the same day (the “Prospectus”). The Prospectus is available on NeoGames’ website, ir.neogames.com/offer-page, and on Mangold Fondkommission AB’s website, www.mangold.com.

Risks relating to the SDRs

SDR holders do not have the same rights as NeoGames shareholders.

SDR holders will not have rights equivalent to those of NeoGames shareholders, whose rights are governed by Luxembourg law. Although the terms and conditions of the SDRs generally will allow SDR holders to vote in general meetings of shareholders or be entitled to dividends as if they held NeoGames shares directly, the rights of SDR holders differ in some instances from the rights of NeoGames shareholders, as further set out in the section “Terms and conditions of the SDRs” below. Additionally, SDR holders may not be able to enforce their rights under the terms and conditions of the SDRs in relation to their SDRs in the same manner as shareholders could with respect to the shares in NeoGames offered as consideration in the Offer (the “Shares”) under Luxembourg law.

There will be no trading in the SDRs.

The Company’s shares are admitted to trading on Nasdaq Global Market. The Shares will also be subject to an application for the admission and introduction to trading on the Nasdaq Global Market. However, the Shares will be held by Mangold Fondkommission AB until they are transferred to the shareholders in Aspire Global accepting the Offer through the conversion of the SDRs in accordance with the section “Deposit and withdrawal of Shares” under “Terms and conditions of the SDRs” below. Consequently, the shareholders in Aspire Global accepting the Offer will not be able to divest the Shares represented by the SDRs received by them before the conversion is carried out. Furthermore, the SDRs will not be subject to an application for the admission and introduction to trading on any trading venue. Since there will not be an active trading market for the SDRs it may be difficult for the shareholders accepting the Offer to divest the SDRs.

Investors with a reference currency other than SEK will be subject to certain currency risks if they tender for SDRs in the Offer.

The SDRs are, and any potential dividend to be paid in respect of the SDRs will be, denominated in SEK. Tendering in the Offer for SDRs by an investor whose principal currency is not SEK may expose the investor to currency exchange risks that may impact the value of the SDRs for such holder and any dividends, as any depreciation of SEK in relation to such foreign currency may reduce the value of the SDRs and any future dividends paid.

2 | NeoGames’ offer to the shareholders in Aspire Global

Risks relating to the Offer

The conditions for completion of the Offer may not be fulfilled within an acceptable timeframe or on terms acceptable to the Company.

The Company has set a number of conditions for the completion of the Offer, including that the Company becomes the owner of not less than 90 percent of the shares in Aspire Global and that Aspire Global’s articles of association are amended (see “Terms and Conditions of the Offer”). These terms are partly beyond the control of the Company. In the event that one or more conditions are not fulfilled or cannot be fulfilled, the Company has, under certain conditions, the right to withdraw the Offer. Since the Offer was announced on 17 January 2022, the market price of Aspire Global’s shares has increased. Should uncertainty arise regarding the completion of the Offer, or if the Company should withdraw the Offer, it may have a negative effect on the share price of Aspire Global or the Company’s shares or cause the volatility to increase. Furthermore, a portion of the costs associated with the Offer must be paid regardless of whether the Offer is completed, which could harm NeoGames’ business, financial condition and result of operations.

Risks related to clauses in the Company’s and Aspire Global’s agreements regarding change of control.

Completion of the Offer may trigger change of control clauses in agreements that will be or have already been entered into by the Company or Aspire Global. If the Company fails to obtain third party consents, when necessary, it may have an adverse effect on the Company’s and/or the Combined Company’s business, operations, financial position, results of operations and prospects.

The coordination of the companies’ businesses may take longer than anticipated.

The establishment and the continued operations of the Combined Company, and the realisation of the anticipated benefits of the combination and coordination of the businesses of NeoGames and Aspire Global (as described in the section “Background and reasons for the Offer”), will be demanding and time consuming for the companies and may not yield the results anticipated by the companies’ management teams. It is important that the combination process is carried out without material disturbances in the businesses of the companies, and without material losses of key and other employees. There is a risk that the coordination of the businesses within the Combined Company takes longer than anticipated, which could affect the results of the Combined Company negatively. Furthermore, some or all of the anticipated positive effects of the combination may not be achieved.

In connection with completion of the Offer, goodwill and other intangible assets will be recognized that may result in accounting impairment losses.

Goodwill and other intangible assets will be recognized upon completion of the Offer. This goodwill and other intangible assets will be stated in its entirety in the balance sheet of the group in which the Company, after the completion of the acquisition of Aspire Global, is the parent company. Any impairment losses related to the consideration paid by the Company to acquire Aspire Global, may entail a reduction of Combined Company’s equity and thereby solvency.

The Company does not and will not control Aspire Global until after completion of the Offer.

The Company will not have control of any entity of the Aspire Global group before completion of the Offer. The Company cannot assure investors that the Aspire Global group, up until completion of the Offer, will be operated in the same way as it would be under the Company’s control. Should any entity of the Aspire Global group alter its operations in a way that affects its business strategy or financial position, this could make the completion of the Offer less commercially beneficial for the Company than anticipated.

In the event that NeoGames obtains not less than 90 percent, but less than 100 percent, of the outstanding Aspire Global shares, NeoGames intends to commence a compulsory acquisition proceeding in accordance with Aspire Global’s amended articles of association in order to acquire all remaining Aspire Global shares. Full integration of NeoGames’ business with Aspire Global’s business may not be achieved until this compulsory acquisition proceeding is completed. Furthermore, full integration may not be achieved at all if NeoGames elects to waive the condition for completion of the Offer requiring that the Offer is accepted to such extent that NeoGames becomes the owner of shares representing not less than 90 percent of the total number of outstanding shares in Aspire Global (on both a non-diluted and on a fully diluted basis), as a compulsory acquisition proceeding can in such case not be initiated in accordance with Aspire Global’s amended articles of association. This could prevent or delay NeoGames from realizing some or all of the anticipated strategic benefits of its acquisition of Aspire Global since the shareholder minority protection rules would in that case limit NeoGames’ freedom to manage Aspire Global.

3 | NeoGames’ offer to the shareholders in Aspire Global

The Company’s access to information regarding Aspire Global has been limited, and the Company may not be adequately protected against possible known or unknown deficiencies and liabilities.

The Company’s access to information regarding Aspire Global in connection with the Offer has been limited to confirmatory diligence review. Such limited due diligence review entails a risk that potential liabilities and deficiencies in the target company have not been identified and discovered, including specific contract terms in material agreements or threatened liabilities for breaches of contract in business-critical relationships, legal proceedings, employer and pension obligations, non-compliance with applicable laws or standards, environmental remedies, taxes, or other liabilities. As the Company and Aspire Global commence their operations as a combined company, the Combined Company’s management may learn of additional liabilities which, individually or in aggregate, could result in significant additional costs and liabilities that are not described in this offer document, or affect the feasibility of achieving expected synergies. Any of the above factors could have a material adverse effect on the business, financial position, results of operations, future prospects or the share price of the Company and, consequently, the value of the SDRs offered as share consideration in the Offer.

NeoGames’ and Aspire Global’s exchange rates are fixed and will not be adjusted for fluctuations in the market price of NeoGames’ shares or foreign exchange rates.

Under the Base Case Alternative in the Offer (see “Terms and Conditions of the Offer”), NeoGames is offering each shareholder in Aspire Global, in respect of 50 percent of the number of Aspire Global shares tendered by such shareholder, SEK 111.00 in cash per Aspire Global share, and, in respect of the remaining 50 percent of the number of Aspire Global shares tendered by such shareholder, 0.320 shares in NeoGames per Aspire Global share, in the form of SDRs. Due to the volatility in the market price of NeoGames’ shares, Aspire Global shareholders cannot be sure of the total value, at the time of settlement of the Offer, of the NeoGames shares in the form of SDRs that are issued as consideration in the Offer, which may decrease. Accordingly, the value of the NeoGames share (which is denominated in USD) that Aspire Global shareholders will receive upon settlement of the Offer will depend on the market value of the NeoGames share at the time of settlement of the Offer, which may be lower or higher than SEK 71.05, being NeoGames’ closing price on 14 January 2022 (i.e., the last day of trading prior to the announcement of the Offer) based on a SEK to USD foreign exchange rate of 0.111. Fluctuations in the exchange rate between USD and SEK may further affect the value in SEK of NeoGames’ shares in the form of SDRs, which are issued as consideration in the Offer, at the time of settlement of the Offer as compared to the value in SEK of the NeoGames share on the last trading day prior to the announcement of the Offer. There will be no adjustment to the Offer consideration based on fluctuations in the market price of NeoGames’ shares or foreign exchange rates.

The uncertainties associated with NeoGames’ combination with Aspire Global may cause key employees to leave Aspire Global or NeoGames.

While NeoGames does not intend to make any material changes to either NeoGames’ or Aspire Global’s employee base, terms of employment or locations in the near-term, NeoGames’ and Aspire Global’s employees may perceive uncertainty about their future role with the Combined Company until strategies with regard to the combined businesses are announced or executed. Employee retention may be particularly challenging as NeoGames’ and Aspire Global’s employees may experience frustrations during the integration process and uncertainty about their future roles with NeoGames following the completion of the Offer. For the combination to be successful, NeoGames and Aspire Global must continue to retain and motivate key employees during the period before the Offer is completed. Furthermore, after the Offer is completed, NeoGames must be successful at retaining and motivating key employees in order for the benefits of the combination to be fully realized. If key employees depart, for example, because of the uncertainty and difficulty of integration and/or a desire not to become employees of NeoGames after the Offer is completed, NeoGames may incur significant costs in identifying, hiring, and retaining replacements for departing employees, or customer relationships may suffer, which could substantially reduce or delay NeoGames’ ability to realize the anticipated benefits of the combination and could have a material adverse effect on NeoGames’ and Aspire Global’s businesses, financial condition and results of operations.

4 | NeoGames’ offer to the shareholders in Aspire Global

Holders of Aspire Global shares that do not accept the Offer and whose Aspire Global shares are acquired in the compulsory acquisition proceeding may not receive consideration for their Aspire Global shares for a significant period of time after completion of the Offer.

In the event that NeoGames obtains not less than 90 percent, but less than 100 percent, of the outstanding Aspire Global shares, and provided that Aspire Global’s articles of association are amended in accordance with the conditions for the completion of the Offer, NeoGames intends to commence a compulsory acquisition proceeding in accordance with Aspire Global’s amended articles of association in order to acquire all remaining Aspire Global shares. It may take several months from initiation of the compulsory acquisition proceeding until the procedure has been fully completed. Consequently, holders of Aspire Global shares that do not accept the Offer and whose Aspire Global shares are subsequently acquired in the compulsory acquisition proceeding may not receive consideration for their Aspire Global shares for a significant period of time after completion of the Offer.

The payment of the full cash component of the Offer consideration under the Conditional Alternative may be uncertain.

The Offer consideration for the shares in Aspire Global may take the form of either of the two consideration alternatives, the Base Case Alternative and the Conditional Alternative. The cash component of the consideration payable under the Conditional Alternative is dependent on the distribution of dividends by Aspire Global. In order for final dividends to be paid to the shareholders of Aspire Global, there must be profits available for distribution in accordance with the provisions of the Companies Act (Chapter 386 of the laws of Malta), and the board of directors of Aspire Global must propose, by board resolution, the declaration and distribution of a dividend, after which the general meeting of shareholders of Aspire Global must resolve to adopt the board of directors’ proposal. In order for interim dividends to be paid to shareholders of Aspire Global (that is, dividends which are not final dividends), there must be profits available for distribution in accordance with the provisions of the Companies Act (Chapter 386 of the laws of Malta), and the board of directors of Aspire Global must approve, by board resolution, the declaration and distribution of a dividend. Thus, there can be no assurances as to the timing of the payment of the full cash component under the Conditional Alternative or whether it will be paid at all. It should be noted that this does not apply to the payment of cash consideration under the Base Case Alternative.

The Company may not be able to service its debt under its financing agreements in connection with the Offer, or the Company may otherwise be in breach of those arrangements.

In order to finance, among other things, part of the aggregate consideration payable by the Company pursuant to the Offer, the Company, NeoGames Connect S.à r.l. and NeoGames Connect Limited have entered into the Interim Facilities Agreement with the Interim Lenders (each as defined below). Notwithstanding the entry into the Interim Facilities Agreement, the Company will seek to negotiate and execute a long-form financing agreement prior to the closing date of the Offer to replace the Interim Facilities (each as defined below). In relation to this, the Company and NeoGames Connect S.à r.l. also entered into the Commitment Letter (as defined below). Pursuant to the terms of the Commitment Letter, BXC (as defined below) has committed to make available, in connection with the Offer, the Senior Facilities (as defined below) which shall be documented pursuant to the Senior Facilities Agreement (as defined below). If no Interim Facility has been funded prior to such time, the Interim Facility Agreement shall automatically terminate on the date on which the Senior Facilities Agreement is signed and each initial condition precedent thereunder is irrevocably satisfied or waived as evidenced by delivery of a duly signed and unqualified conditions precedent letter thereunder.

5 | NeoGames’ offer to the shareholders in Aspire Global

Upon consummation of the Offer, the Company will have outstanding indebtedness with debt service requirements. The Company’s ability to meet its debt service obligations will depend on its future operating and financial performance, which in turn depends on the Company’s ability to successfully implement its business strategy as well as general economic, financial, competitive, regulatory and other factors. If the Company does not generate sufficient cash to service its debt under the Interim Facilities Agreement (or, to the extent entered into, the Senior Facilities Agreement) or if the Company fails to meet other obligations under the Interim Facilities Agreement (or, to the extent entered into, the Senior Facilities Agreement), the Company may be in default, which may entitle the Interim Lenders (or, in the case of the Senior Facilities, the Lenders (as defined below)), as applicable, to certain rights and remedies against the Company, and such rights and remedies may have a material adverse effect on the Company’s business and financial results. In addition, the final maturity date of the Interim Facilities is 90 days after the date on which the first drawdown of Interim Facility 1 (as defined below) occurs (by which date, the Interim Facilities would need to be replaced and refinanced).

If the closing date in the Offer has not occurred on or before the date falling eight months after (and excluding) 17 January 2022 and the Interim Lenders (or, in the case of the Senior Facilities, the Lenders) do not agree to extend such period, the Interim Facilities (or, as the case may be, the Senior Facilities) will no longer be available to be drawn.

The Interim Facilities Agreement contains (and the Senior Facilities Agreement is expected to contain) customary affirmative and negative covenants which may restrict the Company’s ability to operate its business (including, in the case of the Senior Facilities Agreement, a financial maintenance covenant). The Company’s failure to comply with these covenants could result in an event of default that could materially and adversely affect the Company’s financial condition and results of operations.

In the event of a default under the Interim Facilities Agreement (or, to the extent entered into, the Senior Facilities Agreement), that is not cured or waived, the Interim Lenders (or, in the case of the Senior Facilities, the Lenders) could take certain actions, including terminating their commitments, declaring all amounts that the Company has borrowed under the Interim Facilities Agreement (or, to the extent entered into, the Senior Facilities Agreement), to be due and payable, together with accrued and unpaid interest (and other fees) and/or enforce the Interim Security (as defined below) (or, in the case of the Senior Facilities, security in favor of the Lenders under the Senior Facilities Agreement). If the debt under the Interim Facilities Agreement, the Senior Facilities Agreement or any other material financing arrangement that the Company has entered into or will subsequently enter into were to be accelerated, the Company’s assets may be insufficient to repay the indebtedness in full. Any such actions could force the Company into bankruptcy or liquidation, and the Company might not be able to repay its obligations in such an event.

As of the date hereof, the Company has incurred costs in an amount of approximately USD 1.6 million in connection with the financing agreements with Blackstone. The Company has not incurred costs in connection with the FX Hedging Transaction. The costs of the FX Hedging Transaction will be incurred only upon completion of the Offer.

6 | NeoGames’ offer to the shareholders in Aspire Global

The Offer to the shareholders of Aspire Global

Introduction

On 17 January 2022, NeoGames1 (“NeoGames”) announced a recommended public offer to the shareholders of Aspire Global2 (“Aspire Global”) to tender all their shares in Aspire Global to NeoGames for a consideration consisting of a combination of cash and newly issued shares in NeoGames in the form of Swedish depository receipts (the “Offer”). Certain shareholders in Aspire Global, who in aggregate own shares corresponding to 66.96 percent of all shares and votes in Aspire Global,3 have entered into irrevocable undertakings that enable the other shareholders in Aspire Global who elect to receive as much cash consideration as possible under the Mix & Match Facility (as defined below) to receive 100 percent cash consideration of SEK 111.00 in cash per share in Aspire Global, representing a premium of 41.40 percent compared to the closing price as of the day for announcement of SEK 78.50 for Aspire Global’s share.

The shares in Aspire Global are admitted to trading on Nasdaq First North Premier Growth Market (“Nasdaq First North”). The shares in NeoGames are admitted to trading in the United States on the Nasdaq Stock Exchange, Global Market tier (the “Nasdaq Stock Exchange”).

Consideration

The consideration in the Offer for the shares in Aspire Global consists of a combination of shares in NeoGames in the form of Swedish depository receipts (“SDRs”) and cash. Shareholders in Aspire Global may elect to tender in the Offer pursuant to either of two consideration alternatives, the Base Case Alternative and the Conditional Alternative.

1 A Luxembourg société anonyme (reg. no B186309), domiciled in Luxembourg.

2 A Maltese public limited company (reg. no. C 80711), domiciled in Malta.

3 Based on 7.6 million NeoGames shares issued to Aspire Global shareholders and 26,641,667 NeoGames shares (based on an average diluted number of NeoGames ordinary shares outstanding during the NeoGames quarter ended 30 September 2021).

The Base Case Alternative

Subject to the potential adjustment of each individual Aspire Global shareholder’s consideration due to elections made under the Mix & Match Facility described below, NeoGames is offering each shareholder in Aspire Global the following:

●	in respect of 50 percent of the number of shares in Aspire Global tendered by such shareholder: SEK 111.00 in cash per share in Aspire Global; and

●	in respect of the remaining 50 percent of the number of shares in Aspire Global tendered by such shareholder: 0.320 shares in NeoGames per share in Aspire Global in the form of SDRs.

The Mix & Match Facility for Aspire Global’s shareholders

As part of the Base Case Alternative, NeoGames offers Aspire Global’s shareholders a Mix & Match Facility, through which each shareholder in Aspire Global is, subject to restrictions set out below, given the possibility, should the shareholder prefer a deviation from the Base Case Alternative, to elect either:

i.)	to receive as much consideration in cash as possible for tendered Aspire Global shares (in addition to the default cash entitlement of SEK 111.00 per Aspire Global share in respect of 50 percent of the number of Aspire Global shares tendered), and thus as little consideration in shares as possible; or

ii.)	to receive as much consideration in shares in NeoGames in the form of SDRs as possible for tendered Aspire Global shares (in addition to the default share entitlement of 0.320 shares in NeoGames in the form of SDRs per Aspire Global share in respect of 50 percent of the number of Aspire Global shares tendered), and thus as little in cash consideration as possible.

In aggregate, up to a total of approximately 7.6 million new shares in NeoGames represented by a corresponding number of SDRs will be issued, and up to a total of SEK 2,636 million will be paid in cash as consideration for the shares in Aspire Global.4 This proportion between cash and shares will not be varied as a result of individual elections made under the Mix & Match Facility. In order for individual shareholders in Aspire Global to receive a higher proportion of a certain elected consideration alternative under the Mix & Match Facility other shareholders must have made the reverse elections to corresponding extent. Shareholders in Aspire Global who in aggregate own 31,240,839 shares corresponding to 66.96 percent of all shares and votes in Aspire Global (see “Undertakings from shareholders in Aspire Global” below) have irrevocably undertaken to accept the Offer and to elect the Conditional Alternative in the Offer. Therefore, any other shareholders may receive full consideration in cash for shares tendered in the Offer, if they elect to receive as much consideration in cash as possible under the Mix & Match Facility.

7 | NeoGames’ offer to the shareholders in Aspire Global

In the event that NeoGames, after the acceptance period, declares the Offer unconditional and thereafter extends the acceptance period, it will for practical reasons not be possible to cater for elections made under the Mix & Match Facility with regard to acceptances received after the initial acceptance period. Shareholders in Aspire Global accepting the Offer during a potential extension after the Offer has been declared unconditional will thus receive the Base Case Alternative in the Offer, consisting of 50 percent cash and 50 percent NeoGames shares in the form of SDRs. The shareholders in Aspire Global are made aware that the value of the share consideration will change over time in line with the NeoGames share price, entailing that elections made under the Mix & Match Facility may result in higher or lower value per Aspire Global share than the Base Case Alternative.

In case tenders made by Aspire Global’s shareholders under the Mix & Match Facility are not fully matched, they will be scaled down on a pro rata basis in relation to the number of shares tendered by the respective shareholder.

4 Based on full acceptance in the Offer. At a lower acceptance level, the number of shares to be issued, and the total amount of cash to be paid, will be reduced proportionately to maintain the aggregate proportions between NeoGames shares and cash paid in the Offer.

The Conditional Alternative

As an alternative to the Base Case Alternative, NeoGames is offering each shareholder in Aspire Global the following in respect of 100 percent of the number of Aspire Global shares tendered by such shareholder, and for each such Aspire Global share:

i.)	at settlement of the Offer: 0.320 shares in NeoGames or such lower prorated number of shares in NeoGames, in the form of SDRs, that may follow as a result of other shareholders’ elections under the Mix & Match Facility and the maximum number of shares in NeoGames that will be issued as consideration in the Offer, and

ii.)	provided that less than 0.320 shares in NeoGames for each Aspire Global share has been received pursuant to (i) above and conditional upon the payment of future dividends from Aspire Global to NeoGames in a corresponding aggregate amount (net of any dividend tax) after Aspire Global has become a wholly owned subsidiary of NeoGames: an additional cash purchase price for each Aspire Global share amounting to the difference between the value of the share consideration delivered pursuant to (i) above (where 0.320 shares in NeoGames shall be deemed to have a value of SEK 111.00) and SEK 111.00, payable in cash in connection with such potential future dividends being paid. Accordingly, the maximum aggregate value that can be received under the Conditional Alternative can never exceed the value received under the Base Case Alternative. The Conditional Alternative facilitates for NeoGames to pay SEK 111.00 to all shareholders that elect to receive as much cash consideration as possible under the Mix & Match Facility in the Base Case Alternative.

No commission will be charged in respect of the settlement of the Aspire Global shares tendered to NeoGames under the Offer.

The offered consideration alternatives will be adjusted should Aspire Global or NeoGames distribute dividends or in any other way distribute or transfer value to their respective shareholders before settlement has taken place in relation to the Offer. The consideration will accordingly be reduced by a corresponding amount per share for each such dividend or value transfer distributed by Aspire Global, or increased by a corresponding amount per share for each such dividend or value transfer distributed by NeoGames. Furthermore, should the acceleration of all current outstanding incentive programs in Aspire Global, as well as any other warrants/options issued by Aspire Global, result in the creation of more than 828,094 new Aspire Global shares (see section “Share options granted by Aspire Global to participants in Aspire Global’s incentive programs” below), the consideration in the Offer will be reduced such that the total consideration for all shares in Aspire Global in the Offer does not change, unless the Offer is instead withdrawn on the basis that the third condition for completion listed below has not been, or could not be, met.

8 | NeoGames’ offer to the shareholders in Aspire Global

Premiums

Provided that 100 percent cash consideration is elected under the Mix & Match Facility, the Base Case Alternative represents a premium of:

●	approximately 41.40 percent compared to the closing price of SEK 78.50 for Aspire Global’s share on Nasdaq First North on 17 January 2022, being the last day of trading before the announcement of the Offer;

●	approximately 36.58 percent compared to the volume-weighted average trading price of SEK 81.27 for Aspire Global’s share on Nasdaq First North during the last 30 trading days before the announcement of the Offer; and

●	approximately 52.81 percent compared to the volume-weighted average trading price of SEK 72.64 for Aspire Global’s share on Nasdaq First North during the last 180 trading days before the announcement of the Offer.

Provided that consideration is received with 50 percent shares and 50 percent cash, the Base Case Alternative represents a premium of:

●	approximately 15.96 percent compared to the closing price of SEK 78.50 for Aspire Global’s share on Nasdaq First North on 17 January 2022, being the last day of trading before the announcement of the Offer;

●	approximately 12.00 percent compared to the volume-weighted average trading price of SEK 81.27 for Aspire Global’s share on Nasdaq First North during the last 30 trading days before the announcement of the Offer; and

●	approximately 25.31 percent compared to the volume-weighted average trading price of SEK 72.64 for Aspire Global’s share on Nasdaq First North during the last 180 trading days before the announcement of the Offer.

Provided that 100 percent share consideration is received under the Conditional Alternative and thus no future conditional payment is made, the Conditional Alternative represents a discount of:

●	approximately 9.49 percent compared to the closing price of SEK 78.50 for Aspire Global’s share on Nasdaq First North on 17 January 2022, being the last day of trading before the announcement of the Offer;

●	approximately 12.57 percent compared to the volume-weighted average trading price of SEK 81.27 for Aspire Global’s share on Nasdaq First North during the last 30 trading days before the announcement of the Offer; and

●	approximately 2.18 percent compared to the volume-weighted average trading price of SEK 72.64 for Aspire Global’s share on Nasdaq First North during the last 180 trading days before the announcement of the Offer.

Fractions

No fractions of NeoGames shares will be delivered to shareholders in Aspire Global accepting the Offer. If a shareholder in Aspire Global tenders a number of Aspire Global shares in the Offer and the share consideration to be delivered in the form of SDRs for these shares does not amount to an even number of full new NeoGames shares, consideration for excess fractions of shares will be paid in cash.

Total value of the Offer

The Offer values each Aspire Global share at SEK 91.03 and the total value of the Offer, based on all 46,658,404 shares in Aspire Global as well as 828,094 additional shares in Aspire Global supposing acceleration of current outstanding incentive programs in Aspire Global, amounts to approximately SEK 4,322 million, based on the closing price of the NeoGames share as of 14 January 2022.5

9 | NeoGames’ offer to the shareholders in Aspire Global

Financing of the Offer

On 17 January 2022, NeoGames, NeoGames Connect S.à r.l. (the “Borrower”) and NeoGames Connect Limited entered into an interim facilities agreement (the “Interim Facilities Agreement”) with Blackstone Private Credit Fund, GSO ESDF II (Luxembourg) Holdco S.à r.l., GSO ESDF II (Luxembourg), Levered Holdco II S.à r.l., GSO ESDF II (Luxembourg) Levered Holdco I S.à r.l. and G QCM (Luxembourg) Holdco S.à r.l. (together, the “Interim Lenders”) pursuant to which the Interim Lenders agreed to make available, on a customary certain funds basis, interim term facilities in connection with the Offer.

Under the terms of the Interim Facilities Agreement, the Interim Lenders agreed to make available to the Borrower interim term loan facility tranches in the amounts equal to EUR 187.7 million (“Interim Facility 1”) and EUR 13.1 million (“Interim Facility 2”, and Interim Facility 1 and Interim Facility 2 together being the “Interim Facilities”). Each loan drawn under the Interim Facilities will bear interest at a rate of EURIBOR plus 6.25 percent per annum. Original issue discount shall apply on the loans drawn under the Interim Facilities pursuant to the terms of the Interim Facilities Agreement and ancillary documentation.

The proceeds of loans drawn under the Interim Facilities are to be applied towards, among other things, financing part of the aggregate consideration payable by NeoGames pursuant to the Offer and/or refinancing existing indebtedness.

Interim Facility 1 shall be available to be drawn, subject to satisfaction of the conditions precedent set out in the Interim Facilities Agreement, from the date of the Interim Facilities Agreement to 11.59 p.m. in

5 The value of the Offer is based on a closing price of the NeoGames share of USD 24.62 per share on the Nasdaq Stock Exchange on 14 January 2022 and a SEK to USD foreign exchange rate of 0.111. As at the day prior to the publication of this offer document (i.e., 25 April 2022), the closing price of the NeoGames share on the Nasdaq Stock Exchange was USD 11.93 per share. Please note that the price of the NeoGames share may fluctuate in the future.

London on the earlier of (a) the first date on which both initial settlement under the Offer has occurred and an initial drawdown has occurred under Interim Facility 1 (together being the “Closing Date”); (b) the date on which the Offer (as extended or revised from time to time) irrevocably lapses or terminates, or is permanently withdrawn by NeoGames; and (c) if the Closing Date has not occurred on or before such date, the date falling eight months after (and excluding) 17 January 2022, or, in each case, such later time and date as agreed by the Interim Lenders (acting reasonably and in good faith). Interim Facility 2 shall be available to be drawn from the date of initial utilization of Interim Facility 1 through to the final repayment date of Interim Facility 2.

The final maturity date of the Interim Facilities is 90 days after the date on which the first drawdown of Interim Facility 1 occurs (by which date, the Interim Facilities would need to be replaced and refinanced).

The Interim Facilities Agreement contains customary representations and warranties, affirmative and negative covenants (including covenants in respect of financial indebtedness, disposals, security, permitted holding company activity, dividends and share redemption, acquisitions and mergers and conduct of the Offer), indemnities and events of default, each with appropriate carve-outs and materiality thresholds. In addition, NeoGames, the Borrower and NeoGames Connect Limited have each given a customary guarantee in favor of the Interim Lenders under the terms of the Interim Facilities Agreement.

As a condition precedent to the first drawdown of the Interim Facilities, the Interim Lenders have received the benefit of security including share security over the Borrower and NeoGames Connect Limited, security over certain bank accounts and security over certain material intercompany receivables.

Notwithstanding the entry into the Interim Facilities Agreement, NeoGames will seek to negotiate and execute a long-form financing agreement prior to the Closing Date to replace the Interim Facilities. In relation to this, on 17 January 2022, NeoGames and the Borrower also entered into a commitment letter with Blackstone Alternative Credit Advisors LP (“BXC”) in connection with the Offer (the “Commitment Letter”). Pursuant to the terms of the Commitment Letter, BXC has committed, on a customary certain funds basis, to make available, in connection with the Offer, the Senior Facilities (as defined below). The annexures to the Commitment Letter include (among other things) an agreed form term sheet (the “Term Sheet”) setting out the details of the expected terms of a senior facilities agreement (the “Senior Facilities Agreement”) pursuant to which the Senior Facilities shall be made available. If no Interim Facility has been funded prior to such time, the Interim Facility Agreement shall automatically terminate on the date on which the Senior Facilities Agreement is signed and each initial condition precedent thereunder is irrevocably satisfied or waived as evidenced by delivery of a duly signed and unqualified conditions precedent letter thereunder.

10 | NeoGames’ offer to the shareholders in Aspire Global

The Term Sheet provides that the Senior Facilities Agreement shall include term loan facility tranches in the amounts equal to the Interim Facilities (together being the “Senior Facilities”). Each loan drawn under the Senior Facilities will bear interest at a rate of EURIBOR plus 6.25 percent per annum. Original issue discount shall apply on the loans drawn under the Senior Facilities pursuant to the terms of the Senior Facilities Agreement and ancillary documentation.

Pursuant to the Term Sheet, the terms of the Senior Facilities Agreement shall contain customary representations and warranties, affirmative and negative covenants (including covenants in respect of financial indebtedness, disposals, security, permitted holding company activity, dividends and share redemption, acquisitions and mergers and conduct of the Offer), indemnities and events of default, each with appropriate carve-outs and materiality thresholds.

The Term Sheet additionally provides that NeoGames and certain of its subsidiaries (other than those subsidiaries located in Czech Republic, Ukraine and any other jurisdiction agreed between NeoGames and the lenders under the Senior Facilities Agreement (the “Lenders”) prior to the date of signing the Senior Facilities Agreement) shall grant certain guarantees in favor of the Lenders. In addition, security in favor of the Lenders shall also be granted by such members of the NeoGames group over shares (and other ownership interests) owned in certain subsidiaries, certain material intercompany receivables, certain material bank accounts, certain material intellectual property and, in the case of subsidiaries located in England and Wales and the United States (amongst other jurisdictions to be agreed), substantially all of such member of the NeoGames group’s assets (subject to customary exceptions).

The loans drawn under the Interim Facilities or Senior Facilities, as applicable, are in EUR but the consideration payable by NeoGames pursuant to the Offer is in SEK. Therefore, NeoGames entered into a deal contingent FX forward with Deutsche Bank AG (the “DC Bank”) on 17 January 2022 (the “FX Hedging Transaction”) under which NeoGames will receive the full SEK consideration from the DC Bank on or prior to the date of initial settlement under the Offer in exchange for an equivalent EUR amount to be calculated by reference to a pre-agreed exchange rate.

The Offer is financed in part by the Interim Facilities made available by the Interim Lenders, or if the Senior Facilities Agreement is signed and no Interim Facility has been funded prior to such time, then by the Senior Facilities made available by the Lenders. The remaining part of the consideration paid in cash pursuant to the Offer will be financed by cash available on NeoGames’ balance sheet at the time of the closing. As of the date hereof, NeoGames has incurred costs in an amount of approximately USD 1.6 million in connection with the financing agreements with Blackstone. NeoGames has not incurred costs in connection with the FX Hedging Transaction. The costs of the FX Hedging Transaction will be incurred only upon completion of the Offer.

The completion of the Offer is conditional upon the debt financing and the currency hedging (please refer to the ninth condition for completion listed below).

As part of the consideration in the Offer, NeoGames will issue up to a total of approximately 7.6 million new shares in NeoGames to the shareholders of Aspire Global as payment of the share consideration in the Offer, which would entail that Aspire Global’s shareholders will have an ownership interest of approximately 22.21 percent of the outstanding capital and votes in NeoGames, and correspondingly existing shareholders of NeoGames a remaining ownership interest of 77.796 percent of the outstanding capital and votes in NeoGames, assuming full acceptance of the Offer.7 The completion of the Offer is not conditional upon the issuance of the new NeoGames shares, as the issuance will be resolved by NeoGames’ board of directors under an authorization.

11 | NeoGames’ offer to the shareholders in Aspire Global

Acceptance level in the Offer

The Completion of the Offer is conditional upon, inter alia, the Offer being accepted to such extent that NeoGames becomes the owner of shares representing not less than 90 percent of the total amount of outstanding shares in Aspire Global. NeoGames reserves the right to waive the condition and to complete the Offer at a lower level of acceptance. For further information, see the section “Terms and conditions – Conditions for completion of the Offer”.

Recommendation from the Independent Bid Committee of Aspire Global

Aspire Global’s independent bid committee – consisting of the independent board members Carl Klingberg and Fredrik Burvall – has unanimously recommended the shareholders in Aspire Global to accept the Offer and elect the Base Case Alternative with full cash consideration pursuant to the Mix & Match Facility. Aspire Global’s independent bid committee has also recommended shareholders in Aspire Global who have a preference to receive shares in NeoGames to elect to receive such shares under the Base Case Alternative rather than the Conditional Alternative. Furthermore, Aspire Global’s independent bid committee has confirmed that it will work committedly for second and third conditions for completion listed below to be met.

6 Based on 7.6 million NeoGames shares issued to Aspire Global shareholders and 26,641,667 NeoGames shares (based on an average diluted number of NeoGames ordinary shares outstanding during the NeoGames quarter ended 30 September 2021).

7 It should be noted that some shareholders in Aspire Global (including the major shareholders Barak Matalon, Pinhas Zahavi, Elyahu Azur, Aharon Aran and Oded Gottfried) are also shareholders in NeoGames. Such shareholders have been regarded as shareholders in both Aspire Global and NeoGames for the purposes of this calculation.

The recommendation is supported by a fairness opinion from Öhrlings PricewaterhouseCoopers AB according to which the Base Case Alternative, enabling full cash consideration pursuant to the Mix & Match Facility, is fair to Aspire Global’s shareholders from a financial point of view, and none of the other consideration alternatives in the Offer are fair from a financial point of view at the current NeoGames share price. According to the fairness opinion, the Conditional Alternative is not fair to Aspire Global’s shareholders from a financial point of view.

Affiliated parties

Barak Matalon and Aharon Aran are board members in both NeoGames and Aspire Global and own 5,109,948 and 1,277,486 shares, respectively, in NeoGames as well as 12,048,000 and 3,000,000 shares, respectively, in Aspire Global. Oded Gottfried is Chief Technical Officer of NeoGames and owns 330,478 shares in NeoGames as well as 1,142,839 shares in Aspire Global. Barak Matalon, Aharon Aran and Oded Gottfried have irrevocably and unconditionally undertaken towards NeoGames to accept the Offer (see “Undertakings from shareholders in Aspire Global” below). Considering the aforementioned relationships and contractual arrangements, and in accordance with the Swedish Corporate Governance Board’s Takeover rules for certain trading platforms (the “Takeover Rules”), Barak Matalon and Aharon Aran have not participated, and will not participate, in NeoGames’ nor Aspire Global’s handling and evaluation of the Offer. Correspondingly, NeoGames’ board of directors has established an independent director committee to handle and evaluate the Offer without the involvement of Barak Matalon and Aharon Aran.

Furthermore, due to Barak Matalon and Aharon Aran being board members in Aspire Global, the so-called Management Buyout rules in Section IV of the Takeover Rules will apply to the Offer, which implies that Aspire Global’s independent bid committee shall obtain and publish a valuation or fairness opinion regarding the Offer from an independent expert and that the acceptance period of the Offer shall be at least four weeks long.

12 | NeoGames’ offer to the shareholders in Aspire Global

NeoGames’ shareholding in Aspire Global

Neither NeoGames nor any parties closely related to NeoGames8 own any shares or financial instruments in Aspire Global that give financial exposure to Aspire Global’s shares at the time of the announcement of the Offer, nor has NeoGames acquired or agreed to acquire any shares in Aspire Global or any financial instruments that give financial exposure to Aspire Global’s shares during the six months preceding the publication of the offer document.

NeoGames may acquire, or enter into arrangements to acquire, shares in Aspire Global outside the Offer, and any purchases made or arranged will be disclosed in accordance with applicable rules.

Undertakings from shareholders in Aspire Global

Barak Matalon, Pinhas Zahavi, Elyahu Azur, Aharon Aran and Oded Gottfried, who in aggregate own 31,240,839 shares corresponding to 66.96 percent of all shares and votes in Aspire Global, have irrevocably and unconditionally undertaken to accept the Offer. In order to enable all other shareholders to receive consideration in all cash under the Mix & Match Facility, they have irrevocably undertaken to elect the Conditional Alternative in the Offer, which will be prorated in relation to any other shareholders electing to receive more than 50 percent share consideration in the Offer.

Statement from the Swedish Securities Council

The Swedish Securities Council (Sw. Aktiemarknadsnämnden) has, in statement AMN 2022:02, granted NeoGames an extension for the period for preparing and publishing an offer document from six weeks after announcement of the Offer to eleven weeks after such date. Furthermore, the Swedish Securities Council has, in statement AMN

8 The term “parties closely related to NeoGames” shall have the meaning that follows from Rule I.3 of the Takeover Rules.

2022:13, granted NeoGames an additional extension of this period to fourteen weeks and one day after such date.

Approvals from authorities

The completion of the Offer is conditional upon, inter alia, all necessary clearances, approvals, decisions and other actions from authorities or similar, including approvals from gaming and competition authorities, being obtained, in each case on terms which, in NeoGames’ opinion, are acceptable. NeoGames’ current assessment is that the Offer is subject to such regulatory approvals from gaming authorities in Gibraltar and competition authorities in North Macedonia. NeoGames does currently not foresee any problems in obtaining such approvals before the end of the acceptance period.

Due diligence

NeoGames has been permitted by the independent bid committee of Aspire Global to carry out confirmatory due diligence review of Aspire Global in connection with the preparation of the Offer. NeoGames has been informed by Aspire Global that no information which is considered inside information according to Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse has been disclosed to NeoGames during the course of the due diligence review.

Share options granted by Aspire Global to participants in Aspire Global’s incentive programs

The Offer is made under the presumption, and is conditional upon, that all current outstanding incentive programs in the form of option plans in Aspire Global, as well as any other warrants/options issued by Aspire Global, are accelerated, and that such options are converted into not more than 828,094 shares in Aspire Global. Should the options, as well as any additional warrants/options issued by Aspire Global, be converted into more than the above-mentioned number of shares in Aspire Global, the consideration in the Offer will, unless the Offer is instead withdrawn on the basis of the third condition for completion listed above, be reduced such that the total consideration for all shares in Aspire Global in the Offer does not change.

13 | NeoGames’ offer to the shareholders in Aspire Global

Acceptance period and time plan

The acceptance period for the Offer commences on 27 April 2022 and ends on 25 May 2022. The outcome of the Offer is expected to be announced by way of a press release on 30 May 2022 and the expected settlement date is 14 June 2022.

NeoGames reserves the right to amend the acceptance period, as well as the settlement date. A notice of any such amendment will be announced by NeoGames by means of a press release in accordance with applicable rules and regulations. In the event that NeoGames, after the acceptance period, declares the Offer unconditional and thereafter extends the acceptance period, it will, as described above, for practical reasons not be possible to cater for elections made under the Mix & Match Facility with regard to acceptances received after the Offer has been declared unconditional. Shareholders in Aspire Global accepting the Offer during a potential extension after the Offer has been declared unconditional will thus receive the Base Case Alternative in the Offer, consisting of 50 percent cash and 50 percent NeoGames shares in the form of SDRs.

Governing law and disputes

The Offer, as well as any agreements entered into between NeoGames and the shareholders in Aspire Global as a result of the Offer, shall be governed and construed in accordance with substantive Swedish law. Any dispute concerning the Offer, or which arises in connection therewith, shall be settled exclusively by Swedish courts, with the Stockholm District Court (Sw. Stockholms tingsrätt) as first instance.

The Takeover Rules and the Swedish Securities Council’s statements and rulings regarding interpretation and application of the Takeover Rules, and, where applicable, the Swedish Securities Council’s interpretation and application of the formerly applicable Rules on Public Offers for the Acquisition of Shares issued by the Swedish Industry and Commerce Stock Exchange Committee (Sw. Näringslivets Börskommitté) are applicable to the Offer.

Advisors

In connection with the Offer, NeoGames has retained Stifel as financial and debt advisor, Hannes Snellman Attorneys Ltd as legal advisor in Sweden, Herzog Fox & Neeman as legal advisor in Israel, Latham & Watkins, LLP as legal advisor in the United States, Allen & Overy SCS as legal advisor in Luxembourg and Camilleri Preziosi Advocates as legal advisor in Malta.

14 | NeoGames’ offer to the shareholders in Aspire Global

Background and reasons for the Offer

Having thoroughly researched and landscaped the global gaming market for a best-in-class iGaming provider, NeoGames has identified Aspire Global as an ideal combination that would allow NeoGames to pursue sports and gaming initiatives globally for lottery customers and permit entry into the adjacent Total Addressable Markets (TAMs) of online sports betting and online gaming. NeoGames believes combining with Aspire Global and adding its proprietary technology, including a scalable Player Account Management (PAM) solution providing end-to-end solutions for a customer’s online business from regulation and compliance to payment processing, risk management, CRM, support and player value optimization combined with its games content and sports betting platform, provides strong strategic and operational rationale for a combination. Further, Aspire Global operates a pure B2B model, given its recent divestiture of its B2C operations. Aspire Global’s B2B operations, as reported by Aspire Global, have a history of revenue growth and operating profitability which provides strong financial rationale for a combination. NeoGames believes that the combination of award-winning products and service offerings across iLottery, online sports betting and iGaming, will uniquely position NeoGames, as a global multi-product leader, to further capitalize on industry growth, increase revenues from existing customers and offer a value proposition that would appeal to a wider array of customers globally.

The fact that both companies share a common origin and a common technology foundation will, we believe, allow us to benefit from revenue synergies efficiently. These shared roots also mean that both companies share important cultural and management values which again will smooth the transitional period.

NeoGames believes the proposed combination of NeoGames and Aspire Global could result in the following benefits to the combined business:

Technology and product offering enhancements elevating the go-to-market strategy

As lotteries around the world are seeking comprehensive turn-key solutions that include iLottery, online sports betting and iGaming products and services, it is NeoGames’ belief that the ability to provide a complete end-to-end solution is becoming an increasingly important consideration for lotteries around the world when selecting platform and content providers. The combination of iLottery, online sports betting and iGaming would create a comprehensive product offering that would enable NeoGames to compete and win contracts in markets where lotteries operate sports betting and iGaming, providing additional revenue opportunities. Furthermore, the combination would enhance NeoGames’ ability to address all aspects of its customers’ needs in-house, reducing the need for third party solutions.

Provides strategic opportunities to accelerate and diversify growth

NeoGames’ positioning in the U.S. as a leading iLottery platform provider, with technology platforms that are deployed and operational in over a dozen U.S. states across lotteries and gaming, could further facilitate and accelerate Aspire Global’s entry into the growing U.S. market. Further, Aspire Global’s online sports betting and iGaming operating capabilities with experience operating outside of the U.S. could assist NeoGames to establish a presence in the sports betting and iGaming verticals in emerging high growth regions, such as Latin America and Africa.

Diversified revenue streams and improved growth profile

Aspire Global’s complementary online sports betting and iGaming offering diversifies NeoGames’ revenue streams, both geographically and by product. NeoGames would be able to pursue sports and gaming initiatives globally for lottery customers and enter into the adjacent TAMs of online sports betting and online gaming. Together, NeoGames and Aspire Global operate across three continents globally. Combining the power of global reach with a comprehensive product offering, which brings efficient product development and faster new market launches, NeoGames believes meaningful revenue synergies could be realized over the long term. NeoGames believes that the combined product offering will better position the Combined Company to win contracts in markets that were previously inaccessible or require a highly competitive position.

15 | NeoGames’ offer to the shareholders in Aspire Global

Additionally, reducing third party costs and fees, eliminating duplicative public company costs, and aligning of research and development activities and general and administrative costs could potentially create cost synergies.

Committed to continued profitable growth

Both NeoGames and Aspire Global have operated separately as high growth and highly profitable entities for many years. The combination of the companies, and resulting reduced reliance on third party vendors improving margins, as well as increased TAM and growth profile, are expected to lead to additional opportunities to accelerate growth and to further expand already strong margins.

Enhanced management expertise

The Combined Company will be led and supported by the market-leading capabilities of an experienced, joint management team. Having worked together successfully in the past, NeoGames’ and Aspire Global’s management teams represent a strong cultural fit as each focus on innovation and a customer-centric approach to their respective markets and products.

NeoGames looks forward to working with Aspire Global’s highly experienced team. The quality of the team throughout the organization was one of the drivers for the Offer and as such NeoGames sees them as key to the future success of the Combined Company and intends to invest in their continued growth. The organizational structure of Aspire Global has provided a robust platform for growth, therefore NeoGames intends to create a new iGaming division that will encompass the entire existing operations of Aspire Global to support and push for the continued growth of the iGaming and sports betting verticals, while benefiting from overarching synergies.

The Combined Company is expected to be led by Moti Malul, who will continue as CEO, and Raviv Adler as CFO of NeoGames. Tsachi Maimon, the CEO of Aspire Global, is expected join NeoGames as President and lead the newly formed online gaming division. The current board of directors of NeoGames will remain in place and be responsible for governance of the combined entity.

NeoGames is expecting it will experience employee growth over time and is not anticipating significant redundancies in personnel. NeoGames plans to maintain separate business lines across products much as it is currently organized.

As set out above, NeoGames’ intention is to realize integration benefits of the combination. The integration of Aspire Global and NeoGames will therefore likely entail some changes to the organization, operation and employees of the combined group. The specific initiatives to be implemented will be determined following completion of the Offer pursuant to a detailed review of the combined businesses. Before completion of such review, it is too early to say which specific initiatives will be taken and which financial and other consequences these initiatives could be expected to have for NeoGames and Aspire Global. Except for what is stated above, there are currently no decisions on any changes to NeoGames’ or Aspire Global’s employees, management or existing organization and operations of Aspire Global, including terms of employment and location of business.

16 | NeoGames’ offer to the shareholders in Aspire Global

For further information, please refer to the information in this offer document, which has been prepared by the board of directors of NeoGames in connection with the Offer. The description of Aspire Global on pages 45–114 in the offer document has, in accordance with the statement on page 115, been reviewed by the board of directors of Aspire Global. The board of directors of NeoGames does not guarantee that the information included herein with respect to Aspire Global is accurate or complete and does not take any responsibility that such information is accurate and complete. Except for the information made public by Aspire Global, the board of directors of NeoGames assures (i) that, as far as the board is aware, the information contained in the offer document regarding NeoGames reflects the actual situation, and (ii) that the board has taken all reasonable precautionary measures to ensure that, as far as the board is aware, the information in the offer document relating to NeoGames and the Combined Company reflects the actual situation and that nothing has been omitted which might affect the content of the offer document.

26 April 2022

NeoGames S.A.

The Board of Directors

17 | NeoGames’ offer to the shareholders in Aspire Global

Terms and conditions of the Offer

Right to dividends

The newly issued shares in NeoGames carry right to dividends in accordance with the articles of association and beginning from the record date for dividend that occurs after the newly issued shares have been registered with the Luxembourg Business Registers and Euroclear Sweden (“Euroclear”). Payment of dividends is administered by Euroclear Sweden or, for nominee-registered shareholdings, in accordance with the procedures of the individual nominee. Entitlement to receive dividend is limited to shareholders registered in the shareholder register maintained by Euroclear Sweden on the record date determined by the general meeting.

Conditions for completion of the Offer

Completion of the Offer is conditional upon:

1.	the Offer being accepted to such extent that NeoGames becomes the owner of shares representing not less than 90 percent of the total number of outstanding shares in Aspire Global (on both a non-diluted and on a fully diluted basis);

2.	Aspire Global’s articles of association, prior to the end of the acceptance period in the Offer, being amended as to allow for NeoGames, having become the owner of not less than 90 percent of the total number of outstanding shares in Aspire Global carrying voting rights (on both a non-diluted and on a fully diluted basis), to acquire the shares in Aspire Global that have not been tendered in the Offer, for a consideration no higher than and, at the sole discretion of NeoGames, in the same form as the consideration paid per Aspire Global share in the Offer or in a form having the corresponding value consisting of cash alone or a combination of cash and non-cash consideration;

3.	that Aspire Global, prior to the end of the acceptance period in the Offer, resolves to accelerate the current incentive programs in Aspire Global and that all outstanding options thereunder, as well as any other warrants/options issued by

Aspire Global, are converted into new Aspire Global shares resulting in the creation of not more than 828,094 new Aspire Global shares;

4.	with respect to the Offer and completion of the acquisition of Aspire Global and Aspire Global maintaining its current licenses and approvals, all necessary regulatory, governmental or similar clearances, approvals, decisions and other actions from authorities or similar, including from gaming and competition authorities, being obtained, in each case on terms which, in NeoGames’ opinion, are acceptable;

5.	neither the Offer nor the acquisition of Aspire Global being rendered or reasonably expected to be rendered wholly or partially impossible or significantly impeded as a result of legislation or other regulation, any decision of a court or public authority, or any similar circumstance;

6.	no circumstances having occurred which have a material adverse effect or can reasonably be expected to have a material adverse effect on Aspire Global’s financial position or operations, including Aspire Global’s licenses and permits, sales, results, liquidity, solidity, equity or assets;

7.	no information made public by Aspire Global, or otherwise made available to NeoGames or its advisors by Aspire Global, being inaccurate, incomplete or misleading, and Aspire Global having made public all information which should have been made public;

8.	Aspire Global’s business being carried out in the ordinary course and consistent with past practice;

9.	that the payment of the funds under the debt financing of the Offer is made in accordance with the agreement with Blackstone Alternative Credit Advisors LP and that currency hedging is provided in accordance with the currency hedging arrangement with Deutsche Bank AG (see section “Financing of the Offer” below); and

10.	Aspire Global not taking any action that is likely to impair the prerequisites for making or completing the Offer.

18 | NeoGames’ offer to the shareholders in Aspire Global

NeoGames reserves the right to withdraw the Offer in the event that it is clear that any of the above conditions are not satisfied or cannot be satisfied. However, with regard to conditions 2–10 above, the Offer may only be withdrawn where the non-satisfaction of such condition is of material importance to NeoGames’ acquisition of Aspire Global or if otherwise approved by the Swedish Securities Council (Sw. Aktiemarknadsnämnden).

NeoGames reserves the right to waive, in whole or in part, one, several or all of the conditions set out above, including, with respect to condition 1, to complete the Offer at a lower acceptance level.

Acceptance

Directly registered holdings

Shareholders in Aspire Global whose shares are directly registered with Euroclear who wish to accept the Offer must, during the period from 27 April 2022 up to and including 25 May 2022, at 15:00 CEST, sign and submit a duly completed acceptance form to Mangold Fondkommission AB (“Mangold”) to the address that is pre-printed on the acceptance form.

The acceptance form must be submitted or sent by email or by mail in the enclosed pre-paid envelope, in ample time before the last day of the acceptance period so that it may be received by Mangold no later than 15:00 CEST 25 May 2022. The acceptance form may also be submitted to bank offices or other securities institutions in Sweden to be forwarded to Mangold, provided that this takes place in ample time so that it may be received by Mangold no later than the last day of the acceptance period of the Offer. If the acceptance form concerns another person than signed, inter alia a minor, the form “Guardians and Authorised Agents” must be completed and submitted together with the original acceptance form.

The securities account (Sw. VP-konto) and the current number of shares held in Aspire Global as of 1 April 2022 are pre-printed on the acceptance form which has been sent out together with the offer document to shareholders in Aspire Global who are directly registered. Shareholders should verify that the pre-printed information on the acceptance form is correct.

Note that acceptance forms which are incomplete or incorrectly completed will be disregarded.

Shareholders in Aspire Global who accept the Offer consent to Mangold delivering the shares to NeoGames in accordance with the terms and conditions of the Offer.

Nominee-registered holdings

Shareholders in Aspire Global whose holdings are registered in the name of a nominee, i.e., a bank or other nominee, will receive neither the offer document nor a pre-printed acceptance form. Such shareholders are instead requested to contact their nominee in order to obtain a copy of the offer document. Applications must be made in accordance with instructions received by the nominee.

Pledged shares

If shares in Aspire Global are pledged in the Euroclear system, both the shareholder and the pledgee must sign the acceptance form and confirm that the pledge will be terminated should the Offer be completed. The pledge over the relevant shares in Aspire Global must be de-registered in the Euroclear system at the time of delivery of the shares to NeoGames.

Offer document and acceptance form

This offer document, acceptance forms that are not pre-printed and the form “Guardians and Authorised Agents” may be obtained from Mangold, by calling +46 (0) 8 5030 5048.

The offer document, acceptance form and the form “Guardians and Authorised Agents” will also be available at Mangold’s website (www.mangold.se) and on NeoGames’ website (ir.neogames.com/offer-page).

Acceptance period and right to extend the Offer

The acceptance period for the Offer runs from and including 27 April 2022 to and including 25 May 2022.

NeoGames reserves the right to amend the acceptance period, as well as the settlement date. A notice of any such amendment will be announced by NeoGames by means of a press release in accordance with applicable rules and regulations. In the event that NeoGames, after the acceptance period, declares the Offer unconditional and thereafter extends the acceptance period, it will, as described above, for practical reasons not be possible to cater for elections made under the Mix & Match Facility with regard to acceptances received after the Offer has been declared unconditional. Shareholders in Aspire Global accepting the Offer during a potential extension after the Offer has been declared unconditional will thus receive the Base Case Alternative in the Offer, consisting of 50 percent cash and 50 percent NeoGames shares in the form of SDRs.

19 | NeoGames’ offer to the shareholders in Aspire Global

Right to withdraw acceptance

Shareholders of Aspire Global have the right to withdraw their acceptance of the Offer. To be valid, such withdrawal must have been received in writing by Mangold (at the address Engelbrektsplan 2, 114 34 Stockholm, Sweden) before NeoGames has announced that the conditions of the Offer have been fulfilled or, if such announcement has not been made during the acceptance period, not later than 15:00 CEST on the last day of the acceptance period. If conditions to the Offer, which NeoGames has reserved the right to waive, remain during an extension of the Offer, the right to withdraw an acceptance will apply in the same manner throughout any such extension of the Offer. Shareholders of Aspire Global holding nominee-registered shares wishing to withdraw acceptance shall do so in accordance with instructions from the nominee.

Confirmation of acceptance and transfer of shares in Aspire Global to blocked securities accounts

After Mangold has received and registered an acceptance form which has been duly completed, the shares in Aspire Global will be transferred to a new blocked securities account (Sw. apportkonto) which has been opened for each shareholder in Aspire Global. In connection hereto, Euroclear will send a notification (“VP-notice”) showing the number of shares in Aspire Global that have been removed from the original securities account and a VP-notice showing the number of shares in Aspire Global that have been entered in the newly opened blocked securities account.

Payment of consideration

Payment of consideration is expected to commence as soon as NeoGames announces that the conditions for the Offer have been fulfilled or NeoGames otherwise decides to complete the Offer. Assuming that such announcement takes place no later than on 30 May 2022, the expected settlement date is 14 June 2022. In connection with the settlement of consideration, the shares in Aspire Global will be removed from the blocked securities accounts, which will then be terminated. No VP-notice evidencing the removal from the blocked securities account will be sent.

Payment of consideration of newly issued shares in NeoGames in the form of SDRs will be effected by entering the shares on the securities account provided in the acceptance form and obtained from Euroclear.

The settlement amount will be paid to the yield account which is connected to the shareholder’s securities account, where the shares in Aspire Global were registered. Shareholders who do not have a yield account connected to their securities account will be contacted by Mangold and will need to provide additional information in order to receive the settlement amount.

NeoGames has reserved the right to extend the acceptance period, and to postpone payment of the consideration. Notice of any such extension or postponement will be published by NeoGames by way of press release. In the event of an extension of the acceptance period the payment of consideration to those shareholders who have already accepted the Offer will not be delayed.

If the holding is registered in the name of a nominee, settlement will be provided for by the nominee.

Fractions

No fractions of NeoGames shares will be delivered to shareholders in Aspire Global accepting the Offer. If a shareholder in Aspire Global tenders a number of Aspire Global shares in the Offer and the share consideration to be delivered in the form of SDRs for these shares does not amount to an even number of full new NeoGames shares, consideration for excess fractions of shares will be paid in cash.

20 | NeoGames’ offer to the shareholders in Aspire Global

Trading in NeoGames shares and the SDRs

NeoGames’ shares are admitted to trading in the United States on the Nasdaq Stock Exchange, Global Market tier, under the ticker symbol “NGMS” and ISIN LU2263803020. The shares issued as consideration in the Offer will also be subject to an application for the admission and introduction to trading on the Nasdaq Stock Exchange, Global Market tier, and the Company expects the first day of trading to be on or around 14 June 2022. However, the new shares will be held by Mangold until they are transferred to the shareholders in Aspire Global accepting the Offer through the conversion of the SDRs in accordance with the terms and conditions of the SDRs. Consequently, the shareholders in Aspire accepting the Offer will not be able to divest the shares represented by the SDRs received by them before the conversion is carried out. The SDRs, representing the shares issued as consideration in the Offer, will not be subject to an application for the admission and introduction to trading on any trading venue.

Termination of the SDR program

The SDR program is a temporary solution that is expected to be terminated twelve months after the issuance of SDRs. Upon termination, all holders of SDRs who have not yet converted their SDRs into ordinary shares and been entered as a direct shareholder in the VPC register (in own name or through a nominee), will automatically have their SDRs redeemed through Mangold, whereby the shares that the SDRs represent will be sold in the market and the net average sales proceeds will then be paid pro rata to the previous holders of such SDRs.

Compulsory acquisition and delisting

Provided that the second condition for completion of the Offer listed above is fulfilled and if NeoGames, whether in connection with the Offer or otherwise, acquires shares representing not less than 90 percent of the total number of shares in Aspire Global, NeoGames intends to initiate an acquisition of the remaining shares in accordance with Aspire Global’s amended articles of association. In connection therewith, NeoGames intends to promote a delisting of Aspire Global’s shares from Nasdaq First North.

Important information regarding NID and LEI

According to directive 2014/65/EU of the European Parliament and of the Council (MiFID II) and starting from 3 January 2018, all investors must have a global identification code in order to conduct a securities transaction. These requirements require legal entities to apply for registration of a LEI code (Legal Entity Identifier) and natural persons need to find their NID number (National ID or National Client Identifier) in order to be able to accept the Offer. Note that it is the shareholder’s legal status that determines whether a LEI code or a NID number is required, and that an issuing agent may be prevented from performing the transaction on behalf of the person in question if a LEI code or a NID number (as applicable) is not provided.

Legal entities who need to obtain a LEI code may contact one of the suppliers available on the market. Through this website, approved institutions for the global LEI system may be found: www.gleif.org/en/about-lei/how-to-get-an-lei-find-lei-issuing-organizations.

For natural persons who only hold a Swedish citizenship, the NID number consists of the designation “SE” followed by the person’s social security number. If the person in question holds a citizenship other than Swedish, or multiple citizenships, the NID number may be another kind of number. Apply for registration of a LEI code (legal entities) or find out the NID number (natural persons) in ample time, since this information is required in the acceptance form upon acceptance of the Offer.

Information regarding processing of personal data

Personal data that is submitted to Mangold, for example contact information and personal identification number, or which is otherwise registered in connection with preparation or administration of the Offer, is processed by Mangold, as controller of the personal data, for the administration and execution of the Offer.

21 | NeoGames’ offer to the shareholders in Aspire Global

Processing of personal data also takes place in order to enable Mangold to comply with its statutory duties.

Personal data may for a defined purpose, in observance of bank secrecy rules, occasionally be disclosed to other companies within the Mangold Group or to companies that Mangold co-operates with, within and outside of EU/EEA in accordance with EU’s approved and appropriate protective measures. In certain cases, Mangold is also subject to a statutory duty to provide information, e.g., to the SFSA and the Swedish Tax Agency. Similarly to the Swedish Securities Markets Act (Sw. lag 2007:528 om värdepappersmarknaden), the Banking and Financing Business Act (Sw. lagen (2004:297) om bank och finansieringsrörelse) contains confidentiality provisions according to which all of Mangold’s employees are bound by a duty of confidentiality with regard to clients of Mangold and other parties to whom services are provided. This duty of confidentiality also applies between and within the various companies in the Mangold. Information regarding what personal data is processed by Mangold, deletion of personal data, limitation on the processing of personal data, data portability or the rectification of personal data may be requested from Mangold’s data protection officer. It is also possible to contact the data protection officer to obtain further information on how Mangold processes personal data. If the participant wishes to make a complaint regarding Mangold’s processing of personal data, this participant is entitled to turn to the Swedish Authority for Privacy Protection in its capacity as supervisory authority.

Personal data shall be deleted if it is no longer needed for the purposes for which it was originally collected or otherwise processed, provided that Mangold has no legal obligation to preserve the personal data. The normal storage time for personal data is 10 years. The data protection officer may be contacted via the email: kundtjanst@mangold.se.

Other information

Mangold performs certain administrative services relating to the Offer. This does not mean that a person who accepts the Offer (the “Participant”) will be automatically regarded as customer of Mangold. A Participant will be regarded as customer only if Mangold has provided advice to the Participant or has otherwise contacted the Participant personally regarding the Offer, or if the Participant has accepted the Offer via Mangold’s offices, internet bank, or telephone bank.

If the Participant is not regarded as a customer, the rules regarding the protection of investors pursuant to the Swedish Securities Market Act (Sw. lag (2007:528) om värdepappersmarknaden) will not be applicable to the acceptance. This means, inter alia, that neither customer categorisation nor the appropriateness test will be performed with respect to the Offer. The Participant is therefore responsible for ensuring that it has sufficient experience and knowledge to understand the risks associated with the Offer.

Questions concerning the Offer

In case of questions concerning the Offer, please contact Mangold at the following telephone number: +46(0)8 5886 9480. Information is also available at Mangold’s website (www.mangold.se) and on NeoGames’ website (www.neogames.com).

22 | NeoGames’ offer to the shareholders in Aspire Global

General terms and conditions of the SDRs

The following is a description of the general terms and conditions for the Swedish depositary receipts (the “SDRs”) representing shares in NeoGames deposited with Mangold Fondkommission AB valid as at the date of this offer document. The general terms and conditions, as amended, are available on NeoGames’ website, ir.neogames.com/offer-page, and on Mangold’s website, www.mangold.com.

NeoGames S.A. (hereinafter referred to as the “Company”) has commissioned Mangold Fondkommission AB (hereinafter referred to as “Mangold”) to hold shares (hereinafter referred to as the “Shares”) in the Company in a custody account for the benefit of the depository receipt holders and to issue one (1) Swedish Depository Receipt (hereinafter referred to as the “SDR”) for each deposited Share in accordance with these General Terms and Conditions. The SDRs will be registered with Euroclear Sweden AB (hereinafter referred to as “Euroclear”).

1.	Deposit of Shares and registration, etc.

1.1	The Shares are deposited for the benefit of the depository receipt holders, as defined below, in a custody account with a bank appointed by Mangold (the “Sub-Custodian”). The Sub-Custodian is the registered owner of the Shares in its custody as evidenced by the entry of the Sub-Custodian’s name in the Company’s register of shareholders. These General Terms and Conditions shall govern the deposit of Shares and the issuance of SDRs. “Depository Receipt Holder” as set forth in these General Terms and Conditions means an owner of SDRs or his/her nominee.

1.2	For each deposited Share, Mangold shall issue one (1) SDR. Mangold will not accept deposits of fractions of Shares or of any other fractional rights.

1.3	Mangold and the Sub-Custodian may refuse to accept Shares for deposit under these general Terms and Conditions whenever notified that the Company has restricted transfer of such Shares to comply with any ownership or transfer restrictions under Swedish, Luxembourg or any other applicable law.

1.4	The SDRs shall be registered in a Swedish CSD register maintained by Euroclear (hereinafter referred to as the “VPC Register”) in accordance with the Swedish Central Securities Depositories and Financial Instruments Accounts Act (SFS 1998:1479). Thus, physical securities or other certificates representing the SDRs will not be issued.

2.	Deposit and withdrawal of Shares

2.1	Upon payment of all taxes, fees and costs payable in connection with a deposit of Shares, Shares may, after decision by the Company, be deposited under these General Terms and Conditions by delivery to Mangold or the Sub-Custodian together with appropriate instructions to Mangold as to the shareholder’s name, address and the shareholder’s or its nominee’s securities account in the VPC Register (Sw. VP-konto) (“VPC Account”) in which the SDRs are to be registered as well as any other information and documentation required under Swedish, Luxembourg or any other applicable law.

2.2	Applicable stamp duty payable in Luxembourg, if any, will be paid in Euro on the value of Shares being deposited at the applicable time. The term “EUR” or “Euro” shall mean the lawful currency of Luxembourg from time to time.

2.3	Upon payment of all taxes, fees and costs payable in connection with a withdrawal of Shares, Shares may, after decision by the Company, be withdrawn from the safe custody only if such withdrawal is not prohibited under Swedish, Luxembourg or any other applicable law, by a decision of a governmental authority, or under the Articles of Association of the Company in force from time to time.

2.4	After the completion of the Company’s public offer to the shareholders of Aspire Global plc, the SDRs are intended to be converted into Shares, and the Shares will be withdrawn from safe custody. Shares withdrawn from the safe custody will be delivered to a custody account designated by the Depository Receipt Holder or as agreed between the Depository Receipt Holder and Mangold, provided that the corresponding SDRs have been surrendered to and cancelled by Mangold in the VPC Register. Applicable stamp duty payable in Luxembourg, if any, will be paid in EUR on the value of Shares being withdrawn at the applicable time.

23 | NeoGames’ offer to the shareholders in Aspire Global

2.5	Deposit and withdrawal of Shares pursuant to this Section 2 may only be made via Mangold in Sweden.

2.6	Deposit and withdrawal of Shares pursuant to this Section 2, is not allowed during a ten (10) day period from the Record Date of a shareholders’ meeting to the date of the shareholders’ meeting.

2.7	Mangold is entitled to compensation from a Depository Receipt Holder for all fees and costs in connection with deposit and withdrawal pursuant to this Section 2, in accordance with the price list applied by Mangold from time to time.

2.8	A Depository Receipt Holder who wants to convert his or her SDRs into Shares needs to follow the instructions from his or her broker or financial institution acting as nominee. To be able to receive the Shares after the conversion of the SDRs, the Depository Receipt Holder needs to have a nominee registered custody account, an investment savings account or an endowment insurance (banks, stockbrokers and online brokers offer these types of accounts) which can hold the Shares. If the Depository Receipt Holder does not have such account(s), he or she needs to open such account to be able to receive the Shares after the conversion of the SDRs.

2.9	For the purpose of holding the SDRs before the conversion of SDRs into Shares, the Depository Receipt Holder needs to have a nominee registered custody account (banks, stockbrokers and online brokers offer these types of accounts) or a VPC Account which can hold the SDRs before the conversion into Shares.

2.10	VPC Accounts can be established with authorized VPC registrars, who can be Swedish banks, authorized securities brokers in Sweden and Swedish branches of credit institutions established within the EEA. Establishment of a VPC Account requires verification of identity to the VPC registrar in accordance with anti-money laundering rules and regulation. However, non-Swedish investors may use nominee VPC Accounts registered in the name of a nominee authorized by the Swedish Financial Supervisory Authority.

2.11	If a Depository Receipt Holder does not have a nominee registered custody account, an investment savings account or endowment insurance, and a VPC Account (ordinary or nominee account), the Depository Receipt Holder cannot convert his or her SDRs into Shares and risks owning SDRs that the Depository Receipt Holder cannot trade with on any stock exchange or other trading venue. This applies to directly registered shareholders who have not opened an account of above-mentioned account types and transferred the SDRs to such account.

2.12	Conversions will be reimbursed by the Company during a period of 30 calendar days following the delivery of SDRs to the relevant Aspire Global plc shareholders. Thereafter, a conversion fee of SEK 2,500 will be charged for each conversion.

2.13	In connection with the termination of the SDR program, Aspire Global plc shareholders, who at the time of termination still have not converted their SDRs into Shares in the Company, will be subject to forced conversion in which their SDRs will be converted into Shares in the Company. There will not emanate any conversion fee for individual Aspire Global plc shareholders who have received SDRs as consideration in the Company’s public offer to the shareholders of Aspire Global plc and who, at the date of termination, still have not converted their SDRs into Shares in the Company. The Company will carry the cost of conversion in the forced conversion in connection with the termination of the SDR program.

24 | NeoGames’ offer to the shareholders in Aspire Global

3.	Transfer and pledging, etc.

Deposited Shares may only be transferred or pledged through a transfer or pledge of SDRs. With respect to transfers and pledges of SDRs, the provisions set forth in Chapter 6 of the Swedish Central Securities Depositories and Financial Instruments Accounts Act shall apply.

4.	Record Date

Mangold shall, in consultation with the Company, decide upon the date (“Record Date”) which shall be applied by Mangold for the determination of those Depository Receipt Holders who are entitled to receive cash or other property out of dividends distributed on the Shares (“Dividends”), to participate and vote at shareholders meetings, to receive Shares in connection with bonus issues, and to otherwise exercise those rights which normally accrue to shareholders in the Company. It is the Company’s and Mangold’s intention, where practically feasible, that the Record Date in Sweden for Dividends and other rights in accordance with the above shall correspond to the record date in Luxembourg.

5.	Dividends and taxes, etc.

5.1	The payment of Dividends when made in cash shall take place in SEK to those persons or nominees who, on the Record Date, are registered in the VPC Register as Depository Receipt Holders or rights holders in respect of Dividends. The term SEK shall mean the lawful currency of Sweden from time to time.

5.2	In conjunction with every distribution, Mangold shall, in consultation with the Company, determine the date of the payment of Dividends (“Payment Date”). Payment of Dividends to Depository Receipt Holders or holders of other rights to the Dividend, shall take place on the Payment Date through Euroclear and in accordance with the rules and regulations applied by Euroclear from time to time.

5.3	Mangold shall convert Dividends in foreign currency into SEK in accordance with the exchange rates applied by Mangold from time to time, which shall be set in accordance with public market rates, prior to payment taking place. The conversion of foreign currency into SEK shall take place three (3) banking days before the Payment Date. The Dividend amount distributed per SDR will be rounded down to the nearest whole öre.

5.4	The payment of Dividends to Depository Receipt Holders shall be made without any deduction of any costs, fees, or equivalents thereto which are related to the Company, Mangold, the Sub-Custodian or any of their respective agents. However, deductions shall be made for Swedish preliminary income tax, withholding tax or other taxes which are to be withheld pursuant to Swedish law or agreements with foreign tax authorities as well as for any taxes which may be imposed pursuant to Swedish, Luxembourg or any other applicable law.

5.5	In conjunction with payment of Dividends to Depository Receipt Holders, the Company, Mangold, the Sub-Custodian or any other party shall withhold and pay to the tax authorities in Luxembourg any required tax amount, should there be any such taxes imposed. In the event the Company, Mangold or the Sub-Custodian or representatives or agents of the foregoing determine that Dividends in cash, shares, rights, or other property are subject to taxation or other public fees which must be withheld, the Company, Mangold or representatives or agents of any of the foregoing shall be entitled to withhold cash amounts or sell all or part of the property as is financially and practically necessary to sell in order to be able to pay those taxes and fees. The remaining proceeds, following deduction of taxes and fees, shall be paid by Mangold to the Depository Receipt Holders who are entitled thereto. Depository Receipt Holders shall be liable for deficiencies which may arise in conjunction with sale pursuant to the above.

5.6	Mangold shall attempt to provide the Depository Receipt Holders with any information Mangold has in its possession and which the Depository Receipt Holders might reasonably request in order to enjoy such benefits as are granted pursuant to the applicable double taxation treaty. Mangold shall upon request inform any recipient resident in Sweden of any Luxembourg tax credit to which the recipient may be entitled and of any Luxembourg withholding tax.

25 | NeoGames’ offer to the shareholders in Aspire Global

5.7	In terms of Luxembourg domestic tax law, a Swedish resident Depository Receipt Holder who is the absolute beneficiary thereof shall not be subject to tax in Luxembourg in respect of Dividends received and shall not be obliged to declare in Luxembourg any such income in any statutory return made pursuant to the provisions of Luxembourg fiscal legislation. No Luxembourg withholding tax would be deducted on the corresponding Dividend payments.

5.8	Mangold shall, in consultation with the Company, determine the manner in which Dividends in property other than cash shall be provided to the Depository Receipt Holders. This may entail that the property is sold and that funds from the sale following deduction for sales costs and taxes shall be paid to the Depository Receipt Holders, as described in Section 5.5 above.

5.9	Mangold and the Company shall be deemed to have fulfilled their respective obligations notwithstanding that a person to whom Dividends are paid was not an authorised recipient. The aforementioned shall not, however, apply where Mangold or the Company was aware that the Dividend was paid to a person who was not authorised to receive the Dividend or where Mangold or the Company failed to exercise normal or reasonable care which, in consideration of the circumstances, should have been exercised, or where payment cannot be claimed as a result of the recipient being a minor or due to the fact that a guardian had been appointed for the recipient pursuant to applicable law.

6.	Bonus issues, splits, or reverse splits of Shares

6.1	Mangold shall, as soon as possible, accept receipt of Shares through its registered Sub-Custodian in conjunction with bonus issues and issue corresponding number of SDRs to Depository Receipts Holders so entitled and shall carry out any adjustments to the SDRs to reflect, pro rata, any splits or reverse splits of Shares through taking necessary registration measures on VPC Accounts belonging to the Depository Receipt Holders or rights holders to ensure that they receive the benefit of all such entitlements.

6.2	Persons or nominees who, on the Record Date, are registered in the VPC Register as Depository Receipt Holders or rights holders with respect to the measure in question shall be entitled to participate in the bonus issue, split, and reverse split. Where such persons are not authorised recipients, the provisions set forth in Section 5.8 shall apply in a corresponding manner.

6.3	Applicable taxes shall be addressed in the manner set forth in Section 5.

7.	New issues, etc.

7.1	Where the Company resolves to issue new Shares, debentures, or other rights to which the Company’s shareholders generally have pre-emptive rights, Mangold shall in accordance with Section 12 based on the information received from the Company provide notice to the Depository Receipt Holders of the material terms and conditions governing the new issue. The Company is to prepare such documentation and shall send it to Mangold who shall in turn dispatch all such documentation to the Depository Receipts Holders. The aforementioned shall apply to other offers, which the Company directs to the shareholders. Application forms shall be appended to the information whereon the Depository Receipt Holders can instruct Mangold to subscribe for Shares, debentures, or other rights on behalf of the Depository Receipt Holder. Where, in accordance with the instructions of the Depository Receipt Holder, Mangold subscribes for and allocates such Shares, debentures, or rights, equivalent registration on the respective Depository Receipt Holder’s VPC Account shall take place as soon as possible following the issue.

7.2	Where a Depository Receipt Holder does not instruct Mangold to exercise any of the rights set forth above and if it is practically and economically possible to sell such rights, Mangold shall be entitled to sell such rights on behalf of the Depository Receipt Holder and to pay the proceeds to the Depository Receipt Holder following deduction for costs and any fees and taxes.

26 | NeoGames’ offer to the shareholders in Aspire Global

8.	Fractional rights

Where, in accordance with Sections 5 - 7, a Depository Receipt Holder is entitled to a fraction of a Share or any other fractional rights which do not entitle the Depository Receipt Holder to a whole number of Shares, Mangold and the Company may enter into an agreement to the effect that Mangold shall sell such excess Shares or fractional rights, etc., and pay the proceeds of such sale to the Depository Receipt Holder following deduction for costs and any fees and taxes.

9.	Participation at shareholders’ meetings, etc.

9.1	The Company shall at the latest four (4) weeks before and not earlier than six (6) weeks prior to the shareholders’ meeting inform Mangold of the shareholders’ meeting. As soon as practicable thereafter the Company shall notify the Depository Receipts Holders of the shareholders’ meeting. Such notification shall be published on the Company’s website, www.neogames.com. The notification shall include i) the Company’s name and registration number, ii) the type of shareholders’ meeting to be held, iii) the time and location of the shareholders’ meeting, iv) information on how to find the convening notice in full and the agenda of the shareholders’ meeting on the Company’s website, v) the Record Date for the Depository Receipts Holders determined in accordance with Section 5, and vi) instructions regarding any measures to be taken by the Depository Receipt Holder in order to be able to vote at the shareholders meeting through Mangold as proxy. Depository Receipt Holders’ votes are only accounted for provided that (i) the Depositary Receipt Holder is registered in the VPC Register ten (10) calendar days before the shareholders’ meeting and (ii) that the Depositary Receipt Holder has no later than five (5) calendar days before the meeting provided Mangold or its representative with requested documents as stated in the notice to the meeting. The Sub-Custodian, as registered owner of the Shares, shall appoint Mangold as proxy to vote in accordance with the voting instructions provided by the Depositary Receipt Holders. The Company shall upon request from a Depository Receipt Holder, send the material for the shareholders’ meeting provided through the Company’s website.

9.2	Mangold undertakes not to represent Shares for which the Depository Receipt Holder has not notified its intention to participate at the shareholders’ meeting either in person or by proxy.

10.	Information

10.1	Mangold shall, on the instructions of the Company send the information which Mangold has obtained from the Company to the Depository Receipt Holders in the manner set forth in Section 11, or a summary of the information if the Company deems it sufficient or appropriate in each individual case. As a general rule, the information shall be presented in English unless the Company deems that, in each individual case, a translation of a document into Swedish to be appropriate with regard to the contents or the purpose of the document. The English version of the information shall govern.

10.2	The Company shall publish stock market information in accordance with the requirements for listing on the Nasdaq Stock Exchange.

10.3	Information regarding the Company is available on the Company’s website, www.neogames.com

11.	Notices

11.1	Mangold shall ensure that notices to Depository Receipt Holders pursuant to these General Terms and Conditions are provided to the Depository Receipt Holders and other rights holders who are registered in the VPC Register as entitled to receive notices in accordance with the Swedish Central Securities Depositories and Financial Instruments Accounts Act.

11.2	Written notices shall be sent by mail to authorised persons in accordance with Section 11.1 to the address listed in the VPC Register. Mangold may, in lieu of mailing notices, publish the notice in at least one national Swedish daily newspaper.

27 | NeoGames’ offer to the shareholders in Aspire Global

12.	Fees and costs

Mangold’s costs and fees for administration of the Shares shall be borne by the Company unless otherwise set forth in these General Terms and Conditions.

13.	Replacement of custodian bank

In the event the Company decides to retain another securities institution as custodian bank in lieu of Mangold, Mangold shall transfer all of Mangolds’ rights and obligations vis-a-vis the Depository Receipt Holders pursuant to these General Terms and Conditions and deliver the Shares to the new custodian bank. The identity of any replacement of a custodian bank must be submitted by the Company to Euroclear for approval and such replacement shall be carried out not earlier than three (3) months following the time at which notification regarding the replacement of the custodian bank is sent in accordance with Section 11.

14.	Amendments to these General Terms and Conditions

14.1	Mangold shall be entitled to amend these General Terms and Conditions where such amendment is necessary in order for the General Terms and Conditions to comply with Swedish, Luxembourg or other applicable law, decisions by governmental authorities or amendments to Euroclear’s rules and regulations. Mangold and the Company are entitled to jointly agree to amend these General Terms and Conditions where, for other reasons, it is deemed appropriate or necessary, provided in all cases that the Depository Receipt Holders’ rights are not materially prejudiced. Mangold shall notify the Depository Receipt Holders regarding decisions to amend in the manner set forth in Section 11.

15.	Information regarding Depository Receipt Holders

15.1	Mangold and the Company are entitled to provide information regarding the Depository Receipt Holders and their holdings to such parties who perform share registration duties or to governmental authorities, provided that the obligation to submit such information is prescribed by Swedish or foreign law or agreement with governmental authorities. The Depository Receipt Holders are obligated, following demand, to submit such information to Mangold.

15.2	Mangold and the Company shall be entitled to provide information regarding the Depository Receipt Holders and their holdings to governmental authorities in connection with repayment or refunding of paid taxes or when subject to any tax audit to the extent such is necessary.

15.3	Mangold and the Company are entitled to provide and publish information regarding the Depository Receipt Holders to the extent required by the Nasdaq Stock Exchange.

15.4	In order to fulfil the obligations, set out under section 15 of the General Terms and Conditions for the SDRs, Mangold and the Company shall be entitled to request, from Euroclear, at any given time, a register of any and all securities affiliated to Euroclear, including but not limited to a register of SDR-holders. The Company shall carry the costs associated with such an order.

16.	Limitation of liability

16.1	Neither Mangold, the Sub-Custodian nor the Company shall be liable for damage which is due to Swedish or foreign legislation, the actions of Swedish or foreign public authorities, acts of war, strikes, blockades, boycotts, lockouts, or other similar circumstances. The reservation with respect to strikes, blockades, boycotts, and lockouts shall apply notwithstanding that Mangold, the Sub-Custodian or the Company itself adopts, or is an object of, such measures.

16.2	In other cases than as set forth in Section 16.1, Mangold, the Sub-Custodian or the Company shall not be liable to compensate damage where Mangold, the Sub-Custodian or the Company has acted with normal care. Mangold, the Sub-Custodian or the Company shall not be liable for indirect damage.

28 | NeoGames’ offer to the shareholders in Aspire Global

16.3	Where Mangold, the Sub-Custodian or the Company is prevented from effecting payment or other measures due to circumstances as set forth in Section 16.1, such measure maybe postponed until the impediment ceases.

17.	Termination, etc.

17.1	Mangold is entitled to terminate the deposit of Shares by notice to a Depository Receipt Holder pursuant to Section 11 where:

17.1.1	the Company adopts a resolution according to which the Shares in the Company shall no longer be represented by SDRs governed by these General Terms and Conditions;

17.1.2	Euroclear terminates the Agreement regarding registration of Swedish Depository Receipts;

17.1.3	the Company applies for reorganisation, bankruptcy, liquidation, or other similar procedure, or where such a procedure commences upon application by third parties; or

17.1.4	the Company materially breaches its obligations vis-a-vis Mangold.

17.2	In a case of termination according to Section 17.1.1 the SDRs shall cease at the earliest three (3) months after the day of the notice of termination was sent.

17.3	In the event that Mangold terminates the deposits in accordance with Section 17.1, these General Terms and Conditions shall continue to apply to the date decided by Mangold, in consultation with the Company if practically possible. Such notice of termination shall be sent by mail to the Depository Receipt Holders entitled to receive notices in accordance with Section 11.1 to the addresses listed in the VPC Register.

17.4	In cases other than those set forth in Section 17.1, Mangold is entitled to terminate the deposits of Shares through notification to the Depository Receipt Holders. The termination shall take effect on the date agreed between Mangold and the Company and which is informed in the notice to the Depository Receipt Holders.

17.5	In the notice of termination, Mangold shall set forth the Record Date upon which Mangold shall de-register all the SDRs in the VPC Register and transfer the Shares to a custody account as instructed by the Depository Receipt Holder or as otherwise agreed with the Depository Receipt Holder. In the event the Depository Receipt Holder has not designated a custody account or where an agreement has otherwise not been reached, Mangold is entitled to sell the underlying Shares. The Depository Receipt Holder shall be entitled to the proceeds of the sale following deduction for fees, taxes and reasonable costs (“Sales Proceeds”). The amount shall be paid to the cash account linked to respective VPC Account of the Depository Receipt Holder concerned or in the absence of such cash account, in the form of a payment notice. No interest shall accrue on the amount.

17.6	In case of termination set forth in Section 17.5, Mangold shall convert the Sales Proceeds of the sale of underlying shares, in foreign currency into SEK in accordance with the exchange rates applied by Mangold from time to time, which shall be set in accordance with public market rates, prior to payment taking place. The conversion of foreign currency into SEK shall take place three (3) banking days before the payment date. The Sales Proceeds amount distributed per SDR will be rounded down to the nearest whole öre.

17.7	Mangold and the Company are entitled to jointly agree to amend these General Terms and Conditions where they deem it necessary or appropriate, provided in all cases that the Depository Receipt Holders’ rights are in no way materially prejudiced. Mangold shall notify the Holders regarding any decision to amend in the manner set forth in Section 11.

29 | NeoGames’ offer to the shareholders in Aspire Global

17.8	The SDR program is a temporary solution that is expected to be terminated twelve (12) months after the issuance of SDRs. Upon termination, all holders of SDRs who have not yet converted their SDRs into ordinary Shares and been entered as a direct shareholder in the VPC Register (in own name or through a nominee), will automatically have their SDRs redeemed through Mangold, whereby the Shares that the SDRs represent will be sold in the market and the net average sales proceeds will then be paid pro rata to the previous holders of such SDRs. The Company may terminate the SDR program at an earlier date than twelve (12) months after the issuance of the SDRs by written notice to Mangold, such termination to take effect two (2) months after such date when the Depository Receipt Holders are notified thereof.

18.	Applicable law, etc.

18.1	These General Terms and Conditions shall be interpreted and applied in accordance with Swedish law.

18.2	Disputes regarding these General Terms and Conditions or related to the legal relationships shall be adjudicated by a court of general jurisdiction and the action shall be brought before the Stockholm District Court (Sw. Stockholms tingsrätt), Sweden.

 _________________

30 | NeoGames’ offer to the shareholders in Aspire Global

The Combined Company

This section includes forward-looking statements that reflect the current views and opinions of the Company and, due to their nature, involve certain risks and uncertainties. The actual events and outcome of the combination of the companies may differ significantly from the information presented in the forward-looking statements (for further information, please refer to the section “Offer restrictions – Cautionary note regarding forward-looking statements” below).

Introduction

The completion of the Offer and the subsequent compulsory acquisition proceeding (as described in the section Terms and conditions of the Offer above) will result in a new group in which NeoGames will be the parent company and Aspire Global, directly or indirectly, will be a wholly owned subsidiary of NeoGames.

The combination of NeoGames and Aspire Global will result in a well-diversified iLottery, digital sports betting and casino B2B leader in the global gaming marketplace and will provide customers full turnkey technology solutions with respect to their iLottery, digital sports betting and casino offerings. The Combined Company will have a true global presence, servicing customers in more than a dozen U.S. states, over ten countries throughout Europe, as well as operations throughout high growth regions such as Latin America and Africa.

Product offering

Having thoroughly researched and landscaped the global gaming market for a best-in-class iGaming provider, NeoGames has identified Aspire Global as an ideal combination that would allow NeoGames to pursue sports and gaming initiatives globally for lottery customers and permit entry into the adjacent Total Addressable Markets (TAMs) of online sports betting and online gaming. NeoGames believes combining with Aspire Global and adding its proprietary technology, including a scalable Player Account Management (PAM) solution providing end-to-end solutions for a customer’s online business from regulation and compliance to payment processing, risk management, CRM, support and player value optimization combined with its games content and sports betting platform, provides strong strategic and operational rationale for a combination. Further, Aspire Global operates a pure B2B model, given its recent divestiture of its B2C operations. Aspire Global’s B2B operations, as reported by Aspire Global, have a history of revenue growth and operating profitability provides strong financial rationale for a combination. NeoGames believes that the combination of award-winning products and service offerings across iLottery, online sports betting and iGaming, will uniquely position NeoGames, as a global multi-product leader, to further capitalize on industry growth, increase revenues from existing customers and offer a value proposition that would appeal to a wider array of customers globally.

As lotteries around the world are seeking comprehensive turn-key solutions that include iLottery, online sports betting and iGaming products and services, it is NeoGames’ belief that the ability to provide a complete end-to-end solution is becoming an increasingly important consideration for lotteries around the world when selecting platform and content providers. The combination of iLottery, online sports betting and iGaming would create a comprehensive product offering that would enable NeoGames to compete and win contracts in markets where lotteries operate sports betting and iGaming, providing additional revenue opportunities. Furthermore, the combination would enhance NeoGames’ ability to address all aspects of its customers’ needs in-house, reducing the need for third party solutions.

Organization

The Combined Company will be led and supported by the market-leading capabilities of an experienced, joint management team. Having worked together successfully in the past, NeoGames’ and Aspire Global’s management teams represent a strong cultural fit as each focus on innovation and a customer-centric approach to their respective markets and products.

31 | NeoGames’ offer to the shareholders in Aspire Global

NeoGames looks forward to working with Aspire Global’s highly experienced team. The quality of the team throughout the organization was one of the drivers for the Offer and as such NeoGames sees them as key to the future success of the Combined Company and intends to invest in their continued growth. The organizational structure of Aspire Global has provided a robust platform for growth, therefore NeoGames intends to create a new iGaming division that will encompass the entire existing operations of Aspire Global to support and push for the continued growth of the iGaming and sports betting verticals, while benefiting from overarching synergies.

The Combined Company is expected to be led by Moti Malul, who will continue as CEO, and Raviv Adler as CFO of NeoGames. Tsachi Maimon, the CEO of Aspire Global, is expected join NeoGames as President and lead the newly formed online gaming division. The current board of directors and auditor of NeoGames will remain in place and be responsible for governance of the combined entity.

NeoGames is expecting it will experience employee growth over time and is not anticipating significant redundancies in personnel. NeoGames plans to maintain separate business lines across products much as it is currently organized.

As set out above, NeoGames’ intention is to realize integration benefits of the combination. The integration of Aspire Global and NeoGames will therefore likely entail some changes to the organization, operation and employees of the combined group. The specific initiatives to be implemented will be determined following completion of the Offer pursuant to a detailed review of the combined businesses. Before completion of such review, it is too early to say which specific initiatives will be taken and the impact that these would have. Except for what is stated above, there are currently no decisions on any changes to NeoGames’ or Aspire Global’s employees, management or existing organization and operations of Aspire Global, including terms of employment and location of business.

Planned changes in operations

At the time of the Offer Document, there are no material planned changes in operations of NeoGames or Aspire Global following the completion of the Offer.

In the long term, NeoGames will in collaboration with Aspire identify and assess further benefits of the Combined Company. This will be a continuous project which will likely lead to changes in the business and operations of the Combined Company in order to, inter alia, improve the quality of delivered services, streamline administration and service production, create increased opportunities to develop the services of the Combined Company, and find new paths in the ever-changing environment in which the Combined Company will operate. Before these further assessments have been carried out, it is not possible to further specify the benefits and costs of the combination and coordination of the two companies’ businesses. Furthermore, at the time of this offer document, it is not possible to quantify these benefits/synergies and costs, or to specify when they are expected to arise.

Market position

NeoGames’ positioning in the U.S. as a leading iLottery platform provider, with technology platforms that are deployed and operational in over a dozen U.S. states across lotteries and gaming, could further facilitate and accelerate Aspire Global’s entry into the growing U.S. market. Further, Aspire Global’s online sports betting and iGaming operating capabilities with experience operating outside of the U.S. could assist NeoGames to establish a presence in the sports betting and iGaming verticals in emerging high growth regions, such as Latin America and Africa.

32 | NeoGames’ offer to the shareholders in Aspire Global

Aspire Global’s complementary online sports betting and iGaming offering diversifies NeoGames’ revenue streams, both geographically and by product. NeoGames would be able to pursue sports and gaming initiatives globally for lottery customers and enter into the adjacent total addressable markets (TAMs) of online sports betting and online gaming. Together, NeoGames and Aspire Global operate across three continents globally. Combining the power of global reach with a comprehensive product offering, which brings efficient product development and faster new market launches, NeoGames believes meaningful revenue synergies could be realized over the long term. NeoGames believes that the combined product offering will better position the Combined Company to win contracts in markets that were previously inaccessible or require a highly competitive position.

Planned coordination measures and their financial impact

The fact that both companies share a common origin and a common technology foundation will, we believe, allow us to benefit from revenue synergies efficiently. These shared roots also mean that both companies share important cultural and management values which again will smoothen the transitional period.

Ownership and share capital structure

After the completion of the Offer, Aspire Global will be, directly or indirectly, a wholly owned subsidiary of NeoGames. With regard to the ownership structure of NeoGames after the completion of the Offer, it is expected, as far as the Company is aware, that the persons presented in the below table, directly or indirectly, will be the five largest shareholders in NeoGames, based on full acceptance in the Offer, and based on that all shareholders in Aspire Global, except for those who have irrevocably undertaken to accept the Offer, elect to receive 100 percent cash consideration. The presentation is based on NeoGames’ ownership structure available to NeoGames as at 31 December 2021 and changes thereafter that NeoGames is aware of, and Aspire Global’s ownership structure as at 31 March 2022.

Owner	Number of shares	% of the share capital	% of the votes

Barak Matalon	8,042,765	24.23	24.23
Pinhas Zahavi	5,031,596	15.16	15.16
Elyahu Azur	5,019,425	15.12	15.12
Aharon Aran	2,007,769	6.05	6.05
Oded Gottfried	608,677	1.83	1.83
Others	12,488,088	37.62	37.62
TOTAL	33,198,320	100.00	100.00

As part of the consideration in the Offer, NeoGames will issue up to a total of approximately 7.6 million new shares in NeoGames to the shareholders of Aspire Global as payment of the share consideration in the Offer, which would entail that Aspire Global’s shareholders will have an ownership interest of approximately 22.08 percent of the outstanding capital and votes in NeoGames, and correspondingly existing shareholders of NeoGames a remaining ownership interest of 77.929 percent of the outstanding capital and votes in NeoGames, assuming full acceptance of the Offer.

After the completion of the Offer, the total amount of shares, votes and share capital in NeoGames, i.e., the parent company of the Combined Company, is expected to amount to the following, based on full acceptance in the Offer:

	Before the Offer	After the Offer	Dilution

Number of outstanding shares and votes in NeoGames	25,593,434	33,198,320	22.91%
Registered share capital in NeoGames, USD	45,263.77	58,713.54	22.91%

9 Based on 7.6 million NeoGames shares issued to Aspire Global shareholders and 26,833,042 NeoGames shares (based on the fully diluted number of NeoGames ordinary shares outstanding as of the quarter ended March 31, 2022)

33 | NeoGames’ offer to the shareholders in Aspire Global

Pro forma financial information

NeoGames has prepared this unaudited pro forma financial information for illustrative purposes only. Because of its nature, the unaudited pro forma financial information illustrates a hypothetical situation and does not describe NeoGames’ actual results or financial position. The purpose of the unaudited pro forma financial information is only to inform on facts and not to show NeoGames’ results or financial position at any specific time in the future. The hypothetical financial position or results included in the pro forma financial information may differ from NeoGames’ actual financial position or results. Consequently, potential investors should not overstate the importance of the unaudited pro forma financial information.

Introduction

On January 17, 2022, NeoGames announced that it has commenced a public offer to the shareholders of Aspire Global, to acquire 100 percent of the outstanding shares of Aspire Global. NeoGames’ offer is for a total purchase price of approximately USD 480 million (equivalent to SEK 4.3 billion representing SEK 91.03 per share.) NeoGames is offering to acquire all the outstanding shares of Aspire Global through a combination of cash for 50 percent of Aspire Global shares at a price of SEK 111 per share, and equity consideration for the remaining 50 percent of Aspire Global’s shares consisting of 7.6 million newly issued shares in NeoGames (equal to an exchange ratio of 0.32 shares in NeoGames per one share in Aspire Global). The exchange ratio was determined based on a USD 38.01 per share price for NeoGames and a SEK 111.00 per share price for Aspire Global. Newly issued NeoGames shares will be delivered in the form of Swedish depository receipts (the “Offer”).

On 30 November 2021, Aspire Global completed the transaction to divest its B2C segment to the US-based Group Esports Technologies, Inc. (Nasdaq: EBET or the “Acquirer”) for a consideration of EUR 65 million of which EUR 50 million in cash, EUR 10 million in promissory notes and EUR 5 million nominated in common stock of the Acquirer. After the completion of the transaction, the B2C brands will become platform partners to Aspire Global and the deal with Esports Technologies includes a four-year platform and managed services agreement. The divestment saw Aspire Global becoming a pure B2B company.

The acquisition of Aspire Global and divestment of the B2C segment is assessed to have a material impact on NeoGames’ future results and financial position and consequently the following unaudited pro forma financial information gives effect to the acquisition by NeoGames of all outstanding shares of Aspire Global plc (Nasdaq First North Premier Growth Market: ASPIRE), the divestment of Aspire Global’s B2C business and additional adjustments as described below.

The unaudited pro forma financial information has been prepared in accordance with Annex I to Commission Delegated Regulation (EU) 2021/528 and have been compiled in a manner consistent with the accounting principles of NeoGames with respect to its financial position, performance and non IFRS measures, which are described in its Annual Report for 2021. The unaudited pro forma financial information has not been compiled in accordance with and shall not be regarded as being compiled in accordance with Regulation S-X in the U.S. Securities Act.

NeoGames’ independent registered public accounting firm, Ziv Haft, Certified Public Accountants, Isr., BDO Member Firm has given an assurance report on the compilation of pro form financial information included in this Offer Document – please refer to the section Independent auditors’ report regarding financial pro forma statement below.

34 | NeoGames’ offer to the shareholders in Aspire Global

For the purposes of preparing the unaudited pro forma combined statement of financial position as of December 31, 2021, the following financial information was used:

●	The audited NeoGames consolidated statement of financial position as of December 31, 2021;

●	The unaudited Aspire Global consolidated statement of financial position as of December 31, 2021, published by Aspire Global on February 17, 2022, converted from EURO into USD using a EURO to USD conversion rate as further set out in item 2 below and conformed with NeoGames’ financial presentation;

●	Pro forma adjustments to reflect the proposed acquisition of Aspire Global as if such acquisition had been completed on December 31, 2021; and

●	Pro forma adjustments to reflect the debt financing undertaken by NeoGames for the purpose of financing the proposed acquisition of Aspire Global as if such debt financing had been undertaken effective as of December 31, 2021.

For purposes of preparing the unaudited pro forma combined statement of income (loss) from continuing operations and reconciliation statement for non IFRS measures (EBIT, EBITDA and Adjusted EBITDA) for the year ended December 31, 2021 the following financial information has been used:

●	The audited NeoGames consolidated statement of comprehensive income (loss) for the year ended December 31, 2021;

●	The unaudited NeoGames reconciliation statement for non-IFRS measures (EBIT, EBITDA and Adjusted EBITDA) for the year ended December 31, 2021;

●	The unaudited Aspire Global consolidated statement of comprehensive income (loss) for the year ended December 31, 2021, published by Aspire Global on February 17, 2022, converted from EURO into USD using a EURO to USD conversion rate as further set out in item 2 below and conformed to NeoGames’ financial presentation;

●	Pro forma adjustments to reflect the proposed acquisition of Aspire Global as if such acquisition had been completed on December 31, 2021;

●	Pro forma adjustments to reflect the debt financing undertaken by NeoGames for the purpose of financing the proposed acquisition of Aspire Global as if such debt financing had been undertaken effective as of December 31, 2021; and

●	Pro forma adjustments to reflect the divestment of Aspire Global’s B2C Business as if it had occurred on January 1, 2021.

Aspire Global ‘s financial statements were prepared in accordance with International Financial Reporting Standards including, International Accounting Standards and interpretations (collectively “IFRS”) issued by the International Accounting Standards Board (“IASB”) as adopted by the European Union (“IFRS EU”), and NeoGames’ financial statements were prepared in accordance with IFRS as issued by the IASB.

If NeoGames would have prepared its financial statements in accordance with IFRS EU, no adjustments would have been required to its statement of financial position as of December 31, 2021, and/or to its statement of comprehensive income for the year then ended and therefore the unaudited pro forma financial information has been prepared based on IFRS EU.

The historical consolidated financial information has been adjusted to give effect to pro forma events that are directly attributable to the aforementioned transactions, factually supportable and, with respect to the unaudited pro forma combined statement of income (loss) from continuing operations and non IFRS measures, expected to have a continuing impact on the results of the combined company. The unaudited pro forma financial information should be read in conjunction with the accompanying adjustments and notes to the unaudited pro forma financial information. In addition, the unaudited pro forma financial information was based on and should be read in conjunction with the consolidated financial statements of NeoGames for the year ended December 31, 2021 and the related notes thereto and the consolidated financial statements of Aspire Global for the year ended December 31, 2021 and the related notes thereto.

35 | NeoGames’ offer to the shareholders in Aspire Global

The acquisition method of accounting, including purchase price adjustments will depend on certain valuations and other studies that can only be prepared following the closing of the transaction, at which time NeoGames will have full access to all of Aspire Global’s financial information. Therefore, all information related to the acquisition method of accounting, including purchase price adjustments should be regarded as preliminary information. Differences between such preliminary information and the final acquisition accounting may occur and could have a material impact on the unaudited pro forma financial information.

The unaudited pro forma financial information is for illustrative purposes only.

It does not intend to indicate the results that would have actually been attained had the proposed acquisition of Aspire Global had been completed on the assumed dates or for the periods presented, or which may be realized in the future. To produce the unaudited pro forma financial information, NeoGames allocated the estimated purchase price for Aspire Global using its best estimates of fair value. To the extent there are significant changes to the scope and nature of the business of Aspire Global, the assumptions and estimates herein could change significantly. The allocation of the purchase price is dependent upon certain valuation and other studies which are expected only upon settlement of the acquired shares and closing of the transaction. Accordingly, the pro forma purchase price adjustments are preliminary and subject to further adjustments as additional information becomes available, and as additional analysis is performed. There can be no assurances that the final valuation will not result in material changes to the purchase price allocation. Furthermore, NeoGames could have reorganization and restructuring expenses as well as potential operating synergies as a result of the proposed combining of NeoGames and Aspire Global. The unaudited pro forma financial information does not reflect these potential expenses and synergies.

The unaudited pro forma financial information has been prepared assuming that 100 percent of the outstanding Aspire Global shares will be tendered into the Offer.

36 | NeoGames’ offer to the shareholders in Aspire Global

Unaudited pro forma combined statement of financial position as of December 31, 2021

Proforma statement of financial position	Statement of Financial position
	As of Dec 31, 2021		As of Dec 31, 2021
	NeoGames SA as reported	Aspire PLC as reported	Aspire (As reported) converted to USD	ADJUSMENT 3	ADJUSMENT 4	Proforma combined financial position as of Dec 31, 2021
ASSETS	USD'k	EUR'k	USD'k	USD'k	USD'k	USD'k
CURRENT ASSETS
Cash and cash equivalents	66,082	63,651	72,039		(97,493)	40,628
Designated cash	167	-	-			167
Restricted cash	9	108	122			131
Restricted deposit	-	-	-			-
Prepaid expenses and other receivables	2,494	7,452	8,434			10,928
Income tax receivables	-	9,518	10,772			10,772
Investment in EBET	-	3,841	4,347			4,347
Capital notes and accrued interests due from a related group	-	18,669	21,130	(21,130)		-
Due from Aspire Group	1,483	-	-	(1,483)		-
Due from the Michigan Joint Operation and NPI	3,560	-	-			3,560
Common stock	-	-	-			-
Trade receivables	3,724	18,048	20,427			24,151
TOTAL CURRENT ASSETS	77,519	121,287	137,271	(22,613)	(97,493)	94,684

NON-CURRENT ASSETS
Restricted deposit	154					154
Restricted deposits - Joint Venture	3,848	-	-			3,848
Investment and loans - associated companies	-	3,002	3,398			3,398
Property and equipment	2,159	1,508	1,707			3,866
Goodwill	-	34,475	39,019		245,439	284,458
Intangible assets	22,354	42,215	47,779		201,626	271,759
Right-of-use assets	7,882	1,269	1,436	(193)		9,125
Capital note and accrued interest	-	10,083	11,412			11,412
Deferred financing costs	-	-	-		5,118	5,118
Deferred taxes	1,839	41	46			1,885
TOTAL NON-CURRENT ASSETS	38,236	92,593	104,797	(193)	452,183	595,023
TOTAL ASSETS	115,755	213,880	242,068	(22,806)	354,690	689,707

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Trade and other payables	7,902	25,005	28,301			36,203
Current liabilities	-	5,024	5,686			5,686
Lease liabilities	769	914	1,034	(245)		1,558
Contingent liabilities	-	-	-			-
Deferred payment on business combination	-	-	-			-
Related group payables	-	1,303	1,475	(1,475)		-
Shareholder's loans	-	11,276	12,762			12,762
Income taxes payables	-	14,461	16,367			16,367
Capital notes, loans and accrued interest due to Aspire Group	21,086	-	-	(21,086)		-
Employee withholding payables	167	-	-			167
Employee's related payables and accruals	4,202	-	-			4,202
TOTAL CURRENT LIABILITIES	34,126	57,983	65,625	(22,806)	-	76,945

NON-CURRENT LIABILITIES
Loan due to Blackstone credit	-	-	-		215,042	215,042
Loans and other due to William Hill, net	12,899	-	-			12,899
Company share of Joint Venture net liabilities	830	-	-			830
Contingent consideration on business combination	-	24,693	27,948			27,948
Deferred taxes	-	-	-		20,163	20,163
Lease liabilities	7,820	383	433			8,253
Employees benefits, net	-	513	581			581
Accrued severance pay, net	286	-	-			286
TOTAL NON CURRENT LIABILITIES	21,835	25,589	28,962	-	235,205	286,002

EQUITY
Share capital	45	-	-			45
Reserve with respect to transaction under common control	(8,467)	-	-			(8,467)
Reserve with respect to funding transactions with related parties	20,072	(15,371)	(18,857)		191,494	192,709
Share premium	70,812	7,222	8,578		108,690	188,080
Investment revaluation reserve (EBET)	-	(1,159)	(1,312)		1,312	-
Capital fund	-	-	(8,428)			(8,428)
Share based payments reserve	6,023	1,465	1,650		(1,650)	6,023
Retained earnings (Accumulated losses)	(28,691)	137,157	164,660		(180,361)	(44,392)
TOTAL EQUITY	59,794	129,314	146,291	-	119,485	325,570

Non-controlling interests	-	994	1,190			1,190

TOTAL LIABILITIES AND EQUITY	115,755	213,880	242,068	(22,806)	354,690	689,707

37 | NeoGames’ offer to the shareholders in Aspire Global

Unaudited pro forma combined statement of income (loss) from continuing operations for the period

	Period ended Dec 31, 2021		Period ended Dec 31, 2021
	NeoGames SA as reported	Aspire PLC as reported	Aspire (As reported) converted to USD	ADJUSMENT 1	ADJUSMENT 2	Proforma combined results for the period ended Dec 31, 2021
	USD'k	EUR'k	USD'k	USD'k	USD'k	USD'k
Revenues (including VAT)	50,463	158,319	187,293	1,686	-	239,442
EU VAT		(870)	(1,029)	1,029	-	-
Revenues (excluding VAT)	50,463	157,449	186,264	2,715	-	239,442
						-
Distribution expenses	9,889	102,519	121,281	17,669	-	148,839
Gaming duties		4,552	5,385	(5,385)		-
Development expenses	9,428			3,389		12,817
Selling and marketing expenses	1,549			2,277		3,826
General and administrative expenses	12,300	19,992	23,651	(14,438)		21,513
Depreciation and amortization	14,613	8,746	10,347	(616)	20,163	44,507
Prospective acquisition related expenses	3,841			-	15,701	19,542
	51,620	135,809	160,664	2,896	35,864	251,044
Income (loss) from operation	(1,157)	21,640	25,600	(181)	(35,864)	(11,602)
Interest income and foreign currency exchange differences with respect to funding to related group		4,331	5,124	(3,561)		1,563
Interest expenses with respect to funding from related parties	4,811			(3,561)		1,250
Prospective acquisition funding expenses					15,146	15,146
Finance, net	1,501	4,125	4,880	(40)		6,341
The Company's share in profits of Joint Venture	12,446					12,446
Income (loss) before income taxes expenses	4,977	21,846	25,844	(141)	(51,010)	(20,330)
Income taxes (expenses)	(325)	(2,016)	(2,385)	-	2,016	(694)
Income (loss) after income taxes expenses	4,652	19,830	23,459	(141)	(48,994)	(21,024)

Company share in the losses of associated companies		1,573	1,861		-	1,861
Net income from continued operations (loss)	4,652	18,257	21,598	(141)	(48,994)	(22,885)

Unaudited pro forma reconciliation statement of non IFRS measures

	Period ended Dec 31, 2021		Period ended Dec 31, 2021			Proforma combined results for the period ended Dec 31, 2021
	NeoGames SA as reported	Aspire PLC as reported	Aspire (As reported) converted to USD	ADJUSMENT 1	ADJUSMENT 2
	USD'k	EUR'k	USD'k	USD'k	USD'k	USD'k
Reconciliation of Proforma Net Income from continued operations to adjusted EBITDA (Non-IFRS)

Net income from continued operations (loss)	4,652	18,257	21,598	(141)	(48,994)	(22,885)

Income Taxes	325	2,016	2,385	-	(2,016)	694
Interest and finance-related expenses	6,312	(206)	(244)	(40)	-	6,028
Business combination funding expenses	-		-	-	15,146	15,146
EBIT	11,289	20,067	23,739	(181)	(35,864)	(1,017)
Depreciation and amortization	14,613	8,746	10,347	(616)	20,163	44,507
EBIDTA	25,902	28,813	34,086	(797)	(15,701)	43,490
Prospective acquisition related expenses	3,841	-	-		15,701	19,542
Share based compensation	3,448	676	800			4,248
NeoGames share of NPI depreciation and amortization	193		-	-	-	193
Adjusted EBITDA	33,384	29,489	34,886	(797)	-	67,473
AEBITDA %	39.5%	18.7%	18.7%	-29.4%		24.7%

38 | NeoGames’ offer to the shareholders in Aspire Global

Notes to Unaudited Pro Forma Financial Information

1. General

On January 17, 2022, NeoGames, a technology-driven provider of end-to-end iLottery solutions announced that it has commenced a public offer to the shareholders of Aspire Global, a leading B2B iGaming technology solutions provider to online sports betting and casino operators, to acquire 100 percent of the outstanding shares of Aspire Global.

On 30 November 2021, Aspire Global completed the divestment of its B2C segment to the US-based Group Esports Technologies, Inc. (Nasdaq: EBET) (the “Acquirer”) for a consideration of EUR 65 million of which EUR 50 million in cash, EUR 10 million in promissory notes and EUR 5 million nominated in common stock of the Acquirer. Following the completion of the divestment, the brands that compiled the divested B2C segment became platform partners to Aspire Global. Additionally, in connection with the divestment, Aspire Global and the Acquirer agreed that Aspire Global will provide platform and managed services for a period of four years. Following the divestment, Aspire Global became a pure B2B company.

NeoGames is offering to acquire all the outstanding shares of Aspire Global through a combination of cash for 50 percent of Aspire Global shares at a price of SEK 111 per share, and equity consideration for the remaining 50 percent of Aspire Global’s shares consisting of 7.6 million newly issued shares in NeoGames (equal to an exchange ratio of 0.32 shares in NeoGames per one share in Aspire Global). The exchange ratio was determined based on a USD 38.01 per share price for NeoGames and a SEK 111.00 per share price for Aspire Global. Newly issued NeoGames shares will be delivered in the form of Swedish depository receipts (the “Offer”).

The Offer will be funded through a combination of newly issued NeoGames shares and cash. The Company expects to issue 7.6 million shares to shareholders of Aspire Global as payment of the equity component of the Offer. The Company expects to pay cash of up to approximately USD 290 million, (equivalent to SEK 2.64 billion) related to the cash component of the Offer. The Company has obtained fully committed debt financing from Blackstone Alternative Credit Advisors LP, consisting of a EUR 190 million (approximately USD 215 million) term loan, to partially fund the cash portion of the Offer. The term loan, along with a EUR 13 million (approximately USD 15 million) overfund facility, has a 6-year maturity. Any remaining conditional cash portion of the Offer will be funded with cash on hand after settlement.

The tax effect has been considered for all adjustments that are deemed to be tax deductible or taxable in the unaudited pro forma financial information. Estimated tax rate may differ from the actual tax rate when the Offer is executed. The tax calculations are using an estimated 10 percent tax rate.

The unaudited pro forma financial information gives effect to the acquisition of Aspire Global, and being accounted for under the acquisition method of accounting within the directives of IFRS 3, Business Combinations. IFRS 3, Business Combinations (although other factors are also relevant) set the directive that the acquirer is being determined to be the combining entity whose owners, as a group, retain or receive the largest portion of the voting rights in the combined entity. As a result, NeoGames is treated as the acquirer in this transaction.

The historical financial information has been adjusted in the unaudited pro forma financial information to give effect to pro forma events attributable to the acquisition of Aspire Global and divestment by Aspire Global of its B2C segment. The unaudited pro forma financial information does not reflect any expected synergies, including potential cost savings, or the associated costs to achieve such synergies that could result from either transaction.

Assumptions and estimates underlying the pro forma adjustments are described in the following notes. The unaudited pro forma financial information has been prepared based on preliminary estimates, which are subject to change pending further review of the assets acquired and liabilities assumed and the final purchase price and the allocation thereof. Differences from the preliminary estimates could be material.

39 | NeoGames’ offer to the shareholders in Aspire Global

The unaudited pro forma financial information has been presented for illustrative purposes only and is not necessarily indicative of the actual results of operations or financial condition that would have been achieved had either transaction been consummated on the dates indicated above, or the future consolidated results of operations or financial condition of NeoGames or the combined company.

2. Basis of presentation

The unaudited pro forma financial information should be read in conjunction with the audited consolidated financial statements of NeoGames for the year ended December 31, 2021 and the related notes that were included in NeoGames annual report for the year ended December 31, 2021, filed with the Securities and Exchange Commission on Form 20-F on April 14, 2022, and the unaudited consolidated financial statements of Aspire Global for the year ended December 31, 2021 and the related notes.

The following discussion details the process and assumptions, that NeoGames has made in preparing the unaudited pro forma financial information.

Aspire Global ‘s consolidated financial statements were prepared and presented in accordance with IFRS EU, while NeoGames’ consolidated financial statements were prepared and presented in accordance with IFRS as issued by the IASB. Should NeoGames had been reporting in accordance with IFRS EU, no adjustments would have been required to its statement of financial position as of December 31, 2021 and/or to its statement of comprehensive income for the year then ended and therefore the unaudited pro forma financial information has been prepared based on IFRS EU.

NeoGames functional currency is USD, hence it’s financials are reported using USD as the reporting currency. Aspire Global reporting currency is EURO.

The unaudited pro forma financial information has been presented in USD, which is NeoGames’ functional and reporting currency. As mentioned above, Aspire Global results were presented in EURO in its consolidated financial statements. Such results were converted to USD using the following principals:

●	All line items included in the statement of income from continuing operations and reconciliation statement of non IFRS measures for the year ended December 31, 2021 were converted based on the average EURO to USD exchange rate for the year ended December 31, 2021 (USD 1.183 for 1 EURO).

●	All line items (excluding the equity components) within the statement of financial position as of December 31, 2021, were converted based on the EURO to USD exchange rate as of December 31, 2021 (USD 1.131 for 1 EURO). The equity components were converted based on the EURO to USD exchange rate as of December 31, 2020 (USD 1.226 for 1 EURO) and the equity transactions during the year ended December 31, 2021 (primarily the results for the year) were converted based on the average EURO to USD exchange rate for the year ended December 31, 2021 (USD 1.183 for 1 EURO).

●	Throughout the process of converting Aspire Global’s financials from EURO to USD applying the principals set forth above, a negative capital reserve (as part of its total equity balance) was booked totalling to USD 8,428 thousand as a result of using different exchange rates across various line items of Aspire Global’s financials.

The unaudited pro forma financial information has been prepared using the acquisition method of accounting. For accounting purposes, NeoGames was treated as the acquirer in the acquisition of Aspire Global. In addition, the unaudited pro forma financial information has been prepared assuming that 100 percent of the outstanding Aspire Global shares will be tendered into the Offer. Acquisition accounting is dependent upon certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments included herein are preliminary, are presented solely for the purpose of providing the unaudited pro forma financial information and will be revised as additional information becomes available to NeoGames following the completion of the Offer and as additional analysis is performed. The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of judgment in determining the appropriate assumptions and estimates. Differences between preliminary estimates in the unaudited pro forma financial information and the final acquisition accounting may occur and could have a material impact on the unaudited pro forma financial information and NeoGames’ or the combined company’s future consolidated results of operations and financial condition.

40 | NeoGames’ offer to the shareholders in Aspire Global

3. The assumed closing date of Aspire Global acquisition and Aspire Global divestment of its B2C Business with respect to the unaudited financial statements

For the purpose of preparation of the unaudited pro forma statement of income from continuing operations and the reconciliation statement of non IFRS measures for the year ended December 31, 2021, the completion dates of the acquisition of Aspire Global by NeoGames and of the completion of the divestment by Aspire Global of its B2C Business are both assumed to have occurred on January 1, 2021.

For the purposes of preparation of the unaudited pro forma statement of financial position as of December 31, 2021, the completion date of the acquisition of Aspire Global by NeoGames has occurred on December 31, 2021.

4. The unaudited proforma financial information has been prepared on the basis that NeoGames obtains not less than 90 percent of the outstanding Aspire Global shares during the tender process, which would lead to commence a compulsory redemption proceeding for the reminder of shares which were not tendered, in accordance with Aspire Global’s amended articles of association thus to acquire the entirety of Aspire Global’s outstanding share capital.

Adjustment 1

1)	Conforming by a way of re-classification Aspire Global statement of income line items with NeoGames way of presentation. That is, reclassification of gaming duties, distribution and development expenses to conform with NeoGames’ presentation of operating expenses on its financial statements.

2)	Eliminating intra-group transactions that were included in the standalone entities’ comprehensive income for the reported period.

3)	Adjusted to include estimated additional revenues and distribution expenses that would have been recorded on Aspire Global ‘s contract with Esports Technologies Inc. with respect to Aspire Global ‘s B2C Business as if such contract had been entered into effect on January 1, 2021.

Adjustment 2

Representing transaction related expenses associated with execution of this Offer and amortization of intangible assets linked to the transaction as if entered into effect on January 1, 2021.

Adjustment 3

Eliminating intra-group balances, payables, and receivables, linked to intra group transactions. Balances include payables and receivables generated in the regular course of business and capital notes.

Adjustment 4

Giving effect of the following transactions upon closing:

1)	The expected payout in full of the purchase price consideration in cash of USD 290 million and NeoGames issuance of 7.6 million new shares, assuming NeoGames market share price of USD 15.4 as of March 31, 2022 (the “Consideration”). The difference between the expected valuation of Aspire Global based on SEK 111 price per share and the Consideration has been recorded into reserve with respect to transactions with related parties.

2)	Transaction funding and deferred financing cost with respect to the business combination.

3)	The elimination of Aspire Global ‘s equity line items.

4)	Current management’s preliminary estimated purchase price allocation for goodwill and other intangible assets

41 | NeoGames’ offer to the shareholders in Aspire Global

Independent auditor’s report regarding financial pro forma statement

Independent auditor's report regarding financial pro forma statement

The board of directors of NeoGames S.A.

Report on the Compilation of Pro Forma Financial Information Included in an Offer Document

We have completed our assurance engagement to report on the compilation of pro forma financial information of NeoGames S.A. ("NeoGames") by the board of directors of NeoGames. The pro forma financial information consists of the pro forma statement of financial position as at 31 December 2021 and the pro forma statement of income (loss) from continuing operations and the reconciliation statement of the non IFRS measures (EBIT, EBITDA and Adjusted EBITDA) for the year then ended, and related notes as set out in section "Proforma financial information" of the offer document issued by NeoGames. The applicable criteria on the basis of which the board of directors of NeoGames have compiled the pro forma financial information are specified in the Delegated Regulation (EU) 2021/528 and described in the section "Proforma financial information" of the offer document.

The pro forma financial information has been compiled by board of directors and Management of NeoGames to illustrate:

- the impact of the acquisition of all shares in Aspire Global Plc. ("Aspire") (the "Offer") as set out in section "Proforma financial information" of the offer document on NeoGames consolidated financial position as of 31 December 2021 and its consolidated financial continuing performance (excluding the results of dicsontinued operations) for the year then ended as if the transaction had taken place at 31 December 2021 and 1 January 2021, respectively,

  and

- the impact of the divestment of Aspire's B2C Business occurred on 30 November 2021 as set out in section "Proforma financial information" of the offer document on NeoGames consolidated financial continuing performance for the year ended 31 December 2021 as if the transaction had taken place at 1 January 2021.

As part of this process,

- information about the NeoGames' financial position and financial performance has been extracted by the board of directors of NeoGames from NeoGames' consolidated financial statements for the year ended 31 December 2021, on which an audit has been published,

  and

- the information about the non IFRS measures (EBIT, EBITDA and Adjusted EBITDA) has been extracted by the board of directors of NeoGames from NeoGames' Annual Report for the year ended 31 December 2021 on which no audit or review report has been published,

  and

Tel Aviv +972-3-6386868 | Jerusalem +972-2-6546200 | Haifa +972-4-8680600 | Beer Sheva +972-77-7784100 | Bene Berak +972-73-7145300 | Kiryat Shmona +972-77-5054906 | Petach Tikva +972-77-7784180 | Modiin Ilit +972-8-9744111

Head Office Amot Bituach House 48 Derech Menachem Begin Rd. Tel Aviv 6618001 Email bdo@bdo.co.il Our Site www.bdo.co.il
BDO Israel, an Israeli partnership, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms. BDO is the brand name for the BDO network and for each of the BDO Member Firms

42 | NeoGames’ offer to the shareholders in Aspire Global

BDO

- the information about the Aspire' financial position, financial continuing performance and non IFRS measures has been extracted by NeoGames board of directors from Aspire financial statements for the period ended 31 December 2021, on which no audit or review report has been published.

The board of directors and Management's Responsibility for the Pro Forma Financial Information

The board of directors of NeoGames are responsible for compiling the pro forma financial information on the basis of the Delegated Regulation (EU) 2021/528.

Our Independence and Quality Control

We have complied with the independence and other ethical requirements of the International Ethics Standards Board for Accountants' International Code of Ethics for Professional Accountants (including International Independence Standards) (IESBA Code), which is founded on fundamental principles of integrity, objectivity, professional competence and due care, confidentiality, and professional behavior.

The firm applies International Standard on Quality Control 1 and accordingly maintains a comprehensive system of quality control including documented policies and procedures regarding compliance with ethical requirements, professional standards, and applicable legal and regulatory requirements.

Independent Auditor's Responsibilities

Our responsibility is to express an opinion as required by the Delegated Regulation (EU) 2021/528, about whether the pro forma financial information has been properly compiled, in all material respects, by the board of directors of NeoGames on the basis of the applicable criteria and that these bases are consistent with NeoGames' accounting policies with respect to its financial position, performance and non IFRS measures.

We conducted our engagement in accordance with International Standard on Assurance Engagements (ISAE) 3420, Assurance Engagements to Report on the Compilation of Pro Forma Financial Information Included in an offer document, issued by the International Auditing and Assurance Standards Board. This standard requires that the auditor plan and perform procedures to obtain reasonable assurance about whether the board of directors of NeoGames have compiled, in all material respects, the pro forma financial information on the basis of the Delegated Regulation (EU) 2021/528.

For purposes of this engagement, we are not responsible for updating or reissuing any reports or opinions on any historical financial information used in compiling the pro forma financial information, nor have we, in the course of this engagement, performed an audit or review of the financial information used in compiling the pro forma financial information.

The purpose of pro forma financial information included in an offer document is solely to illustrate the impact of significant events or transactions on unadjusted financial information of the entity as if the event had occurred or the transaction had been undertaken at an earlier date selected for purposes of the illustration. Accordingly, we do not provide any assurance that the actual outcome of the events or transactions at 31 December 2021 or the year then ended would have been as presented.

A reasonable assurance engagement to report on whether the pro forma financial information has been compiled, in all material respects, on the basis of the applicable criteria involves performing procedures to

Tel Aviv +972-3-6386868 | Jerusalem +972-2-6546200 | Haifa +972-4-8680600 | Beer Sheva +972-77-7784100 | Bene Berak +972-73-7145300 | Kiryat Shmona +972-77-5054906 | Petach Tikva +972-77-7784180 | Modiin Ilit +972-8-9744111

Head Office Amot Bituach House 48 Derech Menachem Begin Rd. Tel Aviv 6618001 Email bdo@bdo.co.il Our Site www.bdo.co.il
BDO Israel, an Israeli partnership, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms. BDO is the brand name for the BDO network and for each of the BDO Member Firms

43 | NeoGames’ offer to the shareholders in Aspire Global

BDO

assess whether the applicable criteria used by the board of directors of NeoGames in the compilation of the pro forma financial information provide a reasonable basis for presenting the significant effects directly attributable to the event or transaction, and to obtain sufficient appropriate evidence about whether:

- The related pro forma adjustments give appropriate effect to those criteria; and
- The pro forma financial information reflects the proper application of those adjustments to the unadjusted financial information; and
- The pro forma financial information has been compiled on a basis consistent with the accounting policies of NeoGames with respect to its financial position, performance and non IFRS measures.

The procedures selected depend on the auditor's judgment, having regard to the auditor's understanding of the nature of NeoGames, the events or transactions in respect of which the pro forma financial information has been compiled, and other relevant engagement circumstances.

The engagement also involves evaluating the overall presentation of the pro forma financial information.

We believe that the evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Opinion

In our opinion, the pro forma financial information has been properly compiled, in all material respects, on the basis stated in section "Proforma financial information" of the offer document and that basis is consistent with the accounting policies applied by NeoGames with respect to its financial position, performance and non IFRS measures.

Restriction of Use

This report is issued for the sole purpose of the Offer as set out in the offer document. Our work has not been carried out in accordance with auditing, assurance or other standards and practices generally accepted in the United States of America and accordingly should not be relied upon as if it had been carried out in accordance with those standards and practices. Therefore, this report is not appropriate in other jurisdictions and should not be used or relied upon for any purpose other than described above. We accept no duty or responsibility to and deny any liability to any party in respect of any use of, or reliance upon, this report in connection with any type of transaction, including the sale of securities other than the Offer, as set out in the offer document.

Ziv Haft

Ziv Haft

Certified Public Accountants, Isr.

BDO Member Firm

25 April 2022

Tel Aviv, Israel

ISO 9001:2008 IQC

Tel Aviv	Jerusalem	Haifa	Beer Sheva	Bene Berak	Kiryat Shmona	Petach Tikva	Modiin Ilit
+972-3-6386868	+972-2-6546200	+972-4-8680600	+972-77-7784100	+972-73-7145300	+972-77-5054906	+972-77-7784180	+972-8-9744111

Head Office Amot Bituach House 48 Derech Menachem Begin Rd. Tel Aviv 6618001 Email bdo@bdo.co.il Our Site www.bdo.co.il
BDO Israel, an Israeli partnership, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms. BDO is the brand name for the BDO network and for each of the BDO Member Firms

44 | NeoGames’ offer to the shareholders in Aspire Global

Description of Aspire Global

The following information is a general description of Aspire Global. The information in this description is, unless otherwise stated, based on publicly available information mainly derived from Aspire Global’s website, audited annual report for the financial year 2020 and the unaudited year-end report for the financial period 1 January – 31 December 2021.

General and business history

Aspire Global is a leading B2B-provider of iGaming solutions, offering companies everything they need to operate a successful iGaming brand, covering casino and sports. Aspire Global’s B2B-offering comprises a technical platform, proprietary casino games, a proprietary sportsbook, a game aggregator and managed services. Aspire Global also distributes third-party and proprietary games and sportsbook to external partners, through the acquisitions of game-aggregator and game studio Pariplay in 2019 and of BtoBet, a sportsbook provider, in 2020. Aspire Global operates in over30 regulated markets spanning Europe, America and Africa, including countries such as the United States, United Kingdom, Denmark, Portugal, Spain, Poland, Ireland, Nigeria, Columbia and Mexico. Offices are located in Malta, Israel, Bulgaria, Ukraine, North Macedonia, India, Italy and Gibraltar. Aspire Global was founded in 2005 and has been listed on Nasdaq First North Premier Growth Market since 2017.

Pursuant to the unaudited year-end report for the financial period 1 January – 31 December 2021, Aspire Global group had 544 employees at the end of the period and generated sales of around EUR 213.3 million.

Business overview

On 1 December 2021, Aspire Global announced it had finalized the divestment of its B2C segment to the US-based group Esports Technologies, Inc. The divestment followed Aspire Global’s review of the B2C segment that was announced in March 2021. The B2C segment represents Aspire Global’s proprietary brands led by Karamba. The proprietary brands operated on the company platform, side by side with B2B brands. Following the completion of the transaction, the B2C brands became platform partners to Aspire Global. The divestment of the B2C segment means that Aspire Global is today a purely B2B company with a continued strong focus on profitable growth.

Aspire Global provides the full range of B2B-services with a proprietary technical platform, proprietary casino games, a proprietary sportsbook, a game aggregator and managed services. The company offers a ’one stop shop’ solution for iGaming operators – with around 75 percent of revenues coming from taxed, locally regulated or soon to become regulated markets. The B2B-offering is targeted at casino and sports operators as well as land-based operators and experts in marketing such as affiliates and media companies, with strong brand awareness and the ability to generate large volumes of online traffic. The company can manage every aspect from regulation and compliance to payment processing, risk management, CRM, support and player value optimization, allowing operators to focus on marketing their brand and generating traffic.

Aspire Global’s B2B segment comprises three sub-segments: Aspire Core, Aggregation and Games (Pariplay), and Sports (BtoBet).

●	Aspire Core: Aspire Core operates under license in numerous markets, with the license in Malta covering all .com markets. Joining Aspire Global provides operators with access to a large number of markets without having to apply, in most cases, for licenses of their own. Aspire Global’s platform partners have access to on-demand data analysis services in addition to a wide array of analytical tools that provide complete control of statistics and activity, such as data collection, daily report management, business intelligence, API gateway reports, back-office systems and real time data capabilities. The platform is continuously updated with new features relating to regulation and ongoing compliance. The in-house regulation and compliance team monitors all operations, conducts ongoing training and provides partners with regulatory updates and marketing guidelines for their jurisdictions. The platform itself can be used exclusively or combined with a wide range of managed services such as customer support, CRM tools and financial services. Pursuant to the unaudited year-end report for the financial period 1 January – 31 December 2021, during 2021, Aspire Core, including intersegments, accounted for approximately EUR 119.2 million of Aspire Global’s total revenue.

45 | NeoGames’ offer to the shareholders in Aspire Global

●	Aggregation and Games (Pariplay): Founded in 2010, Aspire Global’s subsidiary Pariplay is a leading aggregator and content provider. Within the games division, Aspire Global offers both a wide variety of proprietary games produced from in-house studios as well as a wide array of third-party games from suppliers, all integrated into one API and single integration, accompanied by engagement and retention tools on the aggregation platform level. Pursuant to the unaudited year-end report for the financial period 1 January – 31 December 2021, during 2021, Aggregation and Games, including intersegments, accounted for approximately EUR 30.0 million of Aspire Global’s total revenue.

●	Sports (BtoBet): The acquisition of BtoBet, a leading sportsbook provider, in October 2020 was a major step in the creation of an offering that covers all the main elements of the B2B iGaming value chain. With the proprietary sportsbook, Aspire Global controls the IP in major elements of the value chain and can steer the complete roadmap. In addition, it also provides Aspire Global with great flexibility when it comes to adding new features and securing fast time to market. Pursuant to the unaudited year-end report for the financial period 1 January – 31 December 2021, during 2021, Sports, including intersegments, accounted for approximately EUR 11.3 million of Aspire Global’s total revenue.

Pursuant to the unaudited year-end report for the financial period 1 January – 31 December 2021, during 2021, excluding the B2C segment, the B2B segments’ sales, accounted for approximately EUR 158.3 million of Aspire Global’s total revenue. The Aspire Global group’s businesses serve European, American and African markets, which are usually segmented as follows: Nordic countries, UK and Ireland, rest of Europe and rest of the world.

On 10 December 2021, it was announced that Aspire Global had signed an agreement to acquire 25% of bingo supplier END 2 END with an option to acquire all of the shares in three- or five-years time, providing Aspire Global with an access to a real omni channel technology and a proprietary offering in one of the biggest verticals in the iGaming industry.

For more information regarding Aspire Global, please refer to Aspire Global’s website (www.aspireglobal.com).

46 | NeoGames’ offer to the shareholders in Aspire Global

Aspire Global’s financial information in summary

The information below regarding Aspire Global has been extracted from the audited annual reports for 2020 and 2019 as well as from the unaudited year-end report for the financial period 1 January – 31 December 2021 (which has neither been revised nor reviewed by Aspire Global’s auditor) with comparing figures for the period of 1 January – 31 December 2020.

Aspire Global’s consolidated financial statements have been prepared in accordance with the International Financial Reporting Standards (IFRS), issued by the International Accounting Standards Board (IASB), as well as the interpretations by the IFRS Interpretations Committee (IFRIC) as adopted by the European Union.

The unaudited year-end report for Aspire Global has been prepared in accordance with IAS 34 (Interim Financial Reporting).

Aspire Global’s annual reports and the year-end report are available on Aspire Global’s website (www.aspireglobal.com). Complete information on Aspire Global’s financial development and financial position is available in the annual reports for the financial years 2020, 2019 and 2018.

Figures stated in this section “Aspire Global’s financial information in summary” are rounded to EUR thousand whereas the calculations are performed using an extended set of decimals. Percentages are displayed with one decimal and are also rounded. Some calculations may appear to sum incorrectly due to rounding.

Summary consolidated comprehensive income statement for the Aspire Global group

	1 January – 31 December (Unaudited year-end report for 2021, 2021 unaudited, 2020 audited)			1 January – 31 December (Audited annual reports for 2020 and 2019)
Amounts in EUR thousands unless otherwise stated	2021[1]	)	2020	2020	2019	2018
Net revenues	210,220		156,844	156,844	127,538	102,483
Distribution expenses	-138,083		-108,395	-108,395	-87,052	-64,123
Gaming duties	-15,931		-4,334	-4,334	-4,166	-4,406
Administrative expenses	-21,202		-17,023	-17,023	-14,616	-12,753
EBITDA	35,004		27,092	27,092	21,704	21,201
Operating income	26,258		20,810	20,810	17,744	19,306
Income before income taxes	26,375		16,407	16,407	16,917	19,498
Net income before company share in the results of associated companies	24,133		15,013	15,013	1,884	18,512
Net income and total comprehensive income	22,560		13,116	13,116	405	16,172

1) B2C as continued operations.

47 | NeoGames’ offer to the shareholders in Aspire Global

Summary consolidated statement of financial position for the Aspire Global group

	1 January – 31 December (Unaudited year-end report for 2021, 2021 unaudited, 2020 audited)		1 January – 31 December (Audited annual reports for 2020 and 2019)
Amounts in EUR thousands unless otherwise stated	2021	2020	2020	2019	2018
Assets
Non-current assets	92,593	89,069	89,069	47,174	21,937
Current assets	121,287	55,229	55,229	54,114	76,214
Total assets	213,880	144,298	144,298	101,288	98,151

Equity and liabilities
Total equity attributable to the equity holders of the company	129,314	47,621	47,621	34,449	38,674
Non-controlling interests	994	318	318	-217	-217
Non-current liabilities	25,589	19,218	19,218	29,387	27,527
Current liabilities	57,983	77,141	77,141	37,669	32,167
Total equity and liabilities	213,880	144,298	144,298	101,288	98,151

Summary consolidated cash flow statement for the Aspire Global group

	1 January – 31 December (Unaudited year-end report for 2021, 2021 unaudited, 2020 audited)		1 January – 31 December (Audited annual reports for 2020 and 2019)
Amounts in EUR thousands unless otherwise stated	2021	2020	2020	2019	2018

Net cash generated from operating activities	23,272	27,655	27,655	2,523	23,6441)
Net cash used in investing activities	30,269	-26,460	-26,460	-21,270	-6,7621)
Net cash generated used in financing activities	-18,600	-1,520	-1,520	-5,938	23, 4261)
Cash and cash equivalents at the end of the year	63,651	28,710	28,710	29,035	53,720

1) Reclassified.

Key figures and data per share

	1 January – 31 December (Unaudited year-end report for 2021)		1 January – 31 December (Audited annual reports for 2020 and 2019)
Amounts in EUR thousands unless otherwise stated	2021	2020	2020	2019	2018

Key figures
Revenues	213,331	161,894	161,894	131,445	104,592
EBITDA	35,004	27,092	27,092	21,704	21,201
EBITDA margin, %	16.4	16.7	16.7	16.5	20.3
EBIT	26,258	20,810	20,810	17,744	19,306
EBIT margin, %	12.3	12.9	12.9	13.5	18.5
Share data
Dividend per share, SEK	-	-	-	-	1.27
Basic earnings per share, EUR	1.77	0.28	0.28	0.01	0.36
Diluted earnings per share, EUR	1.75	0.28	0.28	0.01	0.35

48 | NeoGames’ offer to the shareholders in Aspire Global

Aspire Global’s share capital and ownership structure

General

The shares in Aspire Global are admitted to trading on Nasdaq First North Premier Growth Market under the short name ASPIRE and ISIN code SE0010298109.

Share capital

As of 17 January 2022, the number of outstanding shares in Aspire Global amounts to 46,658,404, with a nominal value of GBP 0.0025 per share, entailing a total share capital of GBP 116,646.01. Supposing acceleration of all current outstanding incentive programs in Aspire Global, there would be an additional 828,094 shares in Aspire Global based on net share issuance, entailing a total share capital of GBP 118,716.245. Each share entitles the holder to one (1) vote at general meetings. The shares are freely negotiable.

Shareholders

As at 31 March 2022, Aspire Global had 2,092 shareholders. The chart below shows the ten largest shareholders in Aspire Global as at 31 March 2022.

Owner	Number of shares	% of the share capital	% of the votes
Matalon Barak	12,048,000	25.81	25.81
Zahavi Pinhas	7,550,000	16.17	16.17
Azur Elyahu	7,500,000	16.07	16.07
Aran Aharon	3,000,000	6.43	6.43
BNY MELLON SA/NV	2,051,450	4.39	4.39
Merrill Lynch Professional Clearing	1,988,626	4.26	4.26
BNY MELLON NA	1,571,978	3.37	3.37
J.P. Morgan Securities Plc	1,333,422	2.86	2.86
Pakarinen, Janne Heikki Petteri	1,049,811	2.25	2.25
Goldman Sachs & Co. LLC	920,165	1.97	1.97
10 largest shareholders	39,013,452	83.58	83.58
Others	7,663,634	16.42	16.42
TOTAL	46,677,086	100.00	100.00

Convertibles and warrants

As stated below, Aspire Global has issued share options under its outstanding incentive programs. The Offer is made under the presumption, and is conditional upon, that all current outstanding incentive programs in the form of option plans in Aspire Global are accelerated, and that such options are converted into not more than 828,094 shares in Aspire Global based on net share exercise. Should the options be converted into more than the above-mentioned number of shares in Aspire Global, the consideration in the Offer will, unless the Offer is instead withdrawn on the basis of the third condition for completion under “Terms and conditions” above, be reduced such that the total consideration for all shares in Aspire Global in the Offer does not change. Aspire Global has no outstanding convertibles, warrants or other securities other than the above-mentioned share options.

49 | NeoGames’ offer to the shareholders in Aspire Global

Dividend policy

Aspire Global’s dividend policy is to distribute annual dividend totalling at least 50 percent of the company’s net profits after taxes, subject to the discretion of the board of directors. When considering the distribution of dividends, the board of directors of Aspire Global may consider the then-existing conditions, including the company’s financial results, capital requirements, the Aspire Global group’s ability to meet its foreseeable financial liabilities, investment opportunities, contractual restrictions, statutory restrictions on Aspire Global’s ability to pay dividends as prescribed by the Maltese company laws, and other factors deemed relevant by the board.

At the annual general meeting held on 6 May 2021, the shareholders of Aspire Global resolved that no dividend be paid for the financial year 2020. Pursuant to the year-end report for the financial period 1 January – 31 December 2021, the board of directors of Aspire Global has proposed that no dividend is paid for the financial year 2021.

Shareholders’ agreements etc.

Barak Matalon, Aharon Aran, Pinhas Zahavi and Elyahu Azur have entered into a voting agreement pursuant to which Barak Matalon and Aharon Aran shall be considered to constitute one group of shareholders and Pinhas Zahavi and Elyahu Azur shall be considered to constitute another group of shareholders (the “Aspire Global Voting Agreement”). In the election of new members to the board of directors, each group shall support the other group’s proposal. The Aspire Global Voting Agreement applies to all questions concerning the election or removal of board members and subject to mandatory rules and laws applicable on the company and its board of directors. In a situation where there will be only one vacancy and each group will present a different nominee, the group that holds less shares shall vote in the same manner in which the other group will vote. The Aspire Global Voting Agreement terminates upon the earlier to occur of (i) either group holds, in the aggregate, shares that represent more than 50 percent of the company’s issued and outstanding share capital, or (ii) either group holds, in the aggregate, shares that represent less than 10 percent of the company’s issued and outstanding share capital.

Holding of own shares

Aspire Global does not hold any of its own shares in treasury.

Authorization for the board of directors

At the extraordinary general meeting held on 9 December 2021, the shareholders of Aspire Global resolved to approve a new share options pool for up to 700,000 of the outstanding shares of the company, corresponding to a dilution of approximately 1.5 percent of the share capital and of the votes. It was resolved to authorize the board of directors to issue and allot up to 700,000 of the unissued ordinary shares of the company to key personnel of the company and its subsidiaries as part of the Employee Share Option Scheme (as defined below), which approval shall be valid for the maximum period allowed by applicable law, being five (5) years from the date of the resolution of the extraordinary general meeting. It was further resolved to authorize the board of directors, pursuant to Article 88(7) of the Companies Act (Chapter 386 of the Laws of Malta), to restrict or withdraw any rights of pre-emption, if any, of shareholders in relation to an allotment of shares by the board of directors in terms of the authorization granted under the resolution.

Incentive programs

Aspire Global has the following four separate share incentive programs in place: (i) a program for certain key employees introduced in 2007 (“Share Options Scheme 2007”), (ii) a program for the members of the board of directors introduced in 2017 (“Board Scheme”), (iii) a program for certain key employees (which includes the CEO and CFO) introduced in 2017 (“Share Options Scheme 2017”), and (iv) a program for key employees of the company and its subsidiaries introduced in 2021 (“Employee Share Option Plan”).

50 | NeoGames’ offer to the shareholders in Aspire Global

Share Options Scheme 2007

According to the Share Options Scheme 2007, various employees are entitled to buy a total of 2,582,000 shares in Aspire Global at a price of EUR 0.50 per share. During 2022 and 2021, the board of directors approved certain employees’ exercise of options to purchase 17,336 and 40,668 shares, respectively, under the Share Option Scheme 2007. If all options under the Share Options Scheme 2007 which have not been already exercised by the option holders are granted to the eligible persons and exercised, the issued and outstanding shares of the company would increase by 133,778 shares on net share exercise (140,272 shares on gross share exercise).

Board Scheme

At the extraordinary general meeting held on 21 June 2017, the shareholders resolved to implement a share-based incentive scheme for the members of the board of directors. The Board Scheme has been designed to promote the company’s long-term interests by motivating and rewarding the board members through share options. In accordance with the Board Scheme, the company may issue 145,000 authorized but not yet issued shares (in total 200,000 shares of which 55,000 shares have already been issued). Carl Klingberg holds 100,000 options and Fredrik Burvall held 100,000 options of which 15,000 were exercised during 2020. No remaining options are reserved under the Board Scheme. On 1 December 2021, 40,000 options out of the above-mentioned 200,000 authorized shares were granted from under the Board Scheme – 20,000 to Carl Klingberg and 20,000 to Fredrik Burvall. If all options under the Board Scheme which have not been already exercised by the option holders are granted to the eligible persons and exercised, the issued and outstanding shares of the company would increase by 124,604 shares on net share exercise (185,000 shares on gross share exercise). At the extraordinary general meeting held on 9 December 2021, the shareholders resolved that the term of Board Scheme be extended up to 9 December 2026, and that the company execute an addendum to the Board Scheme so as to amend clause 14 of the Board Scheme to reflect the extended date of 9 December 2026.

Share Options Scheme 2017

At the extraordinary general meeting held on 21 June 2017, the shareholders resolved to implement an incentive program for senior executives, key employees and other employees of Aspire Global. The company has reserved 775,800 outstanding but not yet issued shares for the Share Option Scheme 2017. The options are reserved for current and future employees, of whom: (i) management and other senior executives (not more than 20 persons) can be offered up to 615,800 options; and (ii) other employees (not more than 200 persons) can be offered up to 12,000 options per person, a total of not more than 160,000 options. During 2022 and 2021, the board of directors of Aspire Global approved certain employees’ exercise of options to purchase 62,125 and 99,680 shares, respectively, under the Share Option Scheme 2017. If all options under the Share Options Scheme 2017 which have not been already exercised by the option holders are granted to the eligible persons and exercised, the issued and outstanding shares of the company would increase by 367,124 shares on net share exercise (572,666 on gross shares exercise). At the extraordinary general meeting held on 9 December 2021, the shareholders resolved that the term of Share Options Scheme 2017 be extended up to 9 December 2026, and that the company execute an addendum to the Share Options Scheme 2017 so as to amend clause 15 of the Share Options Scheme 2017 to reflect the extended date of 9 December 2026.

Employee Share Option Plan

At the extraordinary general meeting held on 9 December 2021, the shareholders resolved to approve a new share options pool for up to 700,000 of the outstanding shares of the company, corresponding to a dilution of approximately 1.5 percent of the share capital and of the votes. It was resolved that that the maximum amount of shares that may be issued as a result of options to be granted to employees to be 700,000, which shall be allocated to an employee share option plan setting out the terms and conditions applicable to options granted to key employees of the company and group. Each option under the Employees Share Option Plan entitles the holder to purchase one ordinary share in the company at a price corresponding to the market price of the shares on the date of the grant. The Employee Share Option Plan shall be valid for a term up to the maximum period of five years allowable by law, and accordingly shall expire on the 9 December 2026, subject to renewal by shareholders at a future meeting.

51 | NeoGames’ offer to the shareholders in Aspire Global

On 17 December 2021, the board of directors approved a grant of 671,500 options to certain employees, in accordance with a resolution at the extraordinary general meeting held on 9 December 2021. If all options under the Employee Share Option Plan which have not been already exercised by the option holders are granted to the eligible persons and exercised, the issued and outstanding shares of the company would increase by 183,906 shares.

Material agreements (including change of control clause)

On 20 June 2013, Pariplay Limited (“Pariplay”) entered into an agreement with Fordart Limited (“Fordart”) pursuant to which Pariplay grants Fordart and its affiliates, inter alia, a perpetual, non-revocable, license, with the right to sublicense, to use Pariplay's gaming platform and certain bespoke and third party games, as well as certain trademarks in connection with the games. The license will be exclusive for a period of 30 months per each bespoke game. In consideration thereof, Pariplay is entitled to a share of the Net Gaming Revenue.

On 12 November 2017, Aspire Global and Marketplay Ltd. ("MarketPlay"), an entity in which Aspire Global holds shares, entered into a White Label Services Agreement, pursuant to which Aspire provides to MarketPlay an online gaming offering that includes, online games, sports betting offering and white label services, in order to facilitate the offering of a MarketPlay-branded remote gaming offering to end-user players. The term of the agreement is five years, with automatic renewal for terms of five years each. In consideration thereof, Aspire Global is entitled to a share of the Net Gaming Revenue

Other than the above, NeoGames is not aware of any material agreements which could be affected, amended or terminated due to a change of control of Aspire Global as a result of a public offer.

52 | NeoGames’ offer to the shareholders in Aspire Global

Aspire Global’s board of directors, executive management and auditors

Board of directors10

Carl Klingberg (1961)

Chairman of the board and board member since 2017, member of the Remuneration Committee and Sustainability Committee

Other assignments: Chairman of the board of directors of Mackmyra Svensk Whisky AB, Strömsta Säteri AB and Pay & Pray AB. Member of the board of directors of Scandinavian Weldtech Holding AB and DHS Venture Partners AB.

Background: CEO of Scandinavia Online AB and SOL Content AB. Managing Director of bwin Games AB, Chairman of the board of directors of Heads Svenska AB and member of the board of directors of Avanza Fondkommission AB.

Education: B.A. from Stockholm School of Economics, Sweden, with majors in marketing and data processing.

Independence: Independent in relation to Aspire Global, executive management and Aspire Global’s major shareholders.

Holdings: 100,000 options on 100,000 shares.

Fredrik Burvall (1972)

Board member since 2017, member of the Audit Committee and Sustainability Committee

Other assignments: Chairman of the board of directors of Speqta AB and M.O.B.A. Network AB (plc). Member of the board of directors of the Gambling.com Group (plc), Movs Technology Group AB and Enteractive Ltd. Member of the board of directors and CEO of The Networked Nation – tNN AB.

Background: CEO of Cherry AB (publ). Deputy member of the board of directors of Bell Maritime Gaming AB. Member of the board of directors and CEO of Cherry Casino Syd AB, Playcherry PR & Media AB and Svenska Klubbspel AB. Member of the board of directors of Cherry Malta Ltd, Esprom Ltd, Inprom Ltd, Cherry Gaming Ltd, Playcherry Ltd, Yggdrasil Malta Ltd, Cherry Ltd, Yggdrasil Gaming Ltd and Yggdrasil Software Ltd.

Education: M.A. in Economics from Örebro University, Sweden, MBA from Stockholm University, Sweden.

Independence: Independent in relation to Aspire Global, executive management and Aspire Global’s major shareholders.

Holdings: 50,018 shares and 85,000 options on 85,000 shares.

Barak Matalon (1970)

Board member since 2005 and member of the Remuneration Committee

Other assignments: Member of the board of directors of NeoGames S.A. and Neolotto.

Background: VP Sales and Marketing at the Israeli broadcasting channel NCP. Sales Director at Internet Gold.

Education: B.A. in Economics from Tel Aviv College, Israel.

Independence: Not independent in relation to Aspire Global, executive management and Aspire Global’s major shareholders.

Holdings: 12,048,000 shares.

Aharon Aran (1949)

Board member since 2018 and member of the Audit Committee

Other assignments: Member of the board of directors of NeoGames S.A and CEO of the Israeli Audience Research Board.

Background: CEO of TMF media Group and Omnicom Media Group, Israel office. CEO of Schoken local newspapers group. CEO of Hadashot daily newspaper. VP marketing of Elite confectionary group. EVP Yedioth Ahronoth Media group, EVP at Reshet TV – Ch. 22 and EVP TV Channel 10.

Education: B.A. in Economics and MBA in Business Administration from Tel Aviv University, Israel.

Independence: Independent in relation to Aspire Global and executive management. Not independent in relation to Aspire Global’s major shareholders.

Holdings: 3,000,000 shares.

10 Shareholding stated in this section includes shareholdings by associated legal entities and natural persons.

53 | NeoGames’ offer to the shareholders in Aspire Global

Executive management11

Tsachi Maimon (1978)

CEO since 2013

Other assignments: Member of the board of directors of Neolotto, Minotauro and MarketPlay.

Background: Member of the board of directors of Aspire Global. Head of Casino at TNT Marketing. Call Center Manager at Cellcom.

Education: M.A. in Business from the College of Management, Israel, B.A. in Interdisciplinary studies for outstanding officers from Hebrew University of Jerusalem, Israel.

Holdings: 800,000 shares and 348,000 options to acquire 348,000 ordinary shares.

Motti Gil (1973)

CFO since 2016 and Chief Officer of Responsible Gaming since 2018

Other assignments: -

Background: CFO of GoNet Systems. Vice President of Finance and CFO of IXI Mobile.

Education: B.A. in Accounting and Economics from Hebrew University, Israel. Certified Public Accountant (CPA) in Israel.

Holdings: 66,664 shares and 203,334 options on 228,336 shares.

Antoine Bonello (1975)

Chief Operations Officer (COO) since 2020

Other assignments: -

Background: COO for William Hill International and Mr Green Ltd. Managing Director and Director of Integration for Paddy Power Betfair. Senior Product and Operations roles at Betfair. Lean Six Sigma and Process Improvement roles at Trelleborg AB and other organizations in Europe and the U.S.

Education: B.Eng (Hons) Engineering, University of Malta, Malta. MSc. in Engineering Business

11 Shareholding stated in this section includes shareholdings by associated legal entities and natural persons.

Management, University of Warwick, United Kingdom.

Holdings: 10,753 shares and 130,000 options on 130,000 shares.

Yoel Zuckerberg (1986)

VP Product since 2019

Other assignments: -

Background: Head of Product at Aspire Global. Senior Product Gaming Team Leader at Ladbrokes Coral Group. CRM Team Leader B2B US at 888holdings. Head of Poker & Belgium Regional Manager at Ladbrokes. Internal Poker Marketing Manager at TNT Marketing.

Education: B.A. in Business, Management, Marketing and Related Support Services from ICHEC, Belgium. Bachelor of Applied Science (B.A.Sc.) from ULB, Belgium.

Holdings: 70,000 options on 70,000 shares.

Shlomit Kedem (1980)

VP HR & Operations since 2020

Other assignments: -

Background: Head of HR & Operations at Aspire Global. B2B Marketing Manager at Aspire Global. Marketing Manager at Cellcom. Retention Manager at Cellcom.

Education: Social Science, the Open University of Israel, Israel.

Holdings: 66,000 options on 66,000 shares.

Paul Myatt (1976)

Chief Business Development Officer since 2020

Other assignments: -

Background: Chief Commercial Officer and Managing Director at Quickspin. Head of New Business at NetEnt.

Education: B.A. (Hons) in Business Information Technology from Coventry University, United Kingdom. PGDip in Applied Psychology from University of Liverpool, United Kingdom.

Holdings: 60,000 options on 60,00 shares.

54 | NeoGames’ offer to the shareholders in Aspire Global

Aditya Bhushan (1980)

Chief Technology Officer since 2021

Other assignments: -

Background: Systems Architect, Director of Platform and CTO at NetEnt. Computer Scientist at Adobe Systems.

Education: Master’s in Computer Applications and Bachelor’s in Physics from Delhi University, India.

Holdings: 1,500 shares and 40,000 options on 40,000 shares.

Quincy Raven (1978)

Managing Director US since 2021

Other assignments: -

Background: Senior Director, Gaming & Payments at Blackhawk Network. Executive Director, Business Development at Scientific Games. Vice President, Interactive Solutions at Everi. Senior strategic product roles at Aristocrat.

Education: Master of Business Administration from Northeastern University’s D’Amore-McKim School of Business, U.S.

Holdings: 10,000 shares and 70,000 options on 70,000 shares.

Adrian Bailey (1977)

Managing Director at Pariplay

Other assignments: -

Background: VP marketing NeoGames. Managing director Aspire Global. VP Digital and head of Casino Caesars Interactive entertainment.

Education: High school matriculation certificate Sandringham high school.

Holdings: 63,750 shares.

Dima Reiderman (1981)

Chief Operating Officer at BtoBet

Other assignments: -

Background: Chief Operations Officer at Aspire Global, VP Marketing & CRM at Aspire Global, Various positions in e-commerce, specializing in sales and customer retention. CRM Director at NeoGames, Head of Sales & Retention at Nextrade Ltd and Head of Sales Department DSNR.

Education: B.A. in Economics and Management from the Ruppin Academic Center, Israel, major in Financing and Banking.

Holdings: 400 shares and 89,900 options on 164,600 shares.

Auditors

At the annual general meeting of Aspire Global held on 6 May 2021, BDO was elected as auditor for the period until the end of the next annual general meeting. Authorized public accountant Sam Spiridonov is auditor in charge.

Other

Aspire Global’s annual report for the financial year 2020, does not refer to any agreements between Aspire Global and its board members or employees which stipulate a right of compensation if their employment is terminated as a consequence of a public offer regarding the shares in Aspire Global.

55 | NeoGames’ offer to the shareholders in Aspire Global

Aspire Global’s articles of association

Aspire Global’s articles of association as at the date of this offer document are presented below. The completion of the Offer is conditional upon the articles of association being amended prior to the end of the acceptance period in the Offer as further set out in the second condition for completion of the Offer listed above.

1.	Interpretation

1.1.	The regulations contained in the First Schedule to the Act (the “First Schedule”) shall not apply to the Company, and the Company’s Articles of Association shall be the Articles set out hereunder.

1.2.	In these Articles (if not inconsistent with the subject or context) the words and expressions set out in the first column below shall bear the meanings set opposite to them respectively:

Act	means the Companies Act 1995, Cap.386 of the Laws of Malta
Articles	means the Articles of Association of the Company as altered from time to time
Business Online Newspaper	means the Swedish Official Gazette (Sw. Post- och Inrikes Tidningar).
Financial Markets Act	means the Financial Markets Act, Chapter 345 of the Laws of Malta
In writing	includes written or produced by any substitute for writing or partly one and partly another including printing, typewriting, lithography, photography and any other mode or modes of presenting or reproducing words in a visible and non-transitory form, including an electronic communication which is capable of being read, stored and/or printed
Memorandum	shall mean the Memorandum of Association of the Company as altered from time to time
Month	shall mean a calendar month
Office	shall mean the registered office of the Company
Officer	shall include a Director, manager and the Secretary but shall not include an auditor
Paid	shall mean paid or credited as paid
Register	shall mean the register of members of the Company pursuant to article 123 of the Act
Secretary	shall include any person appointed by the Directors to perform any of the duties of the Secretary including, but not limited to, a joint, assistant or deputy Secretary
Shareholders meeting	shall include both a General Meeting and a meeting of the holders of any class of shares of the Company
Section	Shall mean a section of these Articles
Stock Exchange	means Nasdaq First North or another multilateral trading facility or regulated market in Sweden
Transfer Office	shall mean the place where the Register is situated for the time being
Year	shall mean calendar year

56 | NeoGames’ offer to the shareholders in Aspire Global

1.3.	All of the provisions of these Articles as are applicable to paid-up shares shall apply to stock, and the words “share” and “shareholder” shall be construed accordingly.

1.4.	Words denoting the singular shall include the plural and vice versa. Words denoting the masculine shall include the feminine. The word “person” includes a body of persons.

1.5.	An Extraordinary Resolution of the shareholders shall be effective for any purpose which is specified as requiring an Extraordinary Resolution in these Articles or in the Act. All other matters for which approval of the shareholders is required under any provisions of these Articles or the Act shall be approved by Ordinary Resolution.

An Extraordinary Resolution shall be effective for any purpose for which an Ordinary Resolution is required under any provisions of these Articles.

An Extraordinary Resolution is one where:

(i)	it has been taken at a general meeting of which notice specifying the intention to propose the text of the resolution as an extraordinary resolution and the principal purpose thereof has been duly given; and

(ii)	it has been passed by a member or members having the right to attend and vote at the meeting holding in the aggregate not less than seventy-five per cent (75%) in nominal value of the shares represented and entitled to vote at the meeting and at least fifty-one per cent (51%) in nominal value of all the shares entitled to vote at the meeting:

Provided that, if one of the aforesaid majorities is obtained, but not both, another meeting shall be convened within thirty days in accordance with the provisions of these Articles for the calling of meetings to take a fresh vote on the proposed resolution. At the second meeting the resolution may be passed by a member or members having the right to attend and vote at the meeting holding in the aggregate not less than seventy-five per cent (75%) in nominal value of the shares represented and entitled to vote at the meeting. However, if more than half in nominal value of all the shares having the right to vote at the meeting is represented at that meeting, a simple majority in nominal value of such shares so represented shall suffice.

(iii)	With respect to any new issue of shares or issue of warrants or convertible instruments, transfer of shares, warrants or convertible instruments which have been issued by a company within the Company group, an Extraordinary Resolution must always be adopted or approved by the general meeting of the issuing company, where:

i.	the members of the Company shall not hold pre-emption rights to subscribe pro rata to the number of shares they own; and

ii.	the persons who are, instead, entitled to subscribe for shares, warrants or convertible instruments belong to one or more of the following categories:

1.	members of the board of directors of the issuing company or another undertaking within the same group;

2.	the chief executive officer of the issuing company or another undertaking within the same group;

3.	other employees of the issuing company or another undertaking within the same group except where the issue is of shares under an option plan previously approved by an Extraordinary Resolution;

4.	a spouse or co-habitee of any person referred to in points 1–3;

57 | NeoGames’ offer to the shareholders in Aspire Global

5.	a person who is under the custody of any person referred to in subsections 1–3; or

6.	a legal person over which any person referred to in points 1–5, alone or together;

7.	with any other person referred to therein, exercises a controlling influence.

1.6.	In conjunction with an issue pursuant to Section 1.5 (iii), authorisation may not be granted pursuant to Section 7 below.

1.7.	Where a company or other entity which is a subsidiary of the Company resolves upon such an issue as referred to in Section 1.5 (iii), the resolution of such other entity must also be approved by the general meeting in accordance with 1.5 (iii) by the Company.

1.8.	Where the Company or a subsidiary of the Company has issued shares, warrants or convertible instruments to another company within the same group with subscription rights, the latter company may not transfer the shares, warrants or convertible instruments to any person referred to in Section 1.5 (iii) unless an Extraordinary Resolution in accordance with Section 1.5 (iii) thereon has been adopted by the general meeting of the company.

1.9.	A resolution regarding a transfer from a subsidiary pursuant to 1.91.8 must also be approved by the general meeting of the Company if the parent company in the group by Extraordinary Resolution in accordance with Section 1.5 (iii).

1.10.	Nor may the Company or a subsidiary of the Company, in cases other than as referred to above, transfer to the Company shares in a subsidiary or warrants or convertible instruments which have been issued by the Company to any person referred to in Section 1.5 (iii) unless the transfer has been approved by the general meeting of the Company.

1.11.	Any new issue of shares or issue of warrants or convertible instruments, transfer of shares, warrants or convertible instruments in violation of Sections 1.5(iii)-1.10 are invalid.

1.12.	An Ordinary Resolution shall be taken at a general meeting and passed by a member or members having the right to attend and vote at the meeting holding, in the aggregate, shares entitling the holder or holders thereof to more than fifty per cent (50%) of the voting rights attached to shares represented and entitled to vote at the meeting.

1.13.	A general meeting may not pass any resolution which is likely to give an undue advantage to a member or another person to the detriment of the Company or other members.

Share Capital

2.	Increase of share capital

2.1.	The Company may from time to time by Ordinary Resolution increase its capital by such sum to be divided into shares of such amounts as the resolution shall prescribe provided that the members shall have pre-emptive rights to any shares issued. All new shares shall be subject to the provisions of the Act and these Articles with reference to allotment, payment of calls, transfer, transmission, forfeiture and otherwise.

2.2.	Any increase of share capital, subject to Sections 1.5(iii) - 1.11 where the members shall not have pre-emptive rights to subscribe for new shares requires an Extraordinary Resolution.

3.	Consolidation, subdivision and cancellation

3.1.	The Company may by Ordinary Resolution:

3.1.1.	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

58 | NeoGames’ offer to the shareholders in Aspire Global

3.1.2.	cancel any shares which, at the date of the passing of the resolution, have not been subscribed, or agreed to be subscribed, by any person and diminish the amount of its capital by the amount of the shares so cancelled;

3.1.3.	subdivide its shares or any of them, into shares of smaller nominal value than is fixed by the Memorandum of Association (subject, nevertheless, to the provisions of the Act) and so that the resolution whereby any share is subdivided may determine that, as between the holders of the shares resulting from such subdivision, one or more of the shares may, as compared with the others, have any such preferred, deferred or other special rights, or be subject to any such restrictions, as the Company has power to attach to unissued or new shares.

3.2.	Whenever as a result of a consolidation or subdivision of shares any members would become entitled to fractions of a share, the Directors shall procure, unless the Company’s shares are listed on a regulated market, that an agreement is made with one or several members that they will transfer shares, without consideration, to members which holdings are not evenly divisible and entitled to fractions of share, up to an amount required for their holdings to be evenly divisible for their shares to correspond to a whole number of new shares (rounded up). If the aforementioned would not be practicable the Directors may, on behalf of those members sell the shares representing the fractions for the best price reasonably obtainable to any person (including, subject to articles 106 and 107 of the Act, the Company) and distribute the net proceeds of sale in due proportion among those members, and the Directors may authorize some person to transfer the shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

4.	Purchase of own shares

4.1.	In the event that the Company’s shares are listed on a regulated market or a multilateral trading facility (MTF), and subject to the provisions of articles 106 and 107 of the Act, the Company may purchase, or may enter into a contract under which it will or may purchase, any of its own shares of any class (including any redeemable preference shares).

4.2.	The Company may not exercise any right in respect of shares held by it, including any right to attend or vote at meetings, to participate in any offer by the Company to shareholders or to receive any distributions (including in a winding-up), but without prejudice to its right to sell the shares, to receive an allotment of shares as fully paid bonus shares in respect of the shares or to receive any amount payable on redemption of any redeemable preference shares.

5.	Reduction of Capital

5.1.	Subject to the provisions of the Act, the Company may by Extraordinary Resolution reduce its share capital, share premium account, capital redemption reserve or other undistributable reserve in any way.

Shares

6.	Rights attaching to shares on issue

6.1.	Without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, any share in the Company may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise as the Company may from time to time by Ordinary Resolution determine (or, in the absence of any such determination, as the Directors may determine).

6.2.	Notwithstanding 6.1 no share may carry voting rights which are more than ten times greater than the voting rights of any other share.

59 | NeoGames’ offer to the shareholders in Aspire Global

7.	Directors’ power to allot securities

7.1.	Pursuant to article 85 of the Act and article 88 of the Act relating to pre-emption rights, for the period of 5 years from 30 May, 2017, which period may be extended by Ordinary Resolution of the Company in a General Meeting for further maximum periods of 5 years each:

7.1.1.	the Board of Directors is authorized (a) to grant options in relation to any unissued shares up to the total nominal value of the unissued shares of the Company at such times and on such terms the Board think proper, (b) to issue shares over which the options had been granted, (c) to restrict or withdraw pre-emption rights of existing members in relation to said shares.

7.1.2.	the Board of Directors is authorized to resolve to issue shares to a third party, and to restrict or withdraw pre-emption rights of existing members in relation to said issue when:

7.1.2.1.	it is in the interest of the Company to issue shares to strategic investor(s) in the Company, provided that such issue shall not exceed 10 per cent of the issued share capital of the Company on a rolling 12-month basis; or

7.1.2.2.	the shares are to be issued as a means of payment to a seller of interests in a legal organisation or operations or business being acquired by the Company or any of its subsidiaries, provided that such issue shall not exceed 50 per cent of the issued share capital of the Company on a rolling 12-month basis; or

7.1.2.3.	the shares are to be issued in connection with a public offering where the Company’s shares are to be admitted to trading on a regulated market or a multilateral trading facility; or

7.1.2.4.	the shares are to be issued as a means of payment to a creditor who accepts payment in kind in the form of shares of the Company.

7.2.	Except as stated in Section 7.1, withdrawal of the pre-emption rights of existing members shall not apply and all existing members shall be treated equally and shall be offered shares pro rata to their holdings in accordance with article 88 of the Act.

8.	Commissions on issue of shares

8.1.	The Company may exercise the powers of paying commissions or of making discounts or allowances provided it complies with Article 113 of the Act. Such commission may be satisfied by the payment of cash or the allotment of fully or partly paid shares or partly in one way and partly in the other.

9.	Trust and other Interests not recognized

9.1.	No persons shall be recognized by the Company as holding any share upon any trust, and the Company shall not be bound by or compelled in any way to recognize any interest in any share, or any interest in any fractional part of a share, or (except only as by these Articles or by law otherwise provided) any other right in respect of any share, except an absolute right to the entirety thereof in the holder.

10.	Dematerialisation of Securities

10.1	The shares of the Company shall be dematerialised and registered with a Central Securities Depository in Malta and/or Sweden and/or elsewhere as allowed by applicable law.

60 | NeoGames’ offer to the shareholders in Aspire Global

10.2	Notwithstanding any other clause of these Articles, for as long as any of the securities issued by the Company shall be and remain dematerialised under the Financial Markets Act:

i.	terms and conditions relating to such securities, including without prejudice to the generality of the foregoing, their issuance, transfer, exchange, redemption and/or cancellation, shall be governed in accordance with the applicable rules and procedures set out by the relevant Central Securities Depository providing dematerialisation and any other provisions of these Articles shall apply only to the extent that they are not inconsistent with such rules and procedures; and

ii.	any amendment, variation or deletion of this Article shall be subject to the express written approval of the relevant Central Securities Depository providing dematerialisation obtained prior to submission to the Company convened in extraordinary general meeting.

10.3	The Register of the Company shall be maintained by the relevant Central Securities Depository in accordance with any legislation, bye-laws or rules applicable thereto.

11	Listing on Stock Exchange

11.1	The Directors may if they so deem fit, cause any of the shares of the Company, irrespective of their class, whether issued or to be issued pursuant to these Articles, to be quoted and listed on the Stock Exchange.

Share Certificates

12	Uncertificated Shares

12.1	Notwithstanding any provisions of these Articles, the Directors shall, subject always to the Act, the Financial Markets Act and any other applicable laws and regulations and the facilities and requirements of any relevant Central Securities Depository or system concerned, have the power to implement any arrangements they may, in their absolute discretion, think fit in relation to the evidencing of title to and transfer of uncertificated shares. To the extent that such arrangements are so implemented, no provision of these Articles shall apply or have effect to the extent that it is in any respect inconsistent with the holding or transfer of shares in uncertificated form.

12.2	Unless otherwise required by the Financial Markets Act and any other applicable laws and regulations, no person shall be entitled to receive a certificate in respect of any share issued by the Company for so long as the title to that share is evidenced in a dematerialised and uncertificated form as provided under the Financial Markets Act.

Transfer of Shares

13	Transfers of dematerialised shares

13.1	Transfers of shares of the Company which are dematerialised shall be subject to the applicable laws, rules, regulations and bye-laws of the relevant Central Securities Depository and, when such shares are listed on the Stock Exchange, rules and regulations of the Stock Exchange and, notwithstanding anything contained in these Articles, shall be eligible for electronic trading and settlement in accordance with the said rules and regulations.

Transmission of Shares

14	Transmission of dematerialised shares

14.1	All transmissions of dematerialised shares shall be regulated by applicable law and any person becoming entitled to any such share in consequence of the death of a member shall, upon producing such evidence of his title as the relevant Central Securities Depository and/or the Stock Exchange may from time to time require, have the right to be registered himself as the holder of the share.

61 | NeoGames’ offer to the shareholders in Aspire Global

General Meetings

15	Annual and Extraordinary General Meetings

15.1	An Annual General Meeting shall be held once in every year, within six months of the end of each financial year(however within a period of not more than 15 months after the holding of the last preceding Annual General Meeting).

At each Annual General Meeting the following matters shall be dealt with:

(i)	The election of a chairman of the meeting.

(ii)	Preparation and approval of a voting list.

(iii)	Approval of the proposed agenda.

(iv)	Election of one or two persons to check and sign the minutes together with the chairman.

(v)	Verification that the meeting has been duly convened.

(vi)	Presentation of the annual report and the auditor’s report and, a presentation of the annual report of the group of companies and the auditor’s report of the group of companies.

(vii)	Decisions in respect of

(a)	the adoption of the profit and loss account and the balance sheet and, the adoption of the consolidated profit and loss account and balance sheet,

(b)	the appropriation of the Company’s profit or loss according to the adopted balance sheet,

(c)	discharge from liability against the Company for the members of the Board of Directors and the chief executive officer,

(viii)	Determination of the number of directors.

(ix)	Determination of fees for the Board and the auditors,

(x)	Election of the Board and appointment of an auditor or a firm of auditors,

(xi)	Other matters which are to be dealt with by the meeting in accordance with the Act, the Memorandum of Association and the Articles of Association.

15.2	All other General Meetings shall be called Extraordinary General Meetings shall deal with the matters referred to in items 15.1(i)-(v) of Section 15.1, in addition to the matters for which the Extraordinary General Meeting has been convened.

The General meetings are to decide on all share and share-price related incentive schemes or programmes for the executive management and Directors. The decision of the General meeting is to include all the principle conditions of the scheme or program.

15.3	General Meetings, whether ordinary or extraordinary, shall be held in Stockholm, Sweden, or in Malta, as may be determined by the Board of Directors. The Board shall determine in relation to each general meeting the means of attendance at and participation in the meeting, including whether the persons entitled to attend and participate in the general meeting shall be enabled to do so by simultaneous attendance and participation at a physical place in Stockholm or Malta as determined by the Board, and by means of electronic facility or facilities determined by the Board.

The Board of Directors may resolve, at its sole discretion, to enable persons entitled to attend and participate in a general meeting to do so by simultaneous attendance and participation by means of an electronic facility (“hybrid” general meetings) or facilities and determine the means, or different means, of attendance and participation used in relation to a general meeting. Notwithstanding Section 20.1 and Section 29.1 of these Articles, and provided that the Board of Directors has enabled attendance and participation by means of an electronic facility or facilities, the members of the Company present personally or by proxy by means of an electronic facility or facilities shall be counted in the quorum for, and entitled to participate in, the general meeting in question. That meeting shall be duly constituted and its proceedings valid if the Chairman of the meeting is satisfied that adequate facilities are available to ensure that members attending the meeting by all means (including by means of electronic facility or facilities) are able to: (a) participate in the business for which the meeting has been convened; (b) hear all persons who speak at the meeting; and (c) be heard by all other persons present at the meeting.

62 | NeoGames’ offer to the shareholders in Aspire Global

The right of a member to participate in the business of any general meeting by the means of electronic facility or facilities shall include without limitation the right to speak, vote, be represented by a proxy and have access (including electronic access) to all documents which are required by the Act or these Articles to be made available at the meeting.

If the Board of Directors has resolved to enable simultaneous attendance and participation by means of an electronic facility or facilities in accordance with this Section 15.3, a notice convening a general meeting shall, in addition to the contents set under Section 18 of these Articles, specify that the meeting shall be a simultaneous physical and electronic meeting (“hybrid” general meeting) and electronic facility for the meeting, which electronic facility may vary from time to time and from meeting to meeting as the Board of Directors, in its sole discretion, sees fit.

If a meeting is held simultaneously by means of electronic facility or facilities, the Board (and, at a general meeting, the Chairman) may make any arrangement and impose any requirement or restriction that is: (a) necessary to ensure the identification of those taking part and the security of the electronic communication; and (b) proportionate to the achievement of those objectives.

All resolutions put to the members at any general meeting who are attending the general meeting by means of an electronic facility or facilities shall be voted on by a poll, which poll votes may be cast by such electronic means as the Board in its sole discretion deems appropriate for the purposes of the meeting.

Provided that the simultaneous attendance and participation by means of an electronic facility or facilities has been enabled by the Board of Directors in accordance with this Section 15.3, nothing in these Articles shall preclude the holding and conducting of a general meeting in such a way that permits the simultaneous attendance and participation at a physical place in Stockholm or in Malta, and by means of electronic facility or facilities.

15.4	A member shall be entitled to have a resolution put before an Annual General Meeting and an Extraordinary General Meeting provided that the Board of Directors has received a request therefore at least seven weeks or four weeks, respectively prior to the distribution of the notice convening the respective meeting.

16	Convening of General Meetings

16.1	The Directors may whenever they think fit, and shall on requisition in accordance with the Act, proceed with proper expedition to convene an Extraordinary General Meeting.

Notice of General Meetings

17	Notice of General Meetings

17.1	An Annual General Meeting shall be called no earlier than at six weeks’ and no later than at four weeks’ notice in writing, and any Extraordinary General Meeting shall be called no earlier than at six weeks’ and no later than at two weeks’ notice in writing. The period of notice shall in each case be exclusive of the day on which it is served or deemed to be served and of the day on which the meeting is to be held and shall be given in manner hereinafter mentioned.

63 | NeoGames’ offer to the shareholders in Aspire Global

17.2	Notwithstanding Section 94 below, notices required under Section 17.1 shall be deemed to be validly served if published on the Company’s webpage in English and in Swedish. In addition, the Company shall announce in the Swedish newspaper “Dagens Industry” that a notice to attend a general meeting of members has been issued and, in such announcement, information on the Company’s name and registration number, what type of general meeting is to be held and the time and location of the general meeting shall be included .

17.3	Members wishing to participate in a General Meeting, whether annual or extraordinary, must be entered as shareholders in a printout or other listing of the Register issued, as long as the shares are dematerialised, by the relevant Central Securities Depository updated five (5) Swedish weekdays (including Saturday) prior to the date of the proposed General Meeting, and shall notify the Company, its intention to attend, including the name of any accompanying advisor (no more than two) no later than on the day indicated in the notice convening the General Meeting. This day shall not fall on a Sunday, other public holiday, Saturday, Midsummer’s Eve, Christmas Eve, or New Year’s Eve and may not fall earlier than five (5) Swedish weekdays (including Saturday) prior to the General Meeting.

18	Contents of notice of General Meetings

18.1	Apart from the information provided in Section 18.2, every notice calling a General Meeting shall specify the place and the day and hour of the meeting, and there shall appear with reasonable prominence in every such notice a statement that a member entitled to attend and vote is entitled to appoint a proxy or proxies to attend and vote instead of him and that a proxy need not be a member of the Company.

18.2	The notice shall specify the general nature of the business to be transacted at the meeting; and include an agenda as set out in 15.1 and 15.2, and if any resolution is to be proposed as an Extraordinary Resolution the notice shall contain a statement to that effect.

18.3	In the case of an Annual General Meeting, the notice shall also specify the meeting as such.

Proceedings at General Meetings

19	Chairman

19.1	The chairman of the General Meeting shall be elected by the meeting.

19.2	The chairman shall prepare a list of members and representatives present at the general meeting stating the number of shares and votes represented by each of them (the “voting list”). The voting list, having been approved by the meeting, shall apply unless the meeting resolves to amend it. Where a meeting is adjourned to a day later than the immediately following working day, a new voting list shall be prepared. The chairman shall be responsible for the keeping of minutes of the general meeting. The voting list shall be recorded in or attached to the minutes. The resolutions by the meeting shall be entered in the minutes and, where a vote has taken place, the result of the vote. The minutes shall be signed by the chairman and not less than one person appointed by the meeting to check the minutes. The minutes shall be preserved in a safe manner. Copies of minutes shall be sent to any member who requests such copies, and be published on the Company website (excluding the voting list),however, not earlier than two weeks after the meeting

20	Quorum

20.1	No business other than the appointment of a chairman shall be transacted at any General Meeting unless a quorum is present at the time when the meeting proceeds to business. Two members present in person or by proxy and entitled to vote shall be a quorum for all purposes.

64 | NeoGames’ offer to the shareholders in Aspire Global

21	Lack of quorum

21.1	If within fifteen minutes from the time appointed for a General Meeting (or such longer interval as the chairman of the meeting may think fit to allow) a quorum is not present, or if during the meeting a quorum ceases to be present, the meeting, if convened on the requisition of members, shall be dissolved. In any other case it shall stand adjourned to such day, time and place as may have been specified for the purpose in the notice convening the meeting or (if not so specified) as the chairman of the meeting may determine.

22	Adjournment

22.1	The chairman of any General Meeting at which a quorum is present may with the consent of the meeting (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting from which the adjournment took place.

23	Notice of adjourned meeting

23.1	When a meeting is adjourned for 30 days or more, not less than seven days’ notice of the adjourned meeting shall be given in accordance, mutatis mutandis, with Section 17 and Section 18. Otherwise it shall not be necessary to give any such notice.

24	Amendments to resolutions

24.1	If an amendment shall be proposed to any resolution under consideration but shall in good faith be ruled out of order by the chairman of the meeting the proceedings on the substantive resolution shall not be invalidated by any error in such ruling. In the case of a resolution duly proposed as an Extraordinary Resolution, no amendment thereto (other than a mere clerical amendment to correct a patent error) may in any event be considered or voted upon.

Polls

25	Demand for poll

25.1	At any General Meeting a resolution put to the vote of the meeting shall be decided in accordance with Sections 30 - 36 unless a poll is (before a resolution is put to the vote on a show of hands, or on the declaration of the result of, the show of hands) demanded by:

25.1.1	the chairman of the meeting; or

25.1.2	any member present in person or by proxy and entitled to vote.

25.2	A demand for a poll may, before the poll is taken, be withdrawn but only with the consent of the chairman. A demand so withdrawn shall not be taken to have invalidated the result of a show of hands declared before the demand was made.

26	Procedure on a poll

26.1	A poll shall be taken in such manner (including the use of ballot or voting papers or tickets) as the chairman of the meeting may direct, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded. The chairman of the meeting may (and if so directed by the meeting shall) appoint scrutineers (who need not be members) and may adjourn the meeting to some place and time fixed by him for the purpose of declaring the result of the poll.

27	Voting on a poll

27.1	On a poll votes may be given either personally or by proxy and a person entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

65 | NeoGames’ offer to the shareholders in Aspire Global

28	Timing of poll

28.1	A poll demanded on the choice of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken either immediately or at such subsequent time (not being more than 30 days from the date of the meeting) and place as the chairman may direct. No notice need be given of a poll not taken immediately. The demand for a poll shall not prevent the continuance of the meeting for the transaction of any business other than the question on which the poll has been demanded.

Votes of Members

29	Votes attaching to shares

29.1	Subject to any special rights or restrictions as to voting attached by or in accordance with these Articles to any class of shares on any vote, however conducted, every member who is present in person or by proxy shall have one vote for every share of which he is the holder.

30	Voting procedure

30.1	The chairman may, in such manner as he sees fit (including by a show of hands either simultaneously or sequentially), ask those members present in person or by proxy, to vote in favour of or against the proposed resolution. The chairman shall declare the result of the vote when he has satisfied himself that the appropriate majority has been reached either in favour of or against the resolution and if he is not otherwise able to determine the result, he shall call a poll.

31	Votes of Joint holders

31.1	In the case of joint holders of a share the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register in respect of the share.

32	No casting vote

32.1	The chairman of the meeting at which the show of hands takes place or at which the poll is demanded shall not be entitled to a casting vote in addition to any other vote he may have.

33	Restriction on voting In particular circumstances

33.1	No member shall, unless the Directors otherwise determine, be entitled in respect of any share held by him to vote either personally or by proxy at a shareholders’ meeting or to exercise any other right conferred by membership in relation to shareholders’ meetings if any call or other sum presently payable by him to the Company in respect of that share remains unpaid.

33.2	A member may not, in person or through a proxy, vote in respect of the following matters: 1. legal proceedings against him or her; 2. his or her discharge from liability in damages or other obligations towards the Company; or 3. legal proceedings or a discharge as referred to in points 1 and 2 in respect of another person, where the member in question possesses a material interest which may conflict with the interests of the Company. The provisions set out in this Article in respect of members shall also apply to shareholders’proxies.

34	Voting by Curator

34.1	Where in Malta or elsewhere a curator, guardian, receiver or other person (by whatever name called) has been appointed by any court claiming jurisdiction in that behalf to exercise powers with respect to the property or affairs of any member on the ground (however formulated) of mental disorder, the Directors may in their absolute discretion, upon or subject to production of such evidence of the appointment as the Directors may require, permit such guardian, receiver or other person on behalf of such member to vote in person or by proxy at any shareholders’ meeting or to exercise any other right conferred by membership in relation to shareholders’ meetings.

66 | NeoGames’ offer to the shareholders in Aspire Global

35	Validity and result of vote

35.1	No objection shall be raised as to the qualification of any voter or the admissibility of any vote except at the meeting or adjourned meeting at which the vote is tendered. Every vote not disallowed at such meeting shall be valid for all purposes. Any such objection shall be referred to the chairman of the meeting, whose decision shall be final and conclusive.

35.2	Unless a poll is taken a declaration by the chairman of the meeting that a resolution has been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the minute book, shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded for or against such resolution.

Proxies and Corporate Representatives

36	Proxy need not be a member

36.1	A proxy need not be a member of the Company.

37	Form of proxy

37.1	The appointment of a proxy must be in writing in any usual or common form or in any other form which the Directors may approve and:

37.1.1	in the case of an individual must either be signed by the appointor or his attorney or comply with Section 98.1; and

37.1.2	in the case of a corporation must be signed on its behalf by an attorney or a duly authorised officer of the corporation or comply with Section 98.1.

37.2	The signature on such appointment need not be witnessed. Where appointment of a proxy is signed on behalf of the appointor by an attorney, the power of attorney or a copy thereof certified notarially or in some other way approved by the Directors must (failing previous registration with the Company) be submitted to the Company, failing which the appointment may be treated as invalid.

38	Deposit of form of proxy

38.1	The appointment of a proxy must be received at such address or one of such addresses (if any) as may be specified for that purpose in or by way of note to or in any document (including on the website of the Company) accompanying the notice convening the meeting (or, if no address is so specified, must be left at the Transfer Office) not less than 48 hours before the time appointed for the holding of the meeting or adjourned meeting or (in the case of a poll taken otherwise than at or on the same day as the meeting or adjourned meeting) for the taking of the poll at which it is to be used, and in default shall not be treated as valid. The appointment shall, unless the contrary is stated thereon, be valid as well for any adjournment of the meeting as for the meeting to which it relates. An appointment relating to more than one meeting (including any adjournment thereof) having once been so delivered for the purposes of any meeting shall not require again to be delivered for the purposes of any subsequent meeting to which it relates.

39	Rights of proxy

39.1	A proxy shall have the right to demand or join in demanding a poll and shall also have a right to speak at the meeting.

67 | NeoGames’ offer to the shareholders in Aspire Global

40	Revocation of proxy

40.1	A vote cast or demand for a poll made by proxy shall not be invalidated by the previous death or insanity of the member or by the revocation of the appointment of the proxy or of the authority under which the appointment was made unless notice in writing of such death, insanity or revocation shall have been received by the Company at the Transfer Office at least one hour before the commencement of the meeting or adjourned meeting or (in the case of a poll taken otherwise than at or on the same day as the meeting or adjourned meeting) the time appointed for the taking of the poll at which the vote is cast.

41	Corporations acting by representatives

41.1	Any corporation which is a member of the Company may, and in a manner which is in accordance with the law applicable to it, by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any shareholders’ meeting. The person so authorised shall be entitled to exercise the same powers on behalf of such corporation as the corporation could exercise if it were an individual member of the Company and such corporation shall for the purposes of these Articles be deemed to be present in person at any such meeting if a person so authorised is present thereat.

Directors

42	Number of Directors

42.1	Subject as hereinafter provided, the Board shall consist of not less than three (3) and not more than ten (10) Directors. The Company may by Ordinary Resolution from time to time vary the minimum number and/or maximum number of Directors.

43	Share qualification

43.1	A Director shall not be required to hold any shares of the Company by way of qualification. A Director who is not a member of the Company shall nevertheless be entitled to attend and speak at shareholders’ meetings.

44	Directors’ fees

44.1	The ordinary remuneration of the Directors shall from time to time be determined by the Directors except that such remuneration shall not exceed an aggregate amount per annum, or as specified for each Director, as may from time to time be determined by Ordinary Resolution of the Company and shall be divisible among the Directors as they may agree, unless specified by an Ordinary Resolution, or, failing agreement, equally, except that any Director who shall hold office for part only of the period in respect of which such remuneration is payable shall be entitled only to rank in such division for a proportion of remuneration related to the period during which he has held office.

45	Other remuneration of Directors

45.1	A general meeting shall resolve upon the fees and other compensation for board assignments to each and every member of the board of directors. Any Director who holds any executive office (including for this purpose the office of Chairman or Deputy Chairman whether or not such office is held in an executive capacity), or who serves on any committee of the Directors, or who otherwise performs services which in the opinion of the Directors are outside the scope of the ordinary duties of a Director, may be paid such extra remuneration by way of salary, commission or otherwise or may receive such other benefits as the Directors may determine, always within the limit of the approved maximum aggregate approved by the members at a general meeting shareholders.

45.2	That Directors who are not also employees of the Company are not to participate in share and share-price related incentive schemes designed for the executive management or other employees is a result of Swedish Securities Council Statement AMN 2002:1.

68 | NeoGames’ offer to the shareholders in Aspire Global

46	Directors’ expenses

46.1	The Directors may repay to any Director all such reasonable expenses as he may incur in attending and returning from meetings of the Directors or of any committee of the Directors or shareholders’ meetings or otherwise in connection with the business of the Company.

47	Directors’ pensions and other benefits

47.1	The Directors shall have power to pay and agree to pay gratuities, pensions or other retirement, superannuation, death or disability benefits to (or to any person in respect of) any Director or ex-Director and for the purpose of providing any such gratuities, pensions or other benefits to contribute to any scheme or fund or to pay premiums.

Appointment and Retirement of Directors

48	Retirement at Annual General Meetings

48.1	All Directors shall retire from office at the end of each Annual General Meeting and they shall be eligible for re-election.

49	Election of three or more Directors

49.1	A resolution for the election of three or more persons as Directors by a single resolution shall not be moved at any General Meeting unless a resolution that it shall be so moved has first been agreed to by the meeting without any vote being given against it. Any resolution moved in contravention of this provision shall be void.

50	Nomination and appointment of Director

50.1	Subject to the overriding terms of reference of a nomination committee approved by an Ordinary Resolution of the Shareholders, no person other than a Director retiring at the meeting shall, unless recommended by the Directors for election, be eligible for election as a Director at any General Meeting unless not less than seven nor more than 42 days (inclusive of the date on which the notice is given) before the date appointed for the meeting there shall have been lodged at the Office notice in writing signed by some member (other than the person to be proposed) duly qualified to attend and vote at the meeting for which such notice is given of his intention to propose such person for election and also notice in writing signed by the person to be proposed of his willingness to be elected.

51	Election or appointment of additional Director and filling of a casual vacancy

51.1.	The Company may by Ordinary Resolution elect any person to be a Director either to fill a casual vacancy or as an additional Director, but so that the total number of Directors shall not thereby exceed the maximum number (if any) fixed by or in accordance with these Articles. Any person so appointed shall hold office only until the end of the next Annual General Meeting and shall then be eligible for election.

51.2.	Without prejudice to Section 51.1, and subject to the overriding terms of reference of a nomination committee, a casual vacancy, whether due to a resignation, demise or a removal of Director, may be filled or, if the minimum number of Directors falls within the minimum number prescribed by Section 42.1, shall be filled by the Board. Any person so appointed shall hold office only until the end of the next Annual General Meeting and shall then be eligible for election.

69 | NeoGames’ offer to the shareholders in Aspire Global

52	Vacation of office

52.1.	The office of a Director shall be vacated in any of the following events, namely:

51.1.1	if he shall become prohibited by law from acting as a Director;

51.1.2	if he shall resign by writing under his hand left at the Office or if he shall in writing offer to resign and the Directors shall resolve to accept such offer;

51.1.3	if a bankruptcy or insolvency order is made against him in any jurisdiction or shall compound with his creditors generally;

51.1.4	if an order shall be made by any court claiming jurisdiction in that behalf on the ground (however formulated) of mental disorder for his detention or for the appointment of a curator/guardian or for the appointment of a receiver or other person (by whatever name called) to exercise powers with respect to his property or affairs;

52	Removal of Director

52.1	The Company may in accordance with and subject to the provisions of the Act by Ordinary Resolution remove any Director from office (notwithstanding any provision of these Articles or of any agreement between the Company and such Director, but without prejudice to any claim he may have for damages for breach of any such agreement) and elect another person in place of a Director so removed from office.

Meetings and Proceedings of Directors

53	Convening of meetings of Directors

53.1	Subject to the provisions of these Articles the Directors may meet together for the dispatch of business, adjourn and otherwise regulate their proceedings as they think fit. At any time any Director may, and the Secretary at the request of a Director shall, call a meeting of the Directors. Any Director may waive notice of any meeting and any such waiver may be retroactive.

53.2	The Directors shall be deemed to meet together if, being in separate locations, they are nonetheless linked by conference telephone or other communication equipment which allows those participating to hear and speak to each other, and a quorum in that event shall be more than one-half of the Directors so linked (provided that any meeting shall only be quorate if a majority of the Directors present are non-executive). Such a meeting shall be deemed to take place where the largest group of Directors participating is assembled or, if there is no such group, where the chairman of the meeting then is.

54	Quorum

54.1	The quorum necessary for the transaction of business of the Directors shall be more than one-half of the total number of Directors. A meeting of the Directors at which a quorum is present shall be competent to exercise all powers and discretions for the time being exercisable by the Directors.

55	Chairman

55.1	The Directors may elect from their number a chairman and a deputy chairman, unless a general meeting by Ordinary Resolution elects them (or two or more deputy chairmen) and determine the period for which each is to hold office (no longer until the end of the next Annual General Meeting). If no chairman or deputy chairman shall have been appointed or if at any meeting of the directors no chairman or deputy chairman shall be present within fifteen minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chairman of the meeting.

55.2	If at any time there is more than one deputy chairman the right in the absence of the chairman to preside at a meeting of the Directors or of the Company shall be determined as between the deputy chairmen present (if more than one) by seniority in length of appointment or otherwise as resolved by the Directors.

70 | NeoGames’ offer to the shareholders in Aspire Global

56	Casting vote

56.1	Questions arising at any meeting of the Directors shall be determined by a majority of votes. The chairman of the meeting shall not have a second or casting vote.

57	Number of Directors below minimum

57.1	The continuing Directors may act notwithstanding any vacancies, but if and so long as the number of Directors is reduced below the minimum number fixed by or in accordance with these Articles the continuing Directors or Director may act for the purpose of summoning General Meetings, but not for any other purpose. If there be no Directors or Director able or willing to act, then any two members may summon a General Meeting for the purpose of appointing Directors.

58	Written resolutions

58.1	A resolution in writing signed by all the Directors entitled to vote thereon shall be as valid and effectual as a resolution duly passed at a meeting of the Directors and may consist of several documents in the like form each signed by one or more Directors.

59	Validity of proceedings

59.1	All acts done by any meeting of Directors, or of any committee or sub-committee of the Directors, or by any person acting as a Director or as a member of any such committee or sub-committee, shall as regards all persons dealing in good faith with the Company, notwithstanding that there was some defect in the appointment of any of the persons acting as aforesaid, or that any such persons were disqualified or had vacated office, or were not entitled to vote, be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director or member of the committee or subcommittee and had been entitled to vote.

Directors’ Interests

60	Directors may have interests

60.1	Subject to the provisions of the Act, and provided that he has disclosed the nature and extent of any interest of his, a Director notwithstanding his office:

60.1.1	may be a party to, or otherwise interested in, any contract, transaction or arrangement with the Company or in which the Company is otherwise interested;

60.1.2	may be a director or other officer of, or employed by, or a party to any contract, transaction or arrangement with, or otherwise interested in, any body corporate promoted by the Company or in which the Company is otherwise interested;

60.1.3	may (or any firm of which he is a partner, employee or member may) act in a professional capacity for the Company (other than as Auditor) and be remunerated therefor; and

60.1.4	shall not, save as otherwise agreed by him, be accountable to the Company for any benefit which he derives from any such contract, transaction or arrangement or from any such office or employment or from any interest in any such body corporate or for such remuneration and no such contract, transaction or arrangement shall be liable to be avoided on the grounds of any such interest or benefit.

61	Restrictions on voting

61.1	Save as herein provided, a Director shall not vote in respect of any contract or arrangement or any other proposal whatsoever in which he has any material interest otherwise than by virtue of interests in shares or debentures or other securities of, or otherwise in or through, the Company subject to section 33.2. A Director shall not be counted in the quorum at a meeting in relation to any resolution on which he is not entitled to vote.

71 | NeoGames’ offer to the shareholders in Aspire Global

61.2	Subject to the provisions of the Act, a Director shall (in the absence of some other material interest than is indicated below) be entitled to vote (and be counted in the quorum) in respect of any resolution concerning any of the following matters, namely:

61.2.1	the giving of any security, guarantee or indemnity in respect of:

61.2.2	money lent or obligations incurred by him or by any other person at the request of or for the benefit of the Company or any of its subsidiary undertakings or;

61.2.3	a debt or other obligation of the Company or any of its subsidiary undertakings for which he himself has assumed responsibility in whole or in part under a guarantee or indemnity or by the giving of security;

61.2.4	any proposal concerning an offer of shares or debentures or other securities of or by the Company or any of its subsidiary undertakings in which offer he is or may be entitled to participate as a holder of securities or in the underwriting or sub-underwriting of which he is to participate;

61.2.5	any proposal concerning any other body corporate in which he is interested, directly or indirectly and whether as an officer or shareholder or otherwise, provided that he (together with persons connected with him within the meaning of Section 62.1.4 does not have an interest in one per cent or more of the issued equity share capital of any class of such body corporate (or of any third company through which his interest is derived) or of the voting rights available to members of the relevant body corporate (any such interest being deemed for the purpose of this Article to be a material interest in all circumstances);

61.2.6	any proposal relating to an arrangement for the benefit of the employees of the Company or any of its subsidiary undertakings which does not award him any privilege or benefit not generally awarded to the employees to whom such arrangement relates; and

61.2.7	any proposal concerning insurance which the Company proposes to maintain or purchase for the benefit of Directors or for the benefit of persons who include Directors.

61.3	Where proposals are under consideration concerning the appointment (including fixing or varying the terms of appointment) of two or more Directors to offices or employments with the Company or any body corporate in which the Company is interested, the proposals may be divided and considered in relation to each Director separately and in such case each of the Directors concerned (if not debarred from voting under Section 65.1 above) shall be entitled to vote (and be counted in the quorum) in respect of each resolution except that concerning his own appointment.

61.4	If a question arises at any time as to the materiality of a Director’s interest or as to his entitlement to vote and such question is not resolved by his voluntarily agreeing to abstain from voting, such question shall be referred to the chairman of the meeting and his ruling in relation to any Director other than himself shall be final and conclusive except in a case where the nature or extent of the interest of such Director has not been fairly disclosed.

62	Directors’ Interests - general

62.1	For the purposes of the two preceding Articles:

62.1.1	a general notice given to the Directors that a Director is to be regarded as having an interest of the nature and extent specified in the notice in any contract, transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that the Director has an interest in any such contract, transaction or arrangement of the nature and extent so specified;

72 | NeoGames’ offer to the shareholders in Aspire Global

62.1.2	an interest of a person who is connected with a Director shall be treated as an interest of the Director; and

62.1.3	an interest (whether of his or of such a connected person) of which a Director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his;

62.1.4	a person shall be deemed to be connected with a Director of the Company if, he (not being himself a director of it) is:

62.1.4.1	that Director’s spouse, civil partner, child or step-child; or

62.1.4.2	except where the context, otherwise requires, a body corporate with which the Director is associated; or

62.1.4.3	a person acting in his capacity as trustee of any trust the beneficiaries of which include (i) and (ii) above, or of a trust whose terms confer a power on the trustees that may be exercised for the benefit of the Director, his spouse or civil partner, or any children or step-children of his or any such body corporate; or

62.1.4.4	a person acting in his capacity as partner of that Director or of any person who, by virtue of the above is connected with that Director.

62.1.4.5	provided that

i.	in Section 62.1.4.1 a reference to the child or step-child of any person includes an illegitimate child of his, but does not include any person who has attained the age of 18; and

ii.	in Section 62.1.4.3 does not apply to a person acting in his capacity as trustee under an employees’ share scheme or a pension scheme.

iii.	a Director of the Company shall be deemed to be associated with a body corporate if, but only if he and the person connected with him together:

a.	are interested in shares comprised in the equity share capital of that body corporate of a nominal value equal to at least one-fifth of that share capital (excluding any shares held as treasury shares); or

b.	are entitled to exercise or control the exercise of more than one-fifth of the voting power at any general meeting of that body (excluding any voting rights attached to any shares in the company held as treasury shares).

iv.	a Director shall be deemed to control a body corporate if, but only if:

a.	he or any person connected with him is interested in any part of the equity share capital of that body or is entitled to exercise or control the exercise of any part of the voting power at any general meeting of that body; and

b.	that Director, the persons connected with him and the other Directors of the Company, together, are interested in more than one-half of that share capital (excluding any shares in the company held as treasury shares) or are entitled to exercise or control the exercise of more than one-half of the voting power (excluding any voting rights attached to any shares in the company held as treasury shares).

73 | NeoGames’ offer to the shareholders in Aspire Global

v.	For the purposes of 62.1.4.5(iii) and (iv):

a.	a body corporate with which a director is associated is not to be treated as connected with that director unless it is also connected with him by virtue of Section 62.1.4.3 and 62.1.4.4 above; and

b.	a trustee of a trust the beneficiaries of which include (or may include) a body corporate with which a Director is associated is not to be treated as connected with a Director by reason only of that fact.

vi.	References in these subsections to voting power the exercise of which is controlled by a Director include voting power whose exercise is controlled by a body corporate controlled by him; but this is without prejudice to other Sections 62.1.4.3 and 62.1.4.4.

Committees of the Directors

63	Appointment and constitution of committees

63.1	The Directors may delegate any of their powers or discretions (including without prejudice to the generality of the foregoing all powers and discretions whose exercise involves or may involve the payment of remuneration to or the conferring of any other benefit on all or any of the Directors) to committees. Any such committee shall, unless the Directors otherwise resolve, have power to sub-delegate to subcommittees any of the powers or discretions delegated to it. Any such committee or sub-committee shall consist of one or more Directors and (if thought fit) one or more other named person or persons to be co-opted as hereinafter provided. Insofar as any such power or discretion is delegated to a committee or sub-committee, any reference in these Articles to the exercise by the Directors of the power or discretion so delegated shall be read and construed as if it were a reference to the exercise thereof by such committee or sub-committee. Any committee or sub-committee so formed shall in the exercise of the powers so delegated conform to any regulations or rules which may from time to time be imposed by the Directors. Any such regulations may provide for or authorize the co-option to the committee or sub-committee of persons other than Directors and may provide for members who are not Directors to have voting rights as members of the committee or sub-committee.

64	Proceedings of committee meetings

64.1	The meetings and proceedings of any such committee or sub-committee consisting of two or more persons shall be governed mutatis mutandis by the provisions of these Articles regulating the meetings and proceedings of the Directors, so far as the same are not superseded by any regulations made by the Directors under the last preceding Article.

Powers of Directors

65	General powers

65.1	The business and affairs of the Company shall be managed by the Directors, who may exercise all such powers of the Company as are not by the Act or by these Articles required to be exercised by the Company in General Meeting subject nevertheless to any regulations of these Articles, to the provisions of the Act and to such regulations as may be prescribed by Extraordinary Resolution of the Company, but no regulation so made by the Company shall invalidate any prior act of the Directors which would have been valid if such regulation had not been made. The general powers given by this Article shall not be limited or restricted by any special authority or power given to the Directors by any other Article.

74 | NeoGames’ offer to the shareholders in Aspire Global

66	Local boards

66.1	The Directors may establish any local boards or agencies for managing any of the affairs of the Company, either in Malta or elsewhere, and may appoint any persons to be members of such local boards, or any managers or agents, and may fix their remuneration, and may delegate to any local board, manager or agent any of the powers, authorities and discretions vested in the Directors, with power to subdelegate, and may authorise the members of any local boards, or any of them, to fill any vacancies therein, and to act notwithstanding vacancies, and any such appointment or delegation may be made upon such terms and subject to such conditions as the Directors may think fit, and the Directors may remove any person so appointed, and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

67	Appointment of attorney

67.1	The Directors may from time to time and at any time appoint any company, firm or person or any fluctuating body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such appointment may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Directors may think fit, and may also authorize any such attorney to sub-delegate all or any of the powers, authorities and discretions vested in him.

68	President

68.1	The Directors may from time to time elect a President of the Company and may determine the period for which he shall hold office. Such President may be either honorary or paid such remuneration as the Directors in their discretion shall think fit, and need not be a Director but shall, if not a Director, be entitled to receive notice of and attend and speak, but not to vote, at all meetings of the Board of Directors.

69	Signature on cheques etc.

69.1	All cheques, promissory notes, drafts, bills of exchange, and other negotiable or transferable instruments, and all receipts for moneys paid to the Company, shall be signed, drawn, accepted, endorsed, or otherwise executed, as the case may be, in such manner as the Directors shall from time to time by resolution determine.

70	Borrowing powers

70.1	The borrowing powers of the Company shall be unlimited. The Company shall have the power to borrow money and to hypothecate or otherwise charge its undertaking, property and uncalled capital or any part thereof including as security for its obligations and to issue debenture, debenture stock and other securities whether outright or as security for its liabilities or obligations or for those of any third party. The borrowing powers of the Company shall be exercised by the Directors.

71	Equal treatment of members

71.1	Neither the Board of Directors, any director nor any other representative of the Company may enter into legal transactions or undertake other measures which are likely to give an undue advantage to a member or a third party to the detriment of the Company or another member.

71.2	The Directors and other representatives may not comply with a directive by a general meeting or by any other body within the Company if the directive is contrary to the Act or these Articles of Association.

75 | NeoGames’ offer to the shareholders in Aspire Global

ALTERNATE DIRECTORS

72	Alternate Directors

72.1	Any Director may at any time by writing under his hand and deposited at the Office, or delivered at a meeting of the Directors, appoint any person (including another Director) to be his alternate Director and may in like manner at any time terminate such appointment. Such appointment, unless previously approved by the Directors or unless the appointee is another Director, shall have effect only upon and subject to being so approved.

72.2	The appointment of an alternate Director shall determine on the happening of any event which if he were a Director would cause him to vacate such office or if his appointor ceases to be a Director, otherwise than by retirement at a General Meeting at which he is re-elected.

72.3	An alternate Director shall be entitled to receive notices of meetings of the Directors and shall be entitled to attend and vote as a Director at any such meeting at which the Director appointing him is not personally present and generally at such meeting to perform all functions of his appointor as a Director and for the purposes of the proceedings at such meeting the provisions of these Articles shall apply as if he (instead of his appointor) were a Director. If he shall be himself a Director or shall attend any such meeting as an alternate for more than one Director, his voting rights shall be cumulative but he shall not be counted more than once for the purposes of the quorum. If his appointor is for the time being absent from Malta or Sweden or temporarily unable to act through ill health or disability his signature to any resolution in writing of the Directors shall be as effective as the signature of his appointor. To such extent as the Directors may from time to time determine in relation to any committees of the Directors the foregoing provisions of this paragraph shall also apply mutatis mutandis to any meeting of any such committee of which his appointor is a member. An alternate Director shall not (save as aforesaid) have power to act as a Director, nor shall he be deemed to be a Director for the purposes of these Articles, nor shall he be deemed to be the agent of his appointor.

72.4	An alternate Director shall be entitled to contract and be interested in and benefit from contracts or arrangements or transactions and to be repaid expenses and to be indemnified to the same extent mutatis mutandis as if he were a Director but he shall not be entitled to receive from the Company in respect of his appointment as alternate Director any remuneration except only such part (if any) of the remuneration otherwise payable to his appointor as such appointor may by notice in writing to the Company from time to time direct.

Secretary

73	Secretary

73.1	The Secretary shall be appointed by the Directors on such terms and for such period as they may think fit. Any Secretary so appointed may at any time be removed from office by the Directors, but without prejudice to any claim for damages for breach of any contract of service between him and the Company. If thought fit two or more persons may be appointed as joint secretaries. The Directors may also appoint from time to time on such terms as they may think fit one or more deputy and/or assistant secretaries.

Authentication of Documents

74	Authentication of documents

74.1	Any Director or the Secretary or any person appointed by the Directors for the purpose shall have power to authenticate any document affecting the constitution of the Company and any resolution passed at a shareholders’ meeting or at a meeting of the Directors or any committee, and any book, record, document or account relating to the business of the Company, and to certify copies thereof or extracts therefrom as true copies or extracts; and where any book, record, document or account is elsewhere than at the Office the local manager or other officer of the Company having the custody thereof shall be deemed to be a person appointed by the Directors as aforesaid. A document purporting to be a copy of any such resolution, or an extract from the minutes of any such meeting, which is certified as aforesaid shall be conclusive evidence in favour of all persons dealing with the Company upon the faith thereof that such resolution has been duly passed or, as the case may be, that any minute so extracted is a true and accurate record of proceedings at a duly constituted meeting.

76 | NeoGames’ offer to the shareholders in Aspire Global

Reserves

75	Establishment of reserves

75.1	The Directors may from time to time set aside out of the profits of the Company and carry to reserve such sums as they think proper which, at the discretion of the Directors, shall be applicable for any purpose to which the profits of the Company may properly be applied and pending such application may either be employed in the business of the Company or be invested. The Directors may divide the reserve into such special funds as they think fit and may consolidate into one fund any special funds or any parts of any special funds into which the reserve may have been divided. The Directors may also without placing the same to reserve carry forward any profits. In carrying sums to reserve and in applying the same the Directors shall comply with the provisions of the Act.

76	Business bought as from past date

76.1	Subject to the provisions of the Act, where the Company has made an acquisition of any asset, business or property in the past, the profits and losses thereof as from such date of acquisition, may, at the discretion of the Directors, in whole or in part, be carried to revenue account and treated for all purposes as profits or losses of the Company. Subject as aforesaid, if any shares or securities are purchased cum dividend or interest, such dividend or interest may at the discretion of the Directors be treated as revenue, and it shall not be obligatory to capitalise the same or any part thereof.

Dividends

77	Final dividends

77.1	The Company may by Ordinary Resolution declare dividends but no such dividend shall exceed the amount recommended by the Directors.

78	Fixed and Interim dividends

78.1	If and so far as in the opinion of the Directors the profits of the Company justify such payments, the Directors may pay the fixed dividends on any class of shares carrying a fixed dividend expressed to be payable on fixed dates on the half-yearly or other dates prescribed for the payment thereof and may also from time to time pay interim dividends on shares of any class of such amounts and on such dates and in respect of such periods as they think fit. Provided the Directors act in good faith they shall not incur any liability to the holders of any shares for any loss they may suffer by the lawful payment, on any other class of shares having rights ranking after or pari passu with those shares, of any such fixed or interim dividend as aforesaid.

79	Distribution in specie

79.1	The Company may upon the recommendation of the Directors by Ordinary Resolution direct payment of a dividend in whole or in part by the distribution of specific assets (and in particular of paid-up shares or debentures of any other company) and the Directors shall give effect to such resolution. Where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional certificates, may fix the value for distribution of such specific assets or any part thereof, may determine that cash shall be paid to any member upon the footing of the value so fixed in order to adjust the rights of members and may vest any assets in trustees.

77 | NeoGames’ offer to the shareholders in Aspire Global

80	No dividend except out of profits

80.1	No dividend shall be paid otherwise than out of profits available for distribution under the provisions of the Act.

81	Ranking of shares for dividend

81.1	Unless and to the extent that the rights attached to any shares or the terms of issue thereof otherwise provide, all dividends shall (as regards any shares not fully paid throughout the period in respect of which the dividend is paid) be apportioned and paid pro rata according to the amounts paid on the shares during any portion or portions of the period in respect of which the dividend is paid. For the purposes of this Article no amount paid on a share in advance of calls shall be treated as paid on the share.

82	Manner of payment of dividends

82.1	Dividends shall be paid in accordance with the procedures stipulated by the relevant rules, regulations and/or bye-laws of the relevant Central Securities Depository which shall be responsible for the payment of dividends on behalf of the Company.

83	Joint holders

83.1	If two or more persons are registered as joint holders of any share, or are entitled jointly to a share in consequence of the death or bankruptcy of the holder or otherwise by operation of law, anyone of them may give effectual receipts for any dividend or other moneys payable or property distributable on or in respect of the share.

84	No Interest on dividends

84.1	No dividend or other moneys payable on or in respect of a share shall bear interest as against the Company.

85	Retention of dividends

85.1	The Directors may retain any dividend or other moneys payable on or in respect of a share and may apply the same in or towards satisfaction of the moneys payable to the Company in respect of that share.

85.2	The Directors may retain the dividends payable upon shares in respect of which any person is under the provisions as to the transmission of shares hereinbefore contained entitled to become a member, or which any person is under those provisions entitled to transfer, until such person shall become a member in respect of such shares or shall transfer the same.

86	Unclaimed dividend

86.1	The payment by the Directors of any unclaimed dividend or other moneys payable on or in respect of a share into a separate account shall not constitute the Company a trustee in respect thereof and any dividend unclaimed after a period of 12 years from the date on which such dividend was declared or became due for payment shall be forfeited and shall revert to the Company.

86.2	The Company may cease to pay out any dividend on any shares in the manner normally carried out if in respect of at least two consecutive dividends payable on those shares, the payment is not received, and shall subject to the provisions of these Articles, recommence payments in respect of the dividends payable on those shares if the holder or person entitled by the transmission claims the arrears of dividend and does not instruct the Company to pay future dividends in some other way.

78 | NeoGames’ offer to the shareholders in Aspire Global

87	Waiver of dividend

87.1	The waiver in whole or in part of any dividend on any share shall be effective only if such waiver is in writing (whether or not executed as a deed) signed by the shareholder (or the person entitled to the share in consequence of the death or bankruptcy of the holder or otherwise by operation of law) and delivered to the Company and if or to the extent that the same is accepted as such or acted upon by the Company.

Capitalisation of Profits and Reserves

88	Capitalisation of profits and reserves

88.1	The Directors may, with the sanction of an Ordinary Resolution of the Company, capitalise any sum standing to the credit of any of the Company’s reserve accounts (including any share premium account, capital redemption reserve or other undistributable reserve) or any sum standing to the credit of profit and loss account.

88.2	Such capitalisation shall be effected by appropriating such sum to the holders of Ordinary Shares on the Register at the close of business on the date of the resolution (or such other date as may be specified therein or determined as therein provided) in proportion to their then holdings of Ordinary Shares and applying such sum on their behalf in paying up in full unissued Ordinary Shares (or, subject to any special rights previously conferred on any shares or class of shares for the time being issued, unissued shares of any other class) for allotment and distribution credited as fully paid up to and amongst them as bonus shares in the proportion aforesaid.

88.3	The Directors may do all acts and things considered necessary or expedient to give effect to any such capitalisation, with full power to the Directors to make such provisions as they think fit for any fractional entitlements which would arise on the basis aforesaid (including provisions whereby fractional entitlements are disregarded or the benefit thereof accrues to the Company rather than to the members concerned). The Directors may authorise any person to enter on behalf of all the members interested into an agreement with the Company providing for any such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

Scrip Dividends

89	Scrip Dividends

89.1	Subject as hereinafter provided, the Directors may offer to ordinary shareholders the right to receive, in lieu of dividend (or part thereof), an allotment of new Ordinary Shares credited as fully paid.

89.2	The Directors shall not make such an offer unless so authorised by an Ordinary Resolution passed at any General Meeting.

89.3	The Directors may either offer such rights of election in respect of the next dividend (or part thereof) proposed to be paid; or may offer such rights of election in respect of that dividend and all subsequent dividends, until such time as the election is revoked; or may allow shareholders to make an election in either form.

89.4	The basis of allotment on each occasion shall be determined by the Directors so that, as nearly as may be considered convenient, the value of the Ordinary Shares to be allotted in lieu of any amount of dividend shall equal such amount.

79 | NeoGames’ offer to the shareholders in Aspire Global

89.5	If the Directors determine to offer such right of election on any occasion they shall give notice in writing to the ordinary shareholders of such right and shall issue forms of election and shall specify the procedures to be followed in order to exercise such right. Provided that they need not give such notice to a shareholder who has previously made, and has not revoked, an earlier election to receive Ordinary Shares in lieu of all future dividends, but instead shall send him a reminder that he has made such an election, indicating how that election may be revoked in time for the next dividend proposed to be paid.

89.6	On each occasion the dividend (or that part of the dividend in respect of which a right of election has been accorded) shall not be payable on Ordinary Shares in respect whereof the share election has been duly exercised and has not been revoked (the “elected Ordinary Shares”), and in lieu thereof additional shares (but not any fraction of a share) shall be allotted to the holders of the elected Ordinary Shares on the basis of allotment determined as aforesaid. For such purpose the Directors shall capitalize, out of such of the sums standing to the credit of reserves (including any share premium account or capital redemption reserve) or profit and loss account as the Directors may determine, a sum equal to the aggregate nominal amount of additional Ordinary Shares to be allotted on that occasion on such basis and shall apply the same in paying up in full the appropriate number of unissued Ordinary Shares for allotment and distribution to and amongst the holders of the elected Ordinary Shares on such basis.

89.7	The additional Ordinary Shares so allotted on any occasion shall rank pari passu in all respects with the fully-paid Ordinary Shares in issue on the record date for the relevant dividend save only as regards participation in the relevant dividend.

89.8	Section 89.1 shall apply (mutatis mutandis) to any capitalization made pursuant to this Article.

89.9	No fraction of an Ordinary Share shall be allotted. The Directors may make such provision as they think fit for any fractional entitlements including, without limitation, provision whereby, in whole or in part, the benefit thereof accrues to the Company and/or fractional entitlements are accrued and/or retained and in either case accumulated on behalf of any ordinary shareholder.

89.10	The Directors may on any occasion determine that rights of election shall not be made available to any ordinary shareholders with registered addresses in any territory where in the absence of a registration statement or other special formalities the circulation of an offer of rights of election would or might be unlawful, and in such event the provisions aforesaid shall be read and construed subject to such determination.

89.11	In relation to any particular proposed dividend the Directors may in their absolute discretion decide (i) that shareholders shall not be entitled to make any election in respect thereof and that any election previously made shall not extend to such dividend or (ii) at any time prior to the allotment of the Ordinary Shares which would otherwise be allotted in lieu thereof, that all elections to take shares in lieu of such dividend shall be treated as not applying to that dividend, and if so the dividend shall be paid in cash as if no elections had been made in respect of it.

Accounts

90	Accounting records

90.1	Accounting records sufficient to show and explain the Company’s transactions and otherwise complying with the Act shall be kept at the Office, or at such other place as the Directors think fit, and shall always be open to inspection by the officers of the Company. Subject as aforesaid no member of the Company or other person shall have any right of inspecting any account or book or document of the Company except as conferred by law or ordered by a court of competent jurisdiction or authorised by the Directors.

80 | NeoGames’ offer to the shareholders in Aspire Global

91	Copies of accounts for members

91.1	A copy of every balance sheet and profit and loss account which is to be laid before a General Meeting of the Company (including every document required by law to be comprised therein or attached or annexed thereto) shall not less than 21 days before the date of the meeting be made available on the Company’s website and sent to every member of, and every holder of debentures of, the Company and to every other person who is entitled to receive notices of General Meetings from the Company under the provisions of the Act or of these Articles in the manner and form determined by the Directors. Provided that this Article shall not require a copy of these documents to be sent to more than one of joint holders nor to any person of whose postal address the Company is not aware, but any member or holder of debentures to whom a copy of these documents has not been sent shall be entitled to receive a copy free of charge on application at the Office. To the extent permitted by the Act and agreed by the member, the documents referred to in this Article may be sent by electronic communication.

Auditors

92	Validity of Auditor’s acts

92.1	Subject to the provisions of the Act, all acts done by any person acting as an Auditor shall, as regards all persons dealing in good faith with the Company, be valid, notwithstanding that there was some defect in his appointment or that he was at the time of his appointment not qualified for appointment or subsequently became disqualified.

93	Auditor’s right to attend General Meetings

93.1	An Auditor shall be entitled to attend any General Meeting and to receive all notices of and other communications relating to any General Meeting which any member is entitled to receive and to be heard at any General Meeting on any part of the business of the meeting which concerns him as Auditor.

Notices

94	Service of notices

94.1	Any notice to be given to or by any person pursuant to these Articles shall be in writing, except that a notice calling a meeting of the directors need not be in writing.

94.2	Any notice or document (including a share certificate) may be served on or delivered to any member by the Company either personally or by sending it by post in a prepaid cover addressed to such member at his registered address, or to the address, if any, supplied by him to the Company as his address for the service of notices, or by delivering it to such address addressed as aforesaid.

A shareholder who (having no registered address within Malta) has not supplied the Company a postal address within Sweden or an electronic address for the service of notices shall not be entitled to receive notices from the Company.

94.3	Any document or notice which, in accordance with these Articles, may be sent by the Company by electronic communication shall, if so sent, be deemed to be received at the expiration of 24 hours after the time it was sent. Proof (in accordance with the formal recommendations of best practice contained in the guidance issued by the Institute of Chartered Secretaries and Administrators - ICSA International) that an electronic communication was sent by the Company shall be conclusive evidence of such sending.

94.4	Where a notice or other document is served or sent by post, service or delivery shall be deemed to be effected at the expiration of 24 hours (or, where second-class mail is employed, 48 hours) after the time when the cover containing the same is posted and in proving such service or delivery it shall be sufficient to prove that such cover was properly addressed, stamped and posted.

81 | NeoGames’ offer to the shareholders in Aspire Global

94.5	The accidental failure to send, or the non-receipt by any person entitled to, any notice of or other document relating to any meeting or other proceeding shall not invalidate the relevant meeting or other proceeding.

95	Joint holders

95.1	Any notice in writing given to that one of the joint holders of a share whose name stands first in the Register in respect of the share shall be sufficient notice to all the joint holders in their capacity as such.

96	Deceased and bankrupt members

96.1	A person entitled to a share in consequence of the death or bankruptcy of a member or otherwise by operation of law, upon supplying to the Company such evidence as the Directors may reasonably require to show his title to the share, and upon supplying also a postal address within Malta or Sweden for the service of notices, shall be entitled to have served upon or delivered to him at such address any notice or document to which the said member would have been entitled, and such service or delivery shall for all purposes be deemed a sufficient service or delivery of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the share. Save as aforesaid any notice or document delivered or sent to any member in pursuance of these Articles shall, notwithstanding that such member be then dead or bankrupt or in liquidation, and whether or not the Company has notice of his death or bankruptcy or liquidation, be deemed to have been duly served or delivered in respect of any share registered in the name of such member as sole or first-named joint holder.

97	Suspension of postal services

97.1	If at any time by reason of the suspension or curtailment of postal services within Malta and/or Sweden, the Company is unable effectively to convene a shareholders’ meeting by notices sent through the post, such meeting may be convened by a notice advertised in at least one national newspaper in the relevant jurisdiction and such notice shall be deemed to have been duly served on all members entitled thereto on the day when the advertisement appears (or first appears). In any such case the Company may still, where applicable, serve notice by electronic communication and shall send confirmatory copies of the notice by post to members to whom it was not sent by electronic communication if at least seven days prior to the meeting the posting of notices to addresses throughout Malta again becomes practicable.

98	Signature of documents

98.1	Where under these Articles a document requires to be signed by a member or other person then, if in the form of an electronic communication, it must to be valid incorporate the electronic signature or personal identification details (which may be details previously allocated by the Company) of that member or other person, in such form as the Directors may approve, or be accompanied by such other evidence as the Directors may require to satisfy themselves that the document is genuine. The Company may designate mechanisms for validating any such document, and any such document not so validated by use of such mechanisms shall be deemed not to have been received by the Company.

99	Electronic communication

99.1	Any member may notify the Company of an address for the purpose of his receiving electronic communications from the Company, and having done so shall be deemed to have agreed to receive notices and other documents from the Company by electronic communication of the kind to which the address relates. In addition, if a member notifies the Company of his e-mail address, the Company may satisfy its obligation to send him any notice or other document by:

99.1.1	publishing such notice or document on a web site; and

82 | NeoGames’ offer to the shareholders in Aspire Global

99.1.2	notifying him by e-mail to that e-mail address that such notice or document has been so published, specifying the address of the web site on which it has been published, the place on the web site where it may be accessed, how it may be accessed and (if it is a notice relating to a shareholders’ meeting) stating (i) that the notice concerns a notice of a company meeting served in accordance with the Act, (ii) the place, date and time of the meeting, (iii) whether the meeting is to be an annual or extraordinary general meeting and (iv) such other information as the Act may prescribe.

99.2	Any amendment or revocation of a notification given to the Company under section 99 shall only take effect if in writing, signed by the member and on actual receipt by the Company thereof.

99.3	An electronic communication shall not be treated as received by the Company if it is rejected by computer virus protection arrangements.

100	Statutory requirements as to notices

100.1	Nothing in any of the preceding seven Articles shall affect any requirement of the Act that any particular offer, notice or other document be served in any particular manner.

Winding Up

101	Directors’ power to petition

101.1	The Directors shall have power in the name and on behalf of the Company to present an application to the Court for the Company to be wound up.

102	Distribution of assets in specie

102.1	If the Company shall be wound up (whether the liquidation is voluntary, under supervision, or by the Court) the Liquidator may, with the authority of an Extraordinary Resolution, divide among the members in specie or kind the whole or any part of the assets of the Company and whether or not the assets shall consist of property of one kind or shall consist of properties of different kinds, and may for such purpose set such value as he deems fair upon anyone or more class or classes of property and may determine how such division shall be carried out as between the members or different classes of members. The Liquidator may, with the like authority, vest any part of the assets in trustees upon such trusts for the benefit of members as the Liquidator with the like authority shall think fit, and the liquidation of the Company may be closed and the Company dissolved, but so that no contributory shall be compelled to accept any shares or other property in respect of which there is a liability.

General

103	General

103.1	All the above Articles are subject to the overriding provisions of the Act, the Financial Markets Act, the rules and regulations of the Stock Exchange and the relevant Central Securities Depository currently in force, except in so far as any provisions contained in any one of such laws or rules permits otherwise and the generality of any of the above provisions shall, in its interpretation, be restricted as is necessary to be read in conformity with any and all of the provisions of any of these laws.

83 | NeoGames’ offer to the shareholders in Aspire Global

Aspire Global’s memorandum of association

1.	NAME

1.1.	The name of the Company is Aspire Global plc.

2.	REGISTERED OFFICE

2.1.	The registered office of the Company shall be at Level G, Office 1/5086, Quantum House, 75 Abate Rigord Street, Ta’ Xbiex XBX1120 Malta or at any other address in Malta as the Board of Directors may determine from time to time.

3.	OBJECTS

3.1	The objects of the Company are established are as follows:

a)	To invest and hold shares, participations, investments, interests and debentures in any other company or companies, partnerships, joint ventures or businesses and to own, manage and administer property of any kind belonging to it, whether corporeal or incorporeal, personal or real , wherever situated, other than property which it cannot own or otherwise hold under the laws of Malta;

b)	To apply for, register, purchase, or by other means acquire, hold, develop, exploit, protect and renew any domain names, URLs, brand names, patents, patent rights, licences, secret processes, trademarks, designs, royalties, copyrights, grants, options, protections and concessions and other exclusive and non-exclusive rights, and to grant licences or rights in respect thereof, and to disclaim, alter, modify, use and turn to account, and to manufacture under or grant licences or privileges in respect of the same, and to expend money in experimenting upon testing and improving any patents, inventions as well as other rights which the Company may acquire, or propose to acquire;

c)	To acquire and contract with marketing suppliers for the overall business activities of the group to which the Company belongs, including for services in relation to the management, marketing, distribution, sales of information content and information content services, over various media including but not limited to the Internet, teletext, mobile networks and interactive television.

d)	To amalgamate with or enter into co-partnership or profit-sharing arrangement with, or to co-operate or participate in any way with or assist or subsidise any company or person carrying on or purporting to carry on any business within the objects of the Company or those of companies in the same group;

e)	To acquire and undertake the whole or any part of the business, property and liabilities of any person or company carrying on any business;

f)	To enter into any arrangements with any government or authority that may seem conducive to the attainment or furtherance of the Company’s objects or any of them, and to obtain from any such government or authority any licences, permit, rights, privileges or concessions which the Company may consider conducive to the attainment of its objects;

g)	To acquire any right, easements, privileges, concessions, patent rights, licenses, machinery, plant, stock in trade or any seal or personal property of or in connection for the purpose of or in connection with the Company’s business or any branch or department thereof;

h)	To buy or otherwise acquire, under any title whatsoever, any plant machinery, utensil, machine or other movable deemed necessary for the better performance of the Company’s objects;

84 | NeoGames’ offer to the shareholders in Aspire Global

i)	To provide management services and to participate in the activities of subsidiaries and associated companies;

j)	To guarantee, even by hypothecation of the Company’s property, the payment of any debenture stocks, bonds, mortgages, charges, obligations, interests, securities, moneys or shares, or the performance of contracts or engagements of any other company or person, and to give indemnities and guarantees of all kinds and to enter into partnership or joint arrangement with any other partnership or joint arrangement with any other person, firm or company having objects similar to the present one;

k)	To borrow or raise unlimited sums of money in such manner as the Company shall seem fit and in particular by the issue of debenture stock, charged upon all or any of the Company’s property both present and future, including its uncalled capital, and to reissue any debentures at any time paid off;

l)	To lend money and give credit to other persons, firms or companies in the course of the Company’s business and to guarantee the observance and performance of obligations by others, whether towards the Company or towards third parties;

m)	To carry on the business which, in the opinion of the Board of Directors can be conveniently, profitably or advantageously carried out in connection with the principal business of the Company or is calculated to enhance the value of or render profitably any property or rights of the Company;

n)	To invest and deal with the moneys of the Company not immediately required in such manner as may from time to time be determined;

o)	To sell or otherwise dispose of the business, undertaking, assets or property of the Company, or any part thereof, for such consideration as the Company may deem fit, and in particular for such shares, debentures or securities;

p)	To do all such things and to perform all such other acts as may be deemed incidental or conducive to the attainment of the above objects or any of them.

The objects and powers set forth in this clause shall not be restrictively construed but the widest interpretation shall be given thereto. None of the above described objects and powers shall be deemed subsidiary or ancillary to any other object or power mentioned therein. The company shall have full power to exercise all or any of the powers and to achieve or to endeavour to achieve all or any of the objects conferred by and provided in any one or more of the said sub-clauses.

Nothing in the foregoing shall be construed as empowering or enabling the company to carry out any activity or service which requires a licence or other authorisation under any law in force in Malta without such a licence or other appropriate authorisation from the relevant competent authority and the provisions of Article 77(3) of the Companies Act, Chapter 386 of the Laws of Malta (the ‘Act’) shall apply.

4.	PUBLIC COMPANY

4.1.	The company is a public limited liability company.

4.2.	The liability of the shareholders is limited in the case of each member to the amount, if any, unpaid on the share or shares held by him in the Company.

5.	CAPITAL

5.1	The authorised share capital of the Company is ten million Great British Pounds (£10,000,000.00) divided into four billion (4,000,000,000.00) ordinary shares of £0.0025 each.

85 | NeoGames’ offer to the shareholders in Aspire Global

5.2	The issued share capital of the Company is one hundred sixteen thousand eighty-five Great British Pounds and sixty-nine pence (£116,085.69) divided into forty-six million four hundred thirty-four thousand two hundred seventy-seven (46,434,277) ordinary shares of £0.0025 each, each 100% paid up and allotted as follows:

Shareholder	Shares subscribed and allotted

Malta Stock Exchange Plc (C 42525) As Custodian of Clearstream Banking AG Garrison Chapel Castille Place Valletta VLT 1063 Malta	46,429,109 ordinary shares
Michelle Grech Bonett Harbour Vie Place, Apart 3, Triq Ir-Ridott, Xemxija, St. Paul’s Bay Malta	4,834 ordinary shares
Sherese Vella 96 Dolphin Court, Flat 2, Triq Tas-Salib, Mellieha MLH 1436 Malta	334 ordinary shares

5.3	Unless otherwise provided for in the terms of issue or admitted by the Company subsequently to the issue, each share in the Company shall give right to one 1 vote at any general meeting of the Company and will be entitled to dividends, distribution of assets rights and other rights equally.

6	DIRECTORS

6.1	The Board of Directors of the Company (“the Board”), immediately after adoption of these Memorandum and Articles, shall consist of not less than three (3) and not more than ten (10) directors and shall be composed of the following directors:

i.	Barak Matalon of 25 Habe’er St., Adanim, Israel, holder of Israeli passport number 30943524;

ii.	Isaac Maimon of 78, Birkirkara Hill, St. Julians, Malta, holder of Israeli passport number 22539440;

iii.	Aharon Aran of 9 Harimon St., Petach Tikva, Israel, holder of Israeli passport number 31006935;

iv.	Karl Fredrik Henning Burvall of Jarlagardsvag 23, Nacka 13161, Sweden, holder of Swedish passport number 92475725; and

v.	Carl Klingberg of Svartviksringen 8, S-133 36, Salstjobaden, Sweden, holder of Swedish passport number 89983603.

7	COMPANY SECRETARY

7.1	The Company Secretary is Olga Finkel, of 7A, The Podium, St Mark Street, St Julians, Malta holder of Maltese ID Card Number 51392M.

8	LEGAL AND JUDICIAL REPRESENTATION

8.1	Subject to the provisions in the Articles of Association of the Company, legal and judicial representation of the Company shall vest in any two directors jointly.

86 | NeoGames’ offer to the shareholders in Aspire Global

Aspire Global’s year-end report for the period 1 January – 31 December 2021

YEAR-END REPORT JANUARY – DECEMBER 2021

Q4
Q1
Q3
Q2

ASPIRE GLOBAL
THE COMPLETE iGAMING SUPPLIER FOR OPERATORS

 87 | NeoGames’ offer to the shareholders in Aspire Global

INTERIM REPORT FOURTH QUARTER 2021

RECORD HIGH REVENUES OF €213 MILLION IN 2021

FOURTH QUARTER*	FULL YEAR*
● Revenues increased by 14.7% to €50.9 million (44.4).	● Revenues increased by 31.8% to €213.3 million (161.9).
● Revenues Pro-Forma basis increased by 24.0% to €42.6 million (34.4).	● Revenues Pro-Forma basis increased by 31.9% to €166.5 million (126.2).
● EBITDA decreased by 9.1 % to €7.5 million (8.3).	● EBITDA increased by 29.2% to €35.0 million (27.1).
● EBITDA Pro-Forma basis increased by 24.0% to €7.7 million (6.2).	● EBITDA Pro-Forma basis increased by 45.2% to €30.4 million (20.9).
● The EBITDA margin amounted to 14.8% (18.6%).	● The EBITDA margin amounted to 16.4% (16.7%).
● EBITDA margin Pro-Forma basis amounted to 18.1% (18.1%)	● EBITDA margin Pro-Forma basis amounted to 18.2% (16.6%)
● EBIT decreased by 18.7% to €5.1 million (6.3).	● EBIT increased by 26.2% to €26.3 million (20.8).
● EBIT Pro-Forma basis increased by 25.1% to €5.3 million (4.3).	● EBIT Pro-Forma basis increased by 47.7% to €21.6 million (14.7).
● Earnings after tax (before €59.7 million net capital gain on B2C divestment) increased by 38.9% to €4.2 million (3.1).	● Earnings after tax (before €59.7 million net capital gain on B2C divestment) increased 72.0% to €22.6 million (13.1).
● Earnings per share amounted to €0.09 (0.07) and €1.37 incl. capital gain from divestment of the B2C segment.	● Earnings per share increased 64.3% to €0.49 (0.28) and €1.77 incl. capital gain from divestment of B2C segment.

*B2C as continued operations and based on net royalties in December 2021. Pro-Forma basis of B2C based on net royalties for the presented period and a specification is found on page 8.

SIGNIFICANT EVENTS IN THE QUARTER

●	Aspire Global divested its B2C segment effective on 1 December, 2021.

●	Further expansion in the US by Pariplay’s deal with BetMGM, the leading US online casino operator.

●	Strengthened position in Latin America through BtoBet’s deal with FanDuel, part of Flutter Entertainment, to provide its PAM for Daily Fantasy Sports in Brazil. Pariplay signed deal to supply its proprietary games to Holland Casino in the Netherlands. BtoBet signed deal with BestBet24 to provide its sports platform in Poland.

●	Agreement to acquire 25% of bingo supplier END 2 END with option to acquire all shares.

●	The Board of Directors proposes that no dividend is paid for the financial year 2021.

SIGNIFICANT EVENTS AFTER THE END OF THE QUARTER

●	On 17 January 2022, a public tender offer was made by NeoGames to the shareholders of Aspire Global to tender all their shares in the Company to NeoGames for a consideration consisting of a combination of cash and newly issued shares in NeoGames in the form of Swedish depository receipts. The shares in NeoGames are admitted to trading in the US on the Nasdaq Stock Exchange, Global Market tier. Aspire Global’s main shareholders, who in aggregate own shares corresponding to 66.96% of all shares and votes in Aspire Global, have entered into irrevocable undertakings that enable the other shareholders in Aspire Global to tender their shares to NeoGames and receive 100% cash consideration corresponding to SEK 111.00 per share tendered in Aspire Global representing a premium of 41.40% compared to the closing price 17 January 2022 of SEK 78.50 for Aspire Global’s share. The Bid Committee of Aspire Global unanimously recommends the shareholders of Aspire Global to accept the full cash consideration alternative of SEK 111.00 per Aspire Global share.

KEY FIGURES CONTINUED OPERATIONS € million, unless other stated	FOURTH QUARTER		FULL YEAR
	2021	2020	2021	2020
Revenues	50.9	44.4	213.3	161.9
EBITDA	7.5	8.3	35.0	27.1
EBITDA margin, %	14.8	18.6	16.4	16.7
EBIT	5.1	6.3	26.3	20.8
EBIT margin, %	10.1	14.2	12.3	12.9
Income from discontinued operations	11.8	14.3	66.9	51.0
Earnings per share, €	1.37	0.07	1.77	0.28
Earnings per share, diluted, €	1.36	0.07	1.75	0.28
EPS excluding exceptional items	0.09	0.07	0.49	0.28
Operating cash flow	2.0	11.5	23.2	27.7

ASPIRE GLOBAL INTERIM REPORT JANUARY – DECEMBER 2021      2

88 | NeoGames’ offer to the shareholders in Aspire Global

Aspire Global has made an amazing journey in recent years with substantial organic growth supplemented by value creating acquisitions. NeoGames’ bid of SEK 111 per share means that our share has increased by 270% since the introduction on Nasdaq First North Growth Market in July 2017. The offer by NeoGames, a technology-driven provider of end-to-end iLottery solutions, is a natural step for Aspire Global and a strategic fit.

Aspire Global’s entire operations will form a new iGaming division within NeoGames. The objective of the combination is to generate significant long-term value for both sets of shareholders, by creating synergies and capitalizing on the key strengths of our two companies and positioning them both for expansion in new and existing markets.

We believe that the irrevocable commitment by a significant portion of our shareholders to elect to receive the entirety of the equity component of the deal, subject to proration, suggests strong conviction in the future of the two companies. Not only is this a strategic fit, it is also a strong cultural fit, as significant parts of both management teams worked together extensively during NeoGames’ inception.

record high B2B PERFORMANCE

By the divestment of our B2C segment 1 December 2021, we made additional significant strategic move to become a clearly focused B2B company. By this streamlining of the business, we not only become stronger but also more profitable. During the year, excluding the B2C segment, revenues increased by 31.5% to €158.3 million and EBITDA increased by 45.2% to €30.4 million in 2021 with an EBITDA margin of 19.2%. B2B organic revenue growth in 2021 amounted to 26.6%. These are record high numbers that we are proud of and they reflect the professionalism, drive and commitment of the Aspire Global team. It is also with satisfaction that I can note that we have well exceeded our financial targets for 2021.

We had a strong development during all quarters in 2021 and revenues, excluding B2C, increased 24.4% in Q4. The numbers in Q4 2021 were impacted negatively by new regulations in certain European countries as well as unusually favourable player results in Sports during October, while the inclusion of the divested B2C brands on a “net royalties” basis in December 2021 had a positive impact.

GERMAN AND DUTCH PLATFORM DEALS

We have recently made significant progress in the execution of our growth strategy by adding new tier 1-operators to our customer base and entering new regulated markets. Our turnkey platform deals with ITPS for Germany and BoyleSports for the Netherlands clearly shows the recognition we have in supplying our platform in regulated markets to tier 1-operators. Both Germany and the Netherlands are expected to become very big iGaming markets with a large growth potential.

At the end of 2021, we completed the migration of all major partner brands to BtoBet’s proprietary sportsbook platform and we could phase out our previous third-party supplier. The rapid execution of the migration is an important proof of Aspire Global’s strong technological, managerial and operational skills.

ASPIRE GLOBAL INTERIM REPORT JANUARY – DECEMBER 2021      3

89 | NeoGames’ offer to the shareholders in Aspire Global

PARIPLAY – KEY progress in north america

Pariplay, the leading content and aggregator provider, shows over and over again its strengths by delivering successfully on its growth strategy. By striking important deals in North America, we are on our way to establish ourselves as a key iGaming supplier in this fast-growing market. Pariplay is now certified in Michigan, New Jersey and West Virginia and has signed deals for all three states with leading US operator Golden Nugget Online Gaming and the top-three US online casino operator BetMGM. Through the collaboration with NeoPollard Interactive, Pariplay will enter the Canadian market after signing a deal to offer its content on Play Alberta, the province’s only regulated online gambling site.

In Q4 2021, Pariplay extended its successful partnership with Rush Street Interactive (RSI) and launched its proprietary games with RSI in Colombia. Pariplay also signed a deal to supply its proprietary games to Holland Casino, the biggest Dutch operator.

BTOBET STRIKES FURTHER DEAL WITH FLUTTER

BtoBet, our proprietary sportsbook, has recently been awarded certification in Denmark and the Netherlands. After having received Dutch certification for not only the sportsbook and games but also the platform, we will now provide our complete offering in the Netherlands. In Denmark, we add sports to our present casino offering.

In Q4 2021, BtoBet entered Poland by a deal with Warsaw-based BestBet24. BtoBet will provide BestBet24 its sportsbook platform for both retail and online channels. BtoBet has also extended its collaboration with Flutter Entertainment by providing FanDuel its cutting-edge PAM platform as the operator enters the Brazilian market with its Daily Fantasy Sports (DFS) offering.

ENHANCING OFFERING WITH BINGO

In December 2021, we took an important step in our strategy to control the entire B2B value chain by acquiring a minority share of the bingo supplier END 2 END with an option to acquire all the shares. END 2 END and its certified bingo product provides us with access to a real omni channel technology and a proprietary offering in one of the biggest verticals in the iGaming industry. Bingo is especially important in regulated markets where operators request the opportunity to offer more than one vertical. We are very satisfied with END 2 END’s performance and the opportunities we have identified so far.

THE AMAZING ASPIRE GLOBAL TEAM

During 2021, we increased investments in the further development of our team’s skills by introducing an advanced leadership program. It will be exciting to follow the development of our leaders and how the program can contribute to even higher motivation and creativity.

I would like to take this opportunity to thank everyone on the Aspire Global team for their fantastic efforts in 2021. It is also good that we will keep the relationship with our great Karamba team, who constituted the B2C segment, as they continue as one of our major partners.

OUTLOOK

Aspire Global is today a focused B2B company with a leading offering in the iGaming industry. We have over the past years made significant progress in building a strong position and adding tier 1-operators to our partner base, not at least after the value creating acquisitions of BtoBet and Pariplay. We are now looking forward to the next step in our journey and I am very excited by the opportunities the combination of Aspire Global and NeoGames offers.

Tsachi Maimon

CEO

ASPIRE GLOBAL INTERIM REPORT JANUARY – DECEMBER 2021      4

90 | NeoGames’ offer to the shareholders in Aspire Global

FINANCIAL PERFORMANCE GROUP

FOURTH QUARTER

REVENUES

Revenues increased by 14.7% to €50.9 million (44.4) from Q4 2020.

The B2B segments showed good growth from Q4 2020. Segment B2B Core, the platform and managed services business, grew by 18.9% and sub-segment Pariplay by 44.2%. Segment Sports - BtoBet grew by 60.1% to €3.5 million.

The total revenues growth is reflecting a continued good business momentum in both the casino and sports verticals in existing markets as well as the geographic expansion to new regulated markets, mainly in the Americas and Europe. December 2021 revenues from the divested B2C brands, as a B2B partner, were recorded on a “net royalties” basis.

GEOGRAPHIC DEVELOPMENT

Income from the Nordics increased by 8.1% to €4.0 million (3.7) while UK and Ireland increased by 89.2% to €21.1 million (11.1), driven by good development in all segments.

Rest of Europe decreased by 25.1% to €18.3 million (24.4), mainly impacted by new regulations in certain European countries. Revenue from rest of the world increased by 46.7% to €7.5 million (5.1), reflecting the group's expansion in the Americas and Africa, enhanced by the consolidation of BtoBet.

	FOURTH QUARTER
€ thousand	2021	2020	Change
Nordics	4.0	3.7	+8.1%
UK and Ireland	21.1	11.2	+89.2%
Rest of Europe	18.3	24.4	-25.1%
Rest of world	7.5	5.1	+46.7%

OPERATING EXPENSES

Distribution expenses in the quarter increased by 16.9% to €33.5 million (28.7), following the increase in revenues.

Administrative expenses increased by 2.3% to €5.0 million (4.9).

Gaming duties and EU-VAT increased by 91.3% to €4.9 million (2.5) from Q4 2020, constituting 9.6% of total revenues (5.7%). The increase is due to the new regulation in Germany, reflecting Aspire Global’s strategy to expand in regulated markets.

EBITDA

EBITDA decreased by 9.1% to €7.5 million (8.3) from Q4 2020 and the EBITDA margin amounted to 14.8% (18.6%). The EBITDA margin should be viewed in the light of Aspire Global’s strategy to operate in locally regulated, taxed markets. The profitability is also impacted by unusually favourable player results in Sports during October 2021. Also, in the quarter there was a negative contribution from the B2C divested segment, mainly due to enhanced marketing efforts.

EBIT

Amortization and depreciation increased by 21.6% to €2.4 million (2.0) in the quarter, mainly due to the increase related to the amortization of capitalized development costs related to proprietary technology assets of €1,266 thousand (920). EBIT also includes effects of €359 thousand (339) related to the lease expenses treatment in accordance with IFRS 16 and €497 thousand related to amortization of IP and customer relationship base acquired in the business combinations of Pariplay and BtoBet.

FINANCIAL NET

Interest income and foreign currency exchange differences with respect to funding to a related group increased during the quarter to €1,199 thousand (-28), driven by the change in the discounted cash flow of anticipated repayments in connection with the funding transactions with a related group, accompanied by the weakened EUR against the USD.

ASPIRE GLOBAL INTERIM REPORT JANUARY – DECEMBER 2021      5

91 | NeoGames’ offer to the shareholders in Aspire Global

Net finance income and expenses increased to €-1,098 thousand (-1,355) in the quarter. The change was primarily driven by currency exchange rate differences and the effect of discounted deferred payment and contingent earnout consideration related to the business combination of BtoBet.

NET INCOME AND EPS

Net income before company’s share in the results of associated companies increased by 13.9% to €4.8 million in the quarter. The company’s share in the results of associated companies amounted to €-533 thousand (-1,140) in the period.

Income taxes decreased to €-444 thousand (720).

Earnings per share for the period amounted to €1.37 (0.07) impacted by the capital gain from the divestment of the B2C segment. Earnings per share excluding the capital gain amounted to €0.09 (0.07).

CASH FLOW

Cash flow from operating activities amounted to €2.0 million (11.5) in the quarter. Q4 2021 was mainly impacted by Increase in other and trade receivables and reduction in trade payables. Investing activity was impacted by cash received from divestment of our B2C segment less the related transaction costs paid and the deferred payment to the previous owners of Btobet as part of the acquisition the period, compared to the net cash paid in the previous period for the Btobet during. Cash flow from financing activities amounted to €-266 million (-413).

SHARE-BASED INCENTIVE PROGRAMS

During Q4 2021, the Board approved certain employees' exercise of options to purchase 66,364 shares under the 2007 and 2017 share options schemes. On December 17, 2021, the Board approved a grant of 711,500 options to certain employees and board members, in accordance with a resolution at the Extra General Meeting on December 9, 2021.

ASPIRE GLOBAL INTERIM REPORT JANUARY – DECEMBER 2021      6

92 | NeoGames’ offer to the shareholders in Aspire Global

FINANCIAL PERFORMANCE GROUP

FULL YEAR

REVENUES

Revenues increased by 31.8% to €213.3 million (161.9) in 2021 with organic growth of 28.1%. The growth is mainly driven by continued good business momentum in all segments.

GEOGRAPHIC DEVELOPMENT

Income from the Nordics increased by 3.6% to €16.9 million (16.4). UK and Ireland increased by 122.2% to €78.0 million (35.1), driven by good development in all segments. Rest of Europe decreased by 8.0% to €90.4 million (98.2), impacted by new regulations in certain countries. Revenue from the rest of the world increased by 129.0% to €28.0 million (12.2).

€ thousand	FULL YEAR
	2021	2020	Change
Nordics	16.9	16.4	+3.6%
UK and Ireland	78.0	35.1	+122.2%
Rest of Europe	90.4	98.2	-8.0%
Rest of world	28.0	12.2	+129.0%

OPERATING EXPENSES

Distribution expenses in 2021 grew by 27.4% to €138.1 million (108.4) in line with the increase in revenues. Distribution expenses excluding BtoBet increased by 23.1% to €132.4 million (107.6).

Administrative expenses increased by 24.5% to €21.2 million (17.0) during the year following the consolidation of BtoBet. Administrative expenses excluding BtoBet increased by 9.6% to €17.9 thousand (16.3).

Gaming duties and EU-VAT increased by 102.9% to €19.0 million (9.4), constituting 8.9% of total revenues (5.8%). The increase is mainly due to the new regulation in Germany in Q3 2021.

EBITDA

EBITDA increased by 29.2% to €35.0 million (27.1) and the EBITDA-margin amounted to 16.4% (16.7%). EBITDA grew organically by 22.6% due to improved results in the sub-segments Aspire Core and Pariplay.

EBIT

Amortization and depreciation increased by 39.2% to €8.7 million (6.3), mainly due to increased amortization of capitalized development costs related to proprietary technology assets of €4.5 million (3.2) and an increase of €1,548 thousand related to amortization of IP through the business combination of BtoBet.

FINANCIAL NET

Net finance income and expenses decreased to €-4.2 million (-5.7). The change was primarily driven by currency exchange rate differences, other fees, shareholder loan interest expense and the effect of discounted deferred payment and contingent earnout consideration related to the business combination of BtoBet in addition to decreased expenses due to the repayment of the bond in Q2 2021.

NET INCOME AND EPS

Net income before company’s share in the results of associated companies increased by 60.7% to €24.1 million in the year. The company’s share in the results of associated companies amounted to €-1.6 million (-1.9).

Income taxes increased to €2.2 million thousand (1.4).

Earnings per share for the year amounted to €1.77 (0.28) following the capital gain from the divestment of the B2C segment. Earnings per share excluding the capital gain amounted to €0.49 (0.28).

CASH FLOW

Cash flow from operating activities amounted to €23.3 million (27.7). The decrease was mainly impacted by the improved business results, offset by an increase in trade and other receivables. Investing activity was impacted by cash received from divestment of Karamba less the related transaction costs paid and the deferred payment to the previous owners of Btobet as part of the acquisition the period, compared to the net cash paid in the previous period for the Btobet during.

Cash flow from financing activities amounted to €-18.6 million (-1.5) effected by the shareholders’ loan received during Q1 2021, and the €27.5 million repayment of the corporate bond.

ASPIRE GLOBAL INTERIM REPORT JANUARY – DECEMBER 2021      7

93 | NeoGames’ offer to the shareholders in Aspire Global

PROFORMA KARAMBA AS B2B PART

On 30 November 2021, Aspire Global completed the transaction to sell its B2C segment to the US-based Group Esports Technologies, Inc. (Nasdaq: EBET). The divestment followed Aspire Global’s review of the B2C segment, announced in March 2021. The following un-audited proforma figures reflect the results as if Karamba was a B2B partner for the periods presented, according to the agreed commercial terms with Esports Technologies Inc.

	PROFORMA – KARAMBA CONTINUED
UNAUDITED	FOURTH QUARTER		FULL YEAR
€’000, interim 2021 and 2020 unaudited, 2020 full year audited	2021	2020	2021	2020
Revenues (including EU VAT)	42,619	34,383	166,533	126,213
EU VAT	-18	-375	-870	-1,536
Net revenues	42,601	34,008	165,663	124,677

Distribution expenses	-28,549	-22,379	-110,733	-84,916
Gaming duties	-1,553	-506	-4,552	-1,805
Administrative expenses	-4,775	-4,894	-19,992	-17,023
	-34,877	-27,779	-135,277	-103,744

EBITDA	7,724	6,229	30,386	20,933

Amortization and depreciation	-2,388	-1,964	-8,746	-6,282
Operating income	5,336	4,265	21,640	14,651

Interest income and foreign currency exchange differences with respect to funding to related group	1,199	-28	4,331	1,303
Finance income	76	83	335	222
Finance expenses	-1,152	-1,455	-4,460	-5,862
Income before income taxes	5,459	2,865	21,846	10,314

Income taxes	-456	-616	-2,016	-1,157
Net income before Company share in the results of associated companies	5,003	2,249	19,830	9,157

Company share in the losses of associated companies	-533	-1,140	-1,573	-1,897
Net income and comprehensive income	4,470	1,109	18,257	7,260

ASPIRE GLOBAL INTERIM REPORT JANUARY – DECEMBER 2021      8

94 | NeoGames’ offer to the shareholders in Aspire Global

FINANCIAL PERFORMANCE SEGMENT B2B

In the quarter B2B revenues increased by 24.4% to €41.1 million (33.1) and 29.8% to €39.1 million (30.1) excluding inter-segment revenues. The growth is mainly driven by continued good business momentum in all B2B segments and the acquisition of BtoBet in Q4 2020.

EBITDA increased by 24.0% to €7.7 million (6.2) with and EBITDA margin of 18.8% (18.8%). All the increase was organic growth attributed to improved results in sub-segments Aspire Core and Aggregation and Games.

On 1 October, 2021, Aspire Global announced an agreement to sell its B2C segment to Esports Technologies. After the completion of the transaction, the B2C brands will become platform partners to Aspire Global and the deal with Esports Technologies includes a four-year platform and managed services agreement. Strategically, the agreement means that Aspire Global will be a purely B2B company with a continued strong focus on profitable growth. Aspire Global will concentrate its investments on the continued development of its technology and offering with the goal of becoming a world leading iGaming supplier.

CONTINUED OPERATIONS
€ million, unless other stated	FOURTH QUARTER		FULL YEAR
	2021	2020	2021	2020
Revenues	41.1	33.1	158.3	120.4
Revenues excluding inter-segment revenues	39.1	30.1	146.5	110.9
EBITDA	7.7	6.2	30.4	20.9
Aspire Core	5.0	4.3	19.8	16.1
Aggregation and Games – Pariplay	2.2	1.3	8.3	4.2
Sports – BtoBet	0.5	0.6	2.3	0.6
EBITDA margin, %	18.8	18.8	19.2	17.4
Aspire Core, %	16.7	17.0	16.6	16.1
Aggregation and Games – Pariplay, %	26.4	22.9	27.5	23.3
Sports – BtoBet, %	14.9	29.0	20.6	29.0

ASPIRE GLOBAL INTERIM REPORT JANUARY – DECEMBER 2021      9

95 | NeoGames’ offer to the shareholders in Aspire Global

SUB-SEGMENT ASPIRE CORE

In the quarter, Aspire Core’s revenues increased by 18.9% to €29.9 million (25.1) from Q4 2020. EBITDA amounted to €5.0 million (4.3) with an EBITDA margin of 16.7% (17.0%).

In 2021, Aspire Core’s revenues increased by 18.8% to €119.2 million (100.4). EBITDA amounted to €19.8 million (16.1) with an EBITDA margin of 16.6% (16.1%).

The enhancements of the Aspire Core platform in the past quarters with among all the new CRM system AspireEngage continued to positively impact operational processes as well as the user experience. The platform and its related managed services constitute a strong, competitive offering.

After the end of the quarter, Aspire Global signed a deal with leading Irish and UK online operator BoyleSports for their upcoming launch in the Netherlands. The agreement covers Aspire Global’s platform solution including managed services. BoyleSports is also Ireland's largest independent retail bookmaker with over 320 retail branches throughout Ireland and the UK.

After the end of the quarter, a deal was signed with Intertops to provide turnkey platform and betting solution in Germany. Intertops is the oldest online sportsbook, being the first to take their sports betting product online already in 1996.

In January 2022, the platform (PAM) received certification in the Netherlands.

In the quarter five new brands were launched on the Aspire Core platform. At the end of the period 97 brands and 41 partners operated on Aspire Global’s platform.

SUB-SEGMENT SPORTS – BTOBET

In the quarter, BtoBet’s revenues increased by 60.1% to €3.5 million (2.2) from Q4 2020. EBITDA amounted to €0.5 million (0.6) with an EBITDA margin of 14.9% (29.0%).

In 2021, BtoBet’s revenues increased by 65.9% to €11.3 million (6.8). EBITDA amounted to €2.3 million (2.1) with an EBITDA margin of 20.6% (30.6%).

The target was met to migrate all larger brands to the BtoBet proprietary sportsbook before year-end. The migration is an important step in achieving synergies within the Group.

In the quarter, BtoBet signed a deal to provide FanDuel, part of Flutter Entertainment, with its cutting-edge Player Account Management platform as the operator enters the Brazilian market with its Daily Fantasy Sports (DFS) offering.

The deal is and an extension of BtoBet’s collaboration with Flutter Entertainment.

In the quarter, BtoBet also signed an agreement with BestBet24 which marks it entry into the Polish market. BtoBet will provide BestBet24 with its sportsbook platform for both retail and online channels.

In January 2022, BtoBet’s sportsbook received certification in Denmark.

Q1 to Q3 2020 numbers are based on unreviewed management accounts.

ASPIRE GLOBAL INTERIM REPORT JANUARY – DECEMBER 2021      10

96 | NeoGames’ offer to the shareholders in Aspire Global

SUB-SEGMENT AGGREGATION AND GAMES - PARIPLAY

In the quarter, Pariplay’s revenues increased by 44.2% to €8.3 million (5.8) from Q4 2020. EBITDA amounted to €2.2 million (1.3) with an EBITDA margin of 26.4% (22.9%).

In 2021, Pariplay’s revenues increased by 68.0% to €30.0 million (17.9). EBITDA amounted to €8.3 million (4.2) with an EBITDA margin of 27.5% (23.3%).

Pariplay continued to demonstrate its strength with 17 new operator deals in Q4 2021. One of Pariplay’s objectives is to expand its footprint in regulated markets and the company made significant progress also in this the quarter in executing its growth strategy. In the quarter, a deal was signed to supply its proprietary games to Holland Casino in the newly regulated Dutch market. A distribution deal was also signed with BetMGM, the leading online casino operator in the US. This agreement will enable Pariplay to offer its proprietary games and aggregated third-party content to BetMGM’s players in New Jersey and Michigan, with the potential to expand into other live markets in the future. In the period, Pariplay’s launched its proprietary games with the U.S.-based gaming and betting company. The new collaboration marks Pariplay’s third operator deal in Colombia.

In the quarter, Pariplay launched its new in-house studio Wizard Games. Wizard Games will push on and further take advantage of the opportunities Pariplay has identified. Wizard Games operates within Pariplay as a distinctive business unit and with an enhanced offering, Wizard Games is set to serve new markets and customers, providing them with value-driven iGaming products.

In January 2022, Pariplay received a supplier license in Michigan which marked its third license in the US after New Jersey and West Virginia. Shortly after, Pariplay announced a deal with leading US operator Golden Nugget. Pariplay’s complete Fusion™ aggregation solution will go live across New Jersey, West Virginia and Michigan through Golden Nugget’s major brand, pending legislation and regulatory approvals. In January Pariplay also announced its collaboration with NeoPollard Interactive LLC, to offer a wealth of gaming content on Play Alberta. Play Alberta is the province’s only regulated online gambling website – which is operated and regulated by Alberta Gaming, Liquor and Cannabis (“AGLC”). In the quarter Pariplay signed one new content vendors and launched 5 new content vendors to its leading aggregation platform, FusionTM. At the end of the quarter Pariplay had in total 65 live vendors and offered over 12,000 games from third parties. In addition, Pariplay is promoting its Ignite program which is a flexible turnkey development framework for game developers to develop and deploy globally through Aspire Global’s comprehensive set of iGaming licenses, ensuring maximum coverage immediately on launch, leveraging its FusionTM global regulated network and proven technologies. At the end of the quarter Pariplay had eight game developers registered under this program.

In Q4 2021 Pariplay’s game studio launched six new proprietary games. At the end of the period, Pariplay offered 137 proprietary games. Aspire Global’s Pariplay, the leading content and aggregator provider, has today launched Wizard Games, the new brand for its in-house games studio. The launch forms part of Pariplay’s ambitious growth plan to become a tier one games studio.

ASPIRE GLOBAL INTERIM REPORT JANUARY – DECEMBER 2021     11

97 | NeoGames’ offer to the shareholders in Aspire Global

FINANCIAL PERFORMANCE SEGMENT B2C

The B2C segment represents Aspire Global’s proprietary brands. B2C net gaming revenues for the two-month period during Q4 2021 decreased by 17.0% to €11.8 million (14.3) from the three-month period of Q4 2020. Including NGR in December, the B2C net revenues for the three-month period amounted to €18.1 million representing an increase of 27.3% from the three-month period of Q4 2020.

EBITDA amounted to €-0.2 million (2.0), attributed to heavy investment in marketing in order to maintain its growth momentum.

On 30 November 2021, Aspire Global completed the transaction to sell its B2C segment to the US-based Group Esports Technologies, Inc. (Nasdaq: EBET). The divestment followed Aspire Global’s review of the B2C segment, announced in March 2021.

€ million, unless other stated	FOURTH QUARTER		FULL YEAR
	2021	2020	2020
Net gaming revenues	11.8	14.3	51.0
EBITDA	-0.2	2.0	6.2
EBITDA margin, %	-1.8%	14.3	12.1
Deposits	26.5	29.7	105.4
B2C hold, %	44.6	47.9	48.4
FTDs, thousands	21.1	30.9	131.2
Transactions	197.6	372.0	1,409.2
Active users, thousands	52.0	68.3	182.9
Marketing expenses/NGR, %	37.5	31.0	31.7

*Q4 2021 reflect the results for October and November 2021 up to the B2C divestment

ASPIRE GLOBAL INTERIM REPORT JANUARY – DECEMBER 2021     12

98 | NeoGames’ offer to the shareholders in Aspire Global

OTHER INFORMATION

PUBLIC TENDER OFFER BY NEOGAMES S.A.

On 17 January 2022, a public tender offer was made by NeoGames to the shareholders of Aspire Global to tender all their shares in the Company to NeoGames for a consideration consisting of a combination of cash and newly issued shares in NeoGames in the form of Swedish depository receipts. The shares in NeoGames are admitted to trading in the United States on the Nasdaq Stock Exchange, Global Market tier. Aspire Global’s main shareholders, who in aggregate own shares corresponding to 66.96% of all shares and votes in Aspire Global, have entered into irrevocable undertakings that enable the other shareholders in Aspire Global to tender their shares to NeoGames and receive 100% cash consideration corresponding to SEK 111.00 per share tendered in Aspire Global representing a premium of 41.40 percent compared to the closing price on 17 January 2022 of SEK 78.50 for Aspire Global’s share. The offer values each share in Aspire Global to SEK 91.03, corresponding to a total value of the offer for all shares in the company to approximately SEK 4,322 million. The Bid Committee of Aspire Global unanimously recommends the shareholders of Aspire Global to accept the full cash consideration alternative of SEK 111.00 per Aspire Global share, which is part of NeoGames’ public tender offer.

The statement by Aspire Global’s Bid Committee can be found on this web page. NeoGames’ public tender offer can be found on this web page.

DIVESTMENT OF THE B2C SEGMENT

On 1 December 2021, Aspire Global divested its B2C segment to the US-based Group Esports Technologies, Inc. (Nasdaq: EBET). The divestment followed Aspire Global’s review of the B2C segment that was announced in March 2021. The consideration sums up to about €65 million. The transaction also includes a four-year platform and managed services agreement with an estimated gross value of €70 million. The consideration consists of €50 million in cash, €10 million in a promissory note and €5 million in common stock in the listed entity of Esports Technologies. The platform and managed services agreement consists of royalties related to the use of Aspire Global’s platform and related services during the coming four years. The estimated value of the royalties is based on the present performance and might change in the coming years.

DIVIDEND PROPOSAL

The Board of Directors proposes to the Annual General Meeting 2022 that no dividend is paid for the financial year 2021.

ACQUISITION OF BINGO SUPPLIER END 2 END

In December 2021, Aspire Global signed an agreement to acquire 25% of bingo supplier END 2 END for USD 1.75 million in cash with an option to acquire all of the shares in three- or five-years’ time. This provides Aspire Global with access to a real omni channel technology and a proprietary offering in one of the biggest verticals in the iGaming industry.

RELATED PARTIES

During 2021 Aspire Global’s share in the results of related companies was €-1,573 thousand (-1,897). For more information on related party transactions see Note 7 “Investments and loans" in the current interim report and Note 21 "Related parties” in the Annual Report.

EMPLOYEES

As of 31 December 2021, the number of employees was 544 (456), of which 171 (162) women. More than half of the increase in the number of employees relates to the integration of BtoBet.

EXTRAORDINARY GENERAL MEETING

On 9 December 2021, the Extraordinary General Meeting of Aspire Global Plc adopted on a new share options pool for up to 700,000 ordinary shares equivalent to around 1.5% of the outstanding shares of the Company; an extension to the 2017-2022 employees’ option plan expiry date to 9 December, 2026 and, an extension to the 2017-2022 directors’ option plan expiry date to 9 December, 2026.

ANNUAL GENERAL MEETING 2022

The Annual General Meeting 2022 will be held on 30 June 2022. Time and place will be announced later.

NOMINATION COMMITTEE

According to the Swedish Corporate Governance Code, a company shall have a Nomination Committee. On this point, the company deviates from the Code. Considering the company’s shareholding structure and size of the company, the company’s largest shareholders are of the view that it is not necessary to establish a nomination committee and that a direct nomination of persons for appointment as Board members is better suited in the company’s circumstances. As the company grows and the shareholder base of the company evolves, the company may reconsider whether establishing a nomination committee would be beneficial. Shareholders of the company may, in accordance with the articles of association of the company, directly nominate a person to be elected as a Board member by submitting a notice in writing signed by a shareholder qualified to attend and vote at the general meeting for which such notice is given, expressing his or her intention to propose a person for election, together with a notice in writing signed by the person proposed to be elected indicating his or her willingness to be elected. Such notices need to be provided not less than seven and not more than forty-two days (inclusive of the date on which the notice is given) before the date appointed for the annual general meeting and must be sent by post to: Aspire Global plc, Attn: Nomination AGM 2022, Level G, Office 1/5086 Quantum House, 75 Abate Rigord Street, Ta’Xbiex XBX1120, Malta.

ASPIRE GLOBAL INTERIM REPORT JANUARY – DECEMBER 2021     13

99 | NeoGames’ offer to the shareholders in Aspire Global

SUSTAINABILITY

Sustainability is integrated in Aspire Global's business strategy through four focus areas that monitor progress and set out targets to build a sustainable business, ensuring the well-being of all stakeholders. The company publishes an annual standalone sustainability report, which is an essential part of being transparent on KPIs and the progress. Aspire Global’s four focus areas are: Environment, Safe User Experience, People, and Safe Digital Environment. Aspire Global is a carbon neutral company, recognized by the ‘Carbon Footprint Standard’, focusing on assessing, reducing and compensating emissions. Aspire Global is an official supporter of the Safer Gambling Week UK, showcasing safer gambling banners and messages throughout the week on all UK facing brands. Employees received continuous training to develop skills on motivational interactions and conversations with at-risk customers by Gamcare, the leading UK provider of information, advice and support for anyone affected by gambling harms.

RISKS AND UNCERTAINTIES

Read more about risks and uncertainties in Aspire Global’s Annual report 2020, section “Risk assessment” as well as Note 23 “Financial instruments and risk management”.

ACCOUNTING POLICIES

The interim condensed consolidated financial information ("Interim Financial Information") of the Group has been prepared in accordance with International Accounting Standard 34 ‘Interim Financial Reporting’ as adopted by the EU ("IAS 34").

The Interim Financial Information has been prepared on the basis of the accounting policies adopted in the company’s audited consolidated financial statements for the years ended 31 December 2020 and 2019 ("Annual Financial Statements"), which are prepared in accordance with International Financial Reporting Standards as adopted by the EU. This Interim Financial Information should be read in conjunction with the Annual Financial Statements, see Note 2 “Accounting principles” in the Annual Report 2020.

The Interim Financial Information is unaudited, does not constitute statutory accounts and does not contain all the information and footnotes required by accounting principles generally accepted under International Financial Reporting Standards for annual financial statements.

SHAREHOLDER DATA

A list of the largest shareholders is available on the company’s website.

FINANCIAL CALENDAR

Annual report	31 May 2022

Three-month report 2022	4 May 2022

Six-month report 2022	18 August 2022

Nine-month period 2022	3 November 2022

Year-end report 2022	16 February 2023

WEBCASTED PRESENTATION OF Q4 RESULTS

CEO Tsachi Maimon and CFO Motti Gil are presenting the Q4 2021 results at 17 February, 09:00am CET, at https://tv.streamfabriken.com/aspire-global-q4-2021. There is an opportunity to ask questions during the presentation via the chat or by calling in using the dial-in numbers:

Sweden: +46 8 566 426 95

UK: +44 3333 009 264

USA: +1 631 913 1422, pin 27380802#

The presentation material will also be available on Aspire Global’s website https://www.aspireglobal.com/investors/.

ASPIRE GLOBAL INTERIM REPORT JANUARY – DECEMBER 2021     14

100 | NeoGames’ offer to the shareholders in Aspire Global

FOR MORE INFORMATION, PLEASE CONTACT

Tsachi Maimon, CEO, tel +346-36452458, email investors@aspireglobal.com

Motti Gil, CFO, tel +356-99240646, email investors@aspireglobal.com

This is information that Aspire Global is obliged to make public pursuant to the EU Market Abuse Regulation (MAR). The information was submitted for publication by the contact person above at 8.00am CET on 17 February 2022.

INTERIM REPORT ASSURANCE

The Board of directors and the CEO assures that the interim report for the fourth quarter gives a fair overview of the company’s operations, position and result of operations, and describes the significant risks and uncertainties facing the company and the companies included in the Group.

Stockholm 17 February 2022

Carl Klingberg Chairman

Aharon Aran Board member	Fredrik Burvall Board member

Tsachi Maimon CEO	Barak Matalon Board member

ASPIRE GLOBAL INTERIM REPORT JANUARY – DECEMBER 2021     15

101 | NeoGames’ offer to the shareholders in Aspire Global

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	B2C AS DISCONTINUED OPERATIONS				B2C AS CONTINUED OPERATIONS
	FOURTH QUARTER		FULL YEAR		FOURTH QUARTER		FULL YEAR
€’000, interim 2021 and 2020 unaudited, 2020 full year audited	2021	2020	2021	2020	2021	2020	2021	2020
Revenues (including EU VAT)	41,121	33,082	158,319	119,259	50,897	44,361	213,331	161,894
EU VAT	-18	-375	-870	-1,536	-45	-1,289	-3,111	-5,050
Net revenues	41,103	32,707	157,449	117,723	50,852	43,072	210,220	156,844

Distribution expenses	-27,051	-21,078	-102,519	-77,962	-33,506	-28,653	-138,083	-108,395
Gaming duties	-1,553	-506	-4,552	-1,805	-4,830	-1,260	-15,931	-4,334
Administrative expenses	-4,775	-4,894	-19,992	-17,023	-5,004	-4,893	-21,202	-17,023
	-33,379	-26,478	-127,063	-96,790	-43,340	-34,806	-175,216	-129,752

EBITDA	7,724	6,229	30,386	20,933	7,512	8,266	35,004	27,092

Amortization and depreciation	-2,388	-1,964	-8,746	-6,282	-2,388	-1,964	-8,746	-6,282
Operating income	5,336	4,265	21,640	14,651	5,124	6,302	26,258	20,810

Interest income and foreign currency exchange differences with respect to funding to related group	1,199	-28	4,331	1,303	1,199	-28	4,331	1,303
Finance income	76	83	335	222	76	83	335	222
Finance expenses	-1,152	-1,455	-4,460	-5,862	-1,174	-1,438	-4,549	-5,928
Income before income taxes	5,459	2,865	21,846	10,314	5,225	4,919	26,375	16,407

Income taxes	-456	-616	-2,016	-1,157	-444	-720	-2,242	-1,394
Net income before Company share in the results of associated companies	5,003	2,249	19,830	9,157	4,781	4,199	24,133	15,013

Company share in the losses of associated companies	-533	-1,140	-1,573	-1,897	-533	-1,140	-1,573	-1,897
Net income and comprehensive income	4,470	1,109	18,257	7,260	4,248	3,059	22,560	13,116

Capital gain and discontinued operations	59,500	1,950	64,025	5,856	59,722	-	59,722	-
Net income and total comprehensive income attributable to:

Equity holders of the Company	63,970	3,059	82,282	13,116	63,970	3,059	82,282	13,116
Non-controlling interests	*	*	*			*	*	*

Other comprehensive loss
Items that will not be reclassified subsequently to profit or loss:
Fair value loss on investment in EBET designated as at FVTOCI	-1,159	-	-1,159	-	-1,159	-	-1,159	-
Comprehensive income	62,811	3,059	81,123	13,116	62,811	3,059	81,123	13,116
Net income per share from continuing operations, €:
Basic	0.10	0.02	0.39	0.16	0.09	0.07	0.49	0.28
Diluted	0.09	0.02	0.39	0.16	0.09	0.07	0.48	0.28
Earnings per share from continuing and discontinuing operations, €:
Basic	1.37	0.07	1.77	0.28	1.37	0.07	1.77	0.28
Diluted	1.36	0.07	1.75	0.28	1.36	0.07	1.75	0.28
*Less than €500.

ASPIRE GLOBAL INTERIM REPORT JANUARY – DECEMBER 2021     16

102 | NeoGames’ offer to the shareholders in Aspire Global

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

CONTINUED OPERATIONS €’000, interim 2021 and 2020 unaudited, 2020 year-end audited	31 DEC 2021	31 DEC 2020
ASSETS
Non-current assets
Goodwill	34,475	28,900
Intangible assets	42,215	38,511
Right-of-use assets	1,269	2,456
Property and equipment	1,508	1,296
Capital notes and accrued interests	10,083	-
Investments and loans – associated companies (Note 7)	3,002	3,337
Capital notes and accrued interests due from a related group	-	14,525
Deferred income taxes	41	44
	92,593	89,069

Current assets
Trade receivables	18,048	13,179
Other receivables	7,452	2,996
Income taxes receivables	9,518	10,025
Investment in EBET	3,841	-
Capital notes and accrued interests due from a related group	18,669	-
Restricted cash	108	319
Cash and cash equivalents	63,651	28,710
	121,287	55,229
Total assets	213,880	144,298

EQUITY AND LIABILITIES

Equity attributable to the equity holders of the company
Share capital and premium	7,222	6,776
Share based payment reserve	1,465	1,341
Investment revaluation reserve (EBET)	-1,159	-
Reserve with respect to funding transactions with a related group	-15,371	-15,371
Retained earnings	137,157	54,875
Total equity attributable to the equity holders of the Company	129,314	47,621
Non-controlling interests	994	318
	130,308	47,939
Non-current liabilities
Employee benefits, net	513	442
Loans with respect to leasehold improvements	-	40
Lease liabilities	383	1,063
Contingent consideration on business combination	24,693	17,673
	25,589	19,218
Current liabilities
Client liabilities	5,024	5,974
Trade and other payables	25,005	24,164
Lease liabilities	914	1,484
Senior secured bonds and interest payable	-	27,934
Contingent consideration	-	431
Deferred payment on business combination	-	4,746
Related group payables	1,303	78
Shareholders’ loans	11,276	-
Income taxes payable	14,461	12,330
	57,983	77,141
Total equity and liabilities	213,880	144,298

ASPIRE GLOBAL INTERIM REPORT JANUARY – DECEMBER 2021     17

103 | NeoGames’ offer to the shareholders in Aspire Global

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

Equity attributable to the equity holders of the Company €’000 (unaudited)	Share capital and premium	Share based payments reserve	Investment revaluation reserve (EBET)	Reserve with respect to funding transactions with related groups	Retained earnings	Total attributable to the equity holders of the Company	Non- controlling interests	Total equity

FOURTH QUARTER 2021
Balance 1 October 2021	7,000	1,345	-	-15,371	73,187	66,161	824	66,985
Net Income	-	-	-	-	63,970	63,970	*	63,970
Other comprehensive loss	-	-	-1,159	-	-	-1,159	-	-1,159
Comprehensive income (loss)			-1,159		63,970	62,811		62,811
Exercise of stock options	222	-27	-	-	-	195	-	195
Employee stock option scheme	-	147	-	-	-	147	170	317
Balance 31 December 2021	7,222	1,465	-1,159	-15,371	137,157	129,314	994	130,308
FOURTH QUARTER 2020
Balance 1 October 2020	6,728	1,330	-	-15,371	51,816	44,503	148	44,651
Total comprehensive income for the period	-	-	-	-	3,059	3,059	*	3,059
Exercise of stock options	48	-11	-	-	-	37	-	37
Employee stock option scheme	-	22	-	-	-	22	170	192
Balance 31 December 2020	6,776	1,341	-	-15,371	54,875	47,621	318	47,939
FULL YEAR 2021
Balance 1 January 2021 (audited)	6,776	1,341	-	-15,371	54,875	47,621	318	47,939
Net Income	-	-	-	-	82,282	82,282	*	82,282
Other comprehensive loss	-	-	-1,159	-	-	-1,159	-	-1,159
Comprehensive income (loss)	-	-	-1,159	-	82,282	81,123	-	81,123
Exercise of stock options	446	-88	-	-	-	358	-	358
Employee stock option scheme	-	212	-	-	-	212	676	888
Balance 31 December 2021	7,222	1,465	-1,159	-15,371	137,157	129,314	994	130,308
FULL YEAR 2020
Balance 1 January 2020 (audited)	6,715	1,346	-	-15,371	41,759	34,449	-217	34,232
Total comprehensive income for the period	-	-	-	-	13,116	13,116	*	13,116
Exercise of stock options	61	-14	-	-	-	47	-	47
Employee stock option scheme	-	9	-	-	-	9	535	544
Balance 31 December 2020	6,776	1,341	-	-15,371	54,875	47,621	318	47,939

* Less than €500.

ASPIRE GLOBAL INTERIM REPORT JANUARY – DECEMBER 2021     18

104 | NeoGames’ offer to the shareholders in Aspire Global

CONSOLIDATED STATEMENTS OF
CASH FLOW

CONTINUED OPERATIONS €’000, interim 2021 and 2020 unaudited, 2020 full year audited	FOURTH QUARTER		FULL YEAR
	2021	2020	2021	2020
Cash flow from operating activities:
Income before income taxes	5,225	4,919	26,375	16,407

Adjustment for:
Increase in options fair value and equity investment	-	163	-	163
Amortization and depreciation	2,388	1,964	8,746	6,282
Employee stock option scheme expenses	317	192	888	544
Finance expense with respect to Senior secured bonds	-	574	551	2,230
Interest paid	-244	-552	-1,713	-2,193
Interest expense and foreign currency exchange differences with respect to lease liabilities	38	49	185	380
Interest income respect to funding capital note	-83	-	-83	-
Interest income and foreign currency exchanges differences with respect to funding to a related group	-1,197	28	-4,329	-1,303
Finance expenses (income) with respect to contingent consideration and deferred payment on business combination	-284	336	882	336
Finance expenses and foreign currency exchanges differences with respect to shareholders loans	884	-	1,613	-
Interest received	49	48	188	200
Increase in trade receivables	-2,364	-903	-4,869	-825
Decrease (Increase) in restricted cash	29	-7	211	116
Decrease (Increase) in other receivables	388	1,979	-4,456	-447
Increase (Decrease) in a related group’s receivables and payables	315	31	1,225	-104
Increase in income taxes payable net of income taxes receivables	385	181	-318	170
Increase (Decrease) in trade and other payables	-3,041	3,337	408	6,437
Increase (Decrease) in loans with respect to leasehold improvements	51	1	130	-15
Increase (Decrease) in client liabilities	-660	-709	-950	487
Increase (Decrease) in employee benefits, net	-9	20	71	103
	2,187	11,651	24,755	28,968

Income taxes received (paid), net	-150	-177	-1,483	-1,313
Net cash generated from operating activities	2,037	11,474	23,272	27,655

Cash flow from investing activities:
Purchase of property and equipment	-349	-63	-929	-405
Investment and purchase of intangible assets	-3,056	-2,129	-10,303	-8,311
Net cash paid with respect to business combination	-	-15,604	-	-15,604
Net cash received from discontinued operations	47,355		47,355
Net cash paid with respect to business combination	-4,614		-4,614
Investments and loans – associated companies	-1,240	-	-1,240	-2,140
Net cash generated from (used in) investing activities	38,096	-17,796	30,269	-26,460

Cash flow from financing activities
Repayment of lease liability	-410	-412	-1,538	-1,427
Repayment of loans with respect to leasehold improvements	-51	-38	-170	-140
Shareholders' loans received	-	-	10,256	-
Repayment of corporate bonds	-	-	-27,506	-
Exercise of stock options	195	37	358	47
Net cash used in financing activities	-266	-413	-18,600	-1,520

Net increase (Decrease) in cash and cash equivalents	39,867	-6,735	34,941	-325
Cash and cash equivalents at the beginning of the period	23,784	35,445	28,710	29,035
Cash and cash equivalents at the end of the period	63,651	28,710	63,651	28,710

ASPIRE GLOBAL INTERIM REPORT JANUARY – DECEMBER 2021       19

105 | NeoGames’ offer to the shareholders in Aspire Global

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – GENERAL

Aspire Global plc (the "Company") was incorporated in Gibraltar on 17 December 2003. On 9 May 2017 the Company re-domiciled to Malta. Since 11 July 2017 the Company's shares are traded on Nasdaq First North Premier Growth Market in Stockholm, Sweden, under the ticker ”ASPIRE”.

On 9 October 2020, the Company completed the acquisition of BtoBet Ltd, a leading B2B sportsbook and technology provider.

The Company together with its subsidiaries (the "Group") is a leading supplier which offers a solution for iGaming operators. The Group provides an advanced solution combining a robust platform, interactive games, aggregation platform, sportsbook and a set of comprehensive managed services. Gaming operators, affiliates and media companies benefit from flexible cross-platform solutions that include fully managed operations and customized integrations of a vast games offering.

The Group continues to carefully monitor the development of the Covid-19 virus across the world. Pro-active measures were taken early 2020 to reduce the health risks for the staff and to ensure business continuity.

On 1 December 2021, the Company divested its B2C segment to Esports Technologies, Inc. and Esports Product Technologies Malta Ltd. (together "Esports"). The consideration sums up to about €65 million, consisting of €50 million in cash, €10 million in a promissory note and €5 million in common stock in the listed entity of Esports. The transaction also includes a four-year platform and managed services agreement with an estimated gross value of €70 million, based on present volumes.

NOTE 2 – BASIS FOR PREPARATION

The interim condensed consolidated financial information ("Interim Financial Information") of the Group has been prepared in accordance with International Accounting Standard 34 ‘Interim Financial Reporting’ as adopted by the EU ("IAS 34").

The Interim Financial Information has been prepared on the basis of the accounting policies adopted in the Group’s audited consolidated financial statements for the year ended 31 December 2020 ("Annual Financial Statements"), which were prepared in accordance with International Financial Reporting Standards as adopted by the EU. This Interim Financial Information should be read in conjunction with the Annual Financial Statements and notes thereto issued on 6 April 2021. They do not include all of the information required for a complete set of financial statements prepared in accordance with IFRS Standards. However, selected explanatory notes are included to explain events and transactions that are significant to an understanding of the changes in the Group's financial position and performance since the last annual financial statements.

The Interim Financial Information is unaudited, does not constitute statutory accounts and does not contain all the information and footnotes required by accounting principles generally accepted under International Financial Reporting Standards for annual financial statements.

The significant accounting policies followed in the preparation of the interim condensed financial statements are identical to those applied in the preparation of the Annual Financial Statements except for:

A.	Equity instruments designated as at FVTOCI - On initial recognition, the Group may make an irrevocable election to designate investments in equity instruments as at FVTOCI. Investments in equity instruments at FVTOCI are initially measured at fair value plus transaction costs. Subsequently, they are measured at fair value with gains and losses arising from changes in fair value recognised in other comprehensive income and accumulated in the investments revaluation reserve. The cumulative gain or loss is not reclassified to profit or loss on disposal of the equity investments, instead, it is transferred to retained earnings.

ASPIRE GLOBAL INTERIM REPORT JANUARY – DECEMBER 2021       20

106 | NeoGames’ offer to the shareholders in Aspire Global

B.	Discontinued operations - A discontinued operation is a component of the Group’s business that represents a separate major line of business or geographical area of operations or is a subsidiary acquired exclusively with a view to resale, that has been disposed of, has been abandoned or that meets the criteria to be classified as held for sale. Discontinued operations are presented in the consolidated statement of operations as a single line. For further details see Note 3.

All significant judgements and estimates used by the Group remain unchanged from the previous audited annual report and all valuation techniques and unobservable inputs remain unchanged.

NOTE 3 – DISCONTINUED OPERATIONS

In accordance with IFRS 5, the B2C financial results are reported as discontinued operations in the Company financial statements as of and for the year ended 31 December 2021.

On 1 December 2021, the Company divested its B2C segment to Esports Technologies, Inc. and Esports Product Technologies Malta Ltd. (together "Esports"). The consideration sums up to about €65 million, consisting of €50 million in cash, €10 million in a promissory note and €5 million in common stock in the listed entity of Esports. The cash consideration received of €47.36 million is net of transaction costs.

The following is the breakdown of the results from discontinued operations for the quarters and years ended 31 December 2021 and 2020:

	B2C DISCONTINUED
UNAUDITED	FOURTH QUARTER	FULL YEAR
€’000, interim 2021 and 2020 unaudited, 2020 full year audited	2021	2020	2021	2020
Revenues (including EU VAT)	11,826	14,255	66,854	50,973
EU VAT	-27	-914	-2,241	-3,514
Net revenues	11,799	13,341	64,613	47,459

Distribution expenses	-7,903	-9,439	-44,600	-33,792
Gaming duties	-3,277	-754	-11,379	-2,529
Administrative expenses	-830	-1,112	-4,016	-4,979
	-12,010	-11,305	-59,995	-41,300

EBITDA	-211	2,036	4,618	6,159

Amortization and depreciation	-	-	-	-
Operating income	-211	2,036	4,618	6,159

Finance expenses	-22	17	-88	-66
Income before income taxes	-233	2,053	4,530	6,093

Income taxes	11	-103	-227	-237
Gain from B2C divestment net	59,722	-	59,722	-
Net income and comprehensive income	59,500	1,950	64,025	5,856

Net income and total comprehensive income attributable to Equity holders of the Company	59,500	1,950	64,025	5,856

Net cash inflow/(outflow) from:
operating activities	-222	1,950	4,303	5,856
investing activities	47,355	-	47,355	-
financing activities	-	-	-	-

ASPIRE GLOBAL INTERIM REPORT JANUARY – DECEMBER 2021       21

107 | NeoGames’ offer to the shareholders in Aspire Global

NOTE 4 – SEGMENT INFORMATION

Segmental results are reported in a manner consistent with the internal reporting provided to management.

The operating segments identified are:

–	Business to Business (“B2B”)
●	B2B Core
●	B2B Games (Pariplay)

During Q4 2020, upon completion of the BtoBet group business combination, the following B2B operating segment was identified:

●	B2B Sports (BtoBet)
–	Business to Customer (“B2C”)

Management assesses the performance of operating segments based on revenues and segment results.

Segment results contain revenues net of distribution expenses gaming duties and administrative expenses.

FOURTH quarter 2021
		B2B		B2C
€’000, unaudited	Core	Games	Sports		Elimination	Total
Revenues (including EU VAT)	28,158	7,460	3,453	11,826	-	50,897
Revenues (inter-segment)	1,714	864	56	-	-2,634	-
EU VAT	-18	-	-	-27	-	-45
Net revenues	29,854	8,324	3,509	11,799	-2,634	50,852
Expenses	-24,852	-6,125	-2,987	-12,010	2,634	-43,340
EBITDA	5,002	2,199	522	(211)	-	7,512

Unallocated expenses:
Amortization and depreciation						-2,388
Operating income						5,124

Interest income and foreign currency exchange differences with respect to funding to a related group						1,199
Finance income						76
Finance expenses						-1,174
Income before income taxes						5,225

FOURTH quarter 2020
	B2B			B2C
€’000, unaudited	Core	Games	Sports		Elimination	Total
Revenues (including EU VAT)	22,978	4,936	2,192	14,255	-	44,361
Revenues (inter-segment)	2,138	838	-	-	-2,976	-
EU VAT	-375	-	-	-914	-	-1,289
Net revenues	24,741	5,774	2,192	13,341	-2,976	43,072
Expenses	-20,472	-4,449	-1,556	-11,305	2,976	-34,806
EBITDA	4,269	1,325	636	2,036	-	8,266

Unallocated expenses:
Amortization and depreciation					-1,964
Operating income					6,302

Interest income and foreign currency exchange differences with respect to funding to a related group					-28
Finance income					83
Finance expenses					-1,438
Income before income taxes					4,919

ASPIRE GLOBAL INTERIM REPORT JANUARY – DECEMBER 2021       22

108 | NeoGames’ offer to the shareholders in Aspire Global

FULL YEAR 2021
		B2B		B2C
€’000, unaudited	Core	Games	Sports		Elimination	Total
Revenues (including EU VAT)	109,050	26,136	11,291	66,854	-	213,331
Revenues (inter-segment)	10,163	3,868	56	-	-14,087	-
EU VAT	-870	-	-	-2,241	-	-3,111
Net revenues	118,343	30,004	11,347	64,613	-14,087	210,220
Expenses	-98,550	-21,747	-9,011	-59,995	14,087	-175,216
EBITDA	19,793	8,257	2,336	4,618	-	35,004

Unallocated expenses:
Amortization and depreciation						-8,746
Operating income						26,258

Interest income and foreign currency exchange differences with respect to funding to a related group						4,331
Finance income						335
Finance expenses						-4,549
Income before income taxes						26,375

FULL YEAR 2020
	B2B			B2C
€’000, audited	Core	Games	Sports*		Elimination	Total
Revenues (including EU VAT)	92,729	16,000	2,192	50,973	-	161,894
Revenues (inter-segment)	7,646	1,862	-	-	-9,508	-
EU VAT	-1,536	-	-	-3,514	-	-5,050
Net revenues	98,839	17,862	2,192	47,459	-9,508	156,844
Expenses	-82,701	-13,703	-1,556	-41,300	9,508	-129,752
EBITDA	16,138	4,159	636	6,159	-	27,092

Unallocated expenses:
Amortization and depreciation						-6,282
Operating income						20,810

Interest income and foreign currency exchange differences with respect to funding to a related group						1,303
Finance income						222
Finance expenses						-5,928
Income before income taxes						16,407

*Only Q4 2020

NOTE 5 – Share based payment

During 2021, the Board of Directors of the Company, approved an exercise of options to purchase 140,348 shares. The exercise price consideration received for the shares amounted to €357 thousand.

On December 17, 2021, the Board of Directors approved a grant of 711,500 options to certain employees and board members.

NOTE 6 – RELATED PARTIES AND OTHER

A.	Following Note 21 to the Annual Financial Statements, the consulting fees in 2021 and 2020 amounted to €143 thousand and €137 thousand respectively and in the three-month periods ended 31 December 2021 and 2020 the amounts were €38 thousand and €34 thousand, respectively.

B.	During March 2021, the Company’s major shareholders funded the company with a Euribor + 7% interest-bearing €10.3 million bridge loan to fulfil the repayment of the bonds due in April 2021.

ASPIRE GLOBAL INTERIM REPORT JANUARY – DECEMBER 2021       23

109 | NeoGames’ offer to the shareholders in Aspire Global

C.	Following Note 21 to the Annual Financial Statements, capital notes and accrued interest:

€’000, interim 2021 and 2020 unaudited, 2020 year-end audited	31 DEC	31 DEC 2020
	2021
Principal amount[1]	19,295	17,822
Balance[2]	18,668	14,525
Contractual interest rate, %	1	1
Effective interest rate, %	20	20
[1] Promissory note repayment date is March 31, 2022. [2] Including accrued interest and exchange rate differences of €15,678 thousand and €11,535 as of 31 December 2021 and 31 December 2020.

D. Other transactions:
€’000, interim 2021 and 2020 unaudited, 2020 year-end audited
	FOURTH QUARTER		FULL YEAR
	2021	2020	2021	2020
Development services capitalized as an intangible asset	218	397	1,128	1,823
Research and development services within administrative expenses	80	75	236	313
Reimbursement of certain administrative expenses	-24	-15	-77	-58
Reimbursement of related expenses	-150	-159	-682	-631
Rental income	-181	-159	-674	-638

NOTE 7 – Investments and loans

€’000, interim 2021 and 2020 unaudited, 2020 year-end audited	30 DEC 2021	31 DEC 2020
Minotauro
Investment and loans	1,432	1,432
Loans’ accrued interest less the Group's share in accumulated results	-1,085	–918
	347	514
Market Play
Investment	3,528	3,528
The Group's share in accumulated results	-2,449	-2,067
	1,079	1,461
NEG Group
Investment	2,000	2,000
The Group's share in accumulated results	-2,000	-967
	-	1,033
Vips Holdings
Investment	750	750
The Group's share in accumulated results	-750	-421
	-	329
END2END
Investment	1,576	-
The Group's share in accumulated results	-	-
	1,576	-
Total	3,002	3,337

ASPIRE GLOBAL INTERIM REPORT JANUARY – DECEMBER 2021       24

110 | NeoGames’ offer to the shareholders in Aspire Global

NOTE 8 – Earnings per shaRE

	B2C AS DISCONTINUED OPERATIONS				B2C AS CONTINUED OPERATIONS
	FOURTH QUARTER		FULL YEAR		FOURTH QUARTER		FULL YEAR
€’000, interim 2021 and 2020 unaudited, 2020 full year audited	2021	2020	2021	2020	2021	2020	2021	2020
Basic and diluted earnings per share:
Net income from continuing operations	4,470	1,109	18,257	7,260	4,248	3,059	22,560	13,116
Net income from continuing and discontinuing operations	63,970	3,059	82,282	13,116	63,970	3,059	82,282	13,116
Weighted average number of issued ordinary shares	46,544,156	46,445,429	46,501,126	46,438,020	46,544,156	46,445,429	46,501,126	46,438,020
Dilutive effect of share options	603,148	290,042	546,857	206,528	603,148	290,042	546,857	206,528
Weighted average number of diluted ordinary shares	47,147,304	46,735,471	47,047,983	46,644,548	47,147,304	46,735,471	47,047,983	46,644,548

Earnings per share from continuing operations:
Basic, €	0.10	0.02	0.39	0.16	0.09	0.07	0.49	0.28
Diluted, €	0.09	0.02	0.39	0.16	0.09	0.07	0.48	0.28

Earnings per share from continuing and discontinuing operations:
Basic, €	1.37	0.07	1.77	0.28	1.37	0.07	1.77	0.28
Diluted, €	1.36	0.07	1.75	0.28	1.36	0.07	1.75	0.28

ASPIRE GLOBAL INTERIM REPORT JANUARY – DECEMBER 2021       25

111 | NeoGames’ offer to the shareholders in Aspire Global

DEFINITIONS

Active players	Players with activated (played) deposits during the period
Affiliate	Companies that convey advertising on the internet on behalf of various websites
Betting duties	Betting duties are excise duties on gaming. The tax is paid by anyone organizing gaming for the public or organizing games for business purposes.
Company hold	Net gaming revenues/deposits
CRM	Customers Relation Management
Earnings per share	Profit for the period divided by the average number of outstanding shares during the period
EBITDA	Earnings before interest, taxes, depreciation and amortization
EBITDA margin	EBITDA/net revenues (Note that being the license holder means Aspire Global receives payment directly from players, as oppose to a royalty from partners; which is the case for most other B2B-companies. Adjusted for these circumstances, the Company’s EBITDA margin would be much higher, meaning EBITDA-margin is not fully comparable to the EBITDA-margin of peers.)
Gaming license	Approval to operate and provide online gaming in a regulated market
Gaming transactions	Total bets on games in a certain period
Gross Gaming Revenues (GGR)	Total bets minus prizes
Jackpot	Typically, a large cash prize, accumulated of un-won prizes
LTV	Total net profit from a specific player
LTV-model	Lifetime Value Model – Statistic tool for prediction of the total future net pro t from a specific player
MGA	Malta Gaming Authority
Net Gaming Revenues	Gross gaming revenue (GGR) adjusted for bonus costs and external jackpot contributions
Partner royalties	Share of net gaming revenue (NGR) kept by Aspire Global before paying partners.
Player acquisition cost	The cost of acquiring FTDs
Regulated markets	Markets with local regulations for online gaming, limiting casinos operations to companies holding a local license
Revenue growth	Revenues (period)/Revenues (previous period)
Revenues, adjusted	Revenues adjusted for discontinued operations
Set-up-fee	A fixed set-up fee is charged immediately following the agreement to launch a new casino
Slots	Casino game with three or more reels which spin when a button is pushed. Slot machines are also known as one-armed bandits.

ASPIRE GLOBAL INTERIM REPORT JANUARY – DECEMBER 2021       26

112 | NeoGames’ offer to the shareholders in Aspire Global

ABOUT ASPIRE GLOBAL

Aspire Global is a leading B2B-provider of iGaming solutions, offering companies everything they need to operate a successful iGaming brand, covering casino and sports. The offering comprises of a robust technical platform, proprietary casino games, a proprietary sportsbook, and a game aggregator. The platform itself can be availed of exclusively or combined with a wide range of services. The Group operates in 31 regulated markets spanning Europe, America and Africa, including countries like the US, UK, Denmark, Portugal, Spain, Poland, Ireland, Nigeria, Colombia and Mexico. Offices are located in Malta, Israel, Bulgaria, Ukraine, North Macedonia, India, Italy and Gibraltar. Aspire Global is listed on Nasdaq First North Premier Growth Market under ASPIRE. Certified Advisor: FNCA Sweden AB, info@fnca.se, +46-8-528 00 399.

For more information, please visit www.aspireglobal.com.

ASPIRE GLOBAL’S KEY STRENGTHS

Complete offering for iGaming operators

Aspire Global provides the full range of services with a best-in-class, proprietary iGaming platform, sportsbook and a game aggregator. The iGaming platform is highly advanced and robust, and the sportsbook is the cutting-edge Neuron 3 platform. The game studio and game aggregator Pariplay offers over 200 proprietary games and a game hub with more than 12,000 games from all major suppliers. The platforms and services can be availed of exclusively or combined.

Strong customer relationships

Aspire Global serves some of the biggest names in the industry such as 888, Kindred, Betfair, Betsson, William Hill, GVC and Caliente. Aspire Global is customer centric and the strong relationships are based on Aspire Global’s unrivalled industry experience with deep knowledge of technology and marketing as well as gaming behaviour and player protection. Aspire Global has over 150 partners across Europe, the US, Latin America and Africa.

Highest quality, best-in-class entertainment

Aspire Global always strive to provide its customers with the highest quality and fast time to market. With its complete offering – covering the whole iGaming value chain – Aspire Global is in full control of the roadmap and rollout of new features. A key objective is the continuous development of proprietary games and features in order to provide unique, best-in-class entertainment.

 113 | NeoGames’ offer to the shareholders in Aspire Global

Statement by the board of directors of Aspire Global

The description of Aspire Global on pages 45–114 of this offer document has been reviewed by the board of directors of Aspire Global. It is the opinion of the board of directors of Aspire Global that this short description provides an accurate and fair, although not complete, picture of Aspire Global.

26 April 2022

Aspire Global plc

The board of directors

114 | NeoGames’ offer to the shareholders in Aspire Global

Statement from Aspire Global’s independent bid committee

PR

PRESS RELEASE 18 JANUARY 2022

Statement from the Bid Committee of Aspire Global plc in relation to the public tender offer by NeoGames S.A. ("NeoGames")

This statement is made by the Bid Committee of Aspire Global plc ("**Aspire Global**" or the "**Company**") pursuant to Section II.19 of the Takeover rules for certain trading platforms (the "**Takeover Rules**").

Conclusion

Background

For the shareholders who elect to receive 100 percent of the consideration in cash, the Last Twelve Month (LTM) EBITDA multiple (using LTM from September 2021) would be 16.8x which compares very favourably to the comparable multiples in the sector. For those shareholders electing to take the mix of equity and cash on a 50:50 basis, the EV/EBITDA multiple will be 13.6x due to the proposed share price ratio which, whilst a lower multiple, also compares well to industry comparables. The latter option will be subject to change based on the selected mix of cash and equity consideration chosen by a

 115 | NeoGames’ offer to the shareholders in Aspire Global

shareholder and on the movement of NeoGames' share price pre a potential closing of the Offer.

In order to deal with aspects relating to the Offer, the board of directors of Aspire Global has instructed the independent directors Carl Klingberg and Fredrik Burvall to form an independent Bid Committee with Carl Klingberg as chairman. The directors Barak Matalon and Aharan Aran are dependent in relation to both NeoGames and Aspire Global and have not participated in the evaluation and resolutions relating to the Offer.

The Base Case Alternative

- NeoGames offers each shareholder in Aspire Global the following consideration (the "**Base Case Alternative**"):
    - in respect of 50 percent of the number of Aspire Global shares tendered by such shareholder: SEK 111.00 in cash per Aspire Global share; and
    - in respect of the remaining 50 percent of the number of Aspire Global shares tendered by such shareholder: 0.320 shares[3] in NeoGames per Aspire Global share in the form of Swedish depository receipts.
- As part of the Base Case Alternative, NeoGames offers to the shareholders in Aspire Global a so-called mix & match facility, whereby each shareholder in Aspire Global, subject to the restrictions set out below, may elect to receive as much cash consideration as possible or as much share consideration as possible for their Aspire Global shares (the "**Mix & Match Facility**"). In aggregate, up to a total of 7.6 million new shares in NeoGames, represented by a corresponding number of Swedish depository receipts, will be issued as consideration in the Offer, and up to a total of approximately SEK 2,636 million will be paid in cash.[4] This proportion between shares and cash will not be varied in aggregate as a result of individual elections made under the Mix & Match Facility. In order for individual shareholders of Aspire Global to receive a higher proportion of a certain elected consideration alternative under the Mix & Match Facility, other shareholders must have made reverse elections to a corresponding extent.
    - However, as set out below, due to undertakings from the main shareholders in Aspire Global, all other shareholders in Aspire Global that elect as much cash consideration as possible (up to and including 100 percent) will receive such consideration in full.

The Conditional Alternative

[3] Corresponding to SEK 71.05 based on NeoGames' closing price on 14 January 2022 and a SEK to USD foreign exchange rate of 0.111.

116 | NeoGames’ offer to the shareholders in Aspire Global

117 | NeoGames’ offer to the shareholders in Aspire Global

An offer document regarding the Offer is expected to be published on or about 4 April 2022. The acceptance period for the Offer is expected to commence on or about 5 April 2022 and end on or about 3 May 2022. The expected settlement date is 7 May 2022.

The completion of the Offer is subject to certain conditions, *e.g.*:

For further information regarding the Offer, see the press release published by NeoGames on 17 January 2022, and the offer document that will be published before the acceptance period begins.

The Bid Committee has appointed Oakvale Capital LLP as financial advisor while Öhrlings PricewaterhouseCoopers AB ("**PwC**") has been retained for purposes of issuing a fairness opinion in relation to the Offer. The fairness opinion, which is attached hereto, concludes that PwC believes that the Base Case Alternative (as defined above), with the election of full cash consideration pursuant to the Mix & Match Facility, equivalent to SEK 111 per share for all the shareholder's shares in Aspire Global, is fair from a financial point of view. It is also PwC's opinion that all other consideration alternatives in the Offer is not fair from a financial point of view at the current NeoGames share price.

Baker McKenzie Advokatbyrå KB has been appointed as legal advisor in connection with the Offer.

---

[7] Based on share consideration being received in full, a value of the Offer of approximately SEK 71.05 per share in Aspire Global, based on NeoGames' closing price on 14 January 2022 and a SEK to USD foreign exchange rate of 0.111.

118 | NeoGames’ offer to the shareholders in Aspire Global

The Bid Committee's assessment of the Offer

Process

The Bid Committee's opinion of the Offer is based on an evaluation of a number of different factors the Bid Committee has determined to be relevant when evaluating the Offer. These factors include, but are not limited to, Aspire Global's and its markets historical development, current market position, the expected future development and thereto related possibilities and risks. The Bid Committee has also taken into account the Company's historical financial development, the Company's business plan for the coming years and assessments regarding the long term future financial development.

In assessing the Offer, the Bid Committee has analyzed the Offer using methods normally used in evaluating public offers for listed companies, including Aspire Global's valuation relative to comparable listed companies, offer premiums in previous public offers, the stock market's expectations in respect of Aspire Global's profitability and share price performance and the Bid Committee's view of the Company's long term value based on expected cash flows.

In its evaluation, the Bid Committee has also to a very large extent considered that the main shareholders of Aspire Global, in total representing 66.96 percent of the outstanding shares and votes of the Company, have irrevocably and unconditionally committed to accept the Offer and elected the Conditional Alternative in the Offer, thus enabling full consideration in cash for the other shareholders tendering in the Offer who elect full cash consideration pursuant to the Mix & Match-Facility.

In addition, the Bid Committee has considered that PwC believes that the Base Case Alternative, with the election of full cash consideration pursuant to the Mix & Match Facility, equivalent to SEK 111 per share for all the shareholder's shares in Aspire Global, is fair from a financial point of view and that all the other consideration alternatives in the Offer is not fair from a financial point of view at the current NeoGames share price.

Furthermore, NeoGames has conducted a due diligence investigation of confirmatory nature of certain business-related, financial and legal information of Aspire Global. During due diligence investigations, no other information that has not been previously published and which could constitute insider information in relation to Aspire Global has been provided.

Aspire Global has not conducted any due diligence review of NeoGames in the form of documentary review. Thus, Aspire Global has relied on public information regarding NeoGames but has also had the opportunity to ask verifying questions to representatives of NeoGames and has received adequate answers from NeoGames.

Considerations

The Bid Committee has a positive view of the value-creating potential of the merged company but has not taken part of detailed integration plans or risk analyses and thus cannot comment on the future value potential of the NeoGames share. It can also be noted that full realization of synergies typically requires that all shares in a company are acquired. NeoGames reserves the right to complete the Offer, even if NeoGames does not become the owner of shares representing more than 90 percent of the total number of outstanding shares and votes in Aspire Global, which may entail that NeoGames completes the Offer without having the opportunity to acquire all shares.

119 | NeoGames’ offer to the shareholders in Aspire Global

It is noted that the Offer is *e.g.* conditional upon that Aspire Global, prior to the end of the acceptance period, amends its articles of association and that the current incentive programs in Aspire Global are accelerated so the outstanding options, as well as any other warrants/options issued by Aspire Global, are converted into not more than 828,094 Aspire Global shares.

The Bid Committee will work committedly for these conditions to be met.

Conclusion
In conclusion and in light of the above stated, the Bid Committee concludes that the Base Case Alternative, enabling full cash consideration pursuant to the Mix & Match Facility, equivalent to SEK 111 per share, is fair and unanimously recommends the shareholders of Aspire Global to accept the Offer and elect full cash consideration pursuant to the Mix & Match Facility. Shareholders who have a preference to receive shares in NeoGames should elect to receive such shares under the Base Case Alternative rather than the Conditional Alternative.

Effects on Aspire Global
Under the Takeover Rules the Bid Committee is required, on the basis of NeoGames' statements in its announcement of the Offer, to make public its opinion of the effects the implementation of the Offer may have on Aspire Global, specifically employment, and its views on NeoGames' strategic plans for Aspire Global and the effect these may be expected to have on employment and the places where the Company conducts its operations. NeoGames has in this respect stated that: "The combined company will be led and supported by the market-leading capabilities of an experienced, joint management team. Having worked together successfully in the past, NeoGames' and Aspire Global's management teams represent a strong cultural fit as each focus on innovation and a customer-centric approach to their respective markets and products.

 120 | NeoGames’ offer to the shareholders in Aspire Global

The Bid Committee assumes that this description is accurate and has in relevant aspects no reason to take a different view.

Governing law and dispute resolution

This statement shall in all respects be governed by and construed in accordance with substantive Swedish law. Disputes arising from this statement shall be settled exclusively by Swedish courts. This statement has been made in a Swedish and English version. In case of any discrepancies between the Swedish and the English text, the Swedish text shall prevail.

FOR MORE INFORMATION, PLEASE CONTACT:

Carl Klingberg, Chairman of the Bid Committee, tel: +46 708 89 89 89 or email: carl@klingberg.se
Motti Gil, CFO, tel: +356-9924 0646 or email: investors@aspireglobal.com

ABOUT ASPIRE GLOBAL

121 | NeoGames’ offer to the shareholders in Aspire Global

Fairness opinion from PricewaterhouseCoopers AB

To the Board of Directors of Aspire Global Plc

135, High Street

Sliema SLM 1549

Malta

January 18, 2022

To the Board of Directors of Aspire Global Plc

On January 17, 2022, NeoGames S.A. (“NeoGames"), announced a public lender offer to the shareholders of Aspire Global Plc (“Aspire Global") to tender all their shares in Aspire Global to NeoGames for a value equivalent to SEK 91.03 per share. The total value of NeoGames' public tender offer to the shareholders of Aspire Global, based on all shares in Aspire Global, amounts to approximately SEK 4,322 million1 ("Total Offer Value"). Aspire Global's shares are listed on Nasdaq First North Premier Growth Market.

The consideration for the Total Offer Value consists of a combination of cash and new shares in NeoGames. For 50 percent of the outstanding shares in Aspire Global, NeoGames offers SEK 111.00 in cash per Aspire Global share, corresponding to a total value of SEK 2,636 million. For the remaining 50 percent of the outstanding shares in Aspire Global, NeoGames offers 0.320 shares in NeoGames per share in Aspire Global, equivalent to a total of approximately 7.6 million new shares in NeoGames. Shareholders in Aspire Global may elect to tender in the offer pursuant to either of two consideration alternatives, the base case alternative ("Base Case Alternative") and the conditional alternative (“Conditional Alternative”) (together the “Offer’’).

In the Base Case Alternative, NeoGames offers each shareholder in Aspire Global in respect of 50 percent of the Aspire Global shares tendered by such shareholder SEK 111.00 in cash per share in Aspire Global, and in respect of the remaining 50 percent of the number of Aspire Global shares tendered by such shareholder, NeoGames offers 0.320 shares in NeoGames per share in Aspire Global in the form of Swedish depository receipts. As part of the Base Case Alternative, subject to certain restrictions, the shareholders in Aspire Global may elect to receive as much cash consideration as possible or as much share consideration as possible for their Aspire Global shares (the "Mix & Match Facility"). The proportion between cash and shares will not be varied in aggregate as a result of individual elections made under the Mix & Match Facility. In order for individual shareholders of Aspire Global to receive a higher proportion of a certain requested consideration alternative under the Mix & Match Facility, other shareholders must have made reverse elections to a corresponding extent.

1 The value of the Offer is based on a closing price of the NeoGames share of USD 24.62 per share on the Nasdaq Stock Exchange on January 14,2022 (being the last day of trading on the Nasdaq Stock Exchange before the announcement of the Offer) and a SEK to USD foreign exchange rate of 0.111, and 46.658.404 shares in Aspire Global as of January 17, 2022 as well as 828,094 additional shares supposing acceleration of current outstanding incentive programs in Aspire Global at the time of the announcement of the Offer.

1(3)

122 | NeoGames’ offer to the shareholders in Aspire Global

In the Conditional Alternative NeoGames offers each shareholder in Aspire Global 0.320 shares in NeoGames per Aspire Global share in the form of Swedish depository receipt, or such lower prorated number of NeoGames shares that may follow as a result of other shareholders' elections under the Mix & Match Facility. Provided that less than 0.320 shares in NeoGames for each Aspire Global share has been received an additional cash purchase price for each Aspire Global share will be paid. The additional cash purchase price will amount to the difference between the value of the share consideration delivered pursuant to (where 0.320 shares in NeoGames shall he deemed to have a value of SEK 111.00) and SEK 111.00. The Conditional Alternative can never exceed the value received under the Base Case Alternative.

Shareholders in Aspire Global, representing 31,240,839 shares, corresponding to 66.96 percent of all shares and votes in Aspire Global (the “Major Shareholders") have irrevocably undertaken to accept the Offer and to elect the Conditional Alternative in the Offer, thus enabling full consideration in cash for all other shareholders tendering in the Offer who request full cash consideration in the Base Case Alternative pursuant to the Mix & Match-Facility.

Hence, all shareholders in Aspire Global, except for the Major Shareholders, will have the option to elect full cash consideration in the Base Case Alternative, pursuant to the Mix & Match Facility, and receive SEK 111.00 in cash per share in Aspire Global, for all its shares.

Öhrlings PricewaterhouseCoopers AB ("PwC", “we” or “us”) has been assigned by the Board of Directors of Aspire Global, in the capacity as an independent expert, to assess the fairness of the Offer from a financial perspective for the shareholders in Aspire Global (our “Opinion”).

Our independent assessments of the market value of the share capital in Aspire Global and NeoGames have included market approach valuation based on comparable transactions, listed comparable companies and historical bid premiums. Our analysis has also included income approach value calculations based on various scenarios. We have gathered the information and performed the analysis deemed necessary and relevant for our assessment of the fairness of the Offer.

As a basis for our assessment, we have reviewed, infer alia, the following information:

a)      publicly available information about Aspire Global such as:

- the annual report for 2020 and prior financial years,

- and quarterly reports up until the third quarter of 2021.

b)       Aspire Global's business plan between 2022 and 2025,

c)       information retrieved through interviews with the management of Aspire Global,

d)       press releases issued in connection to the Offer,

e)       financial analyst reports covering the Aspire Global share,

2(3)

123 | NeoGames’ offer to the shareholders in Aspire Global

f)   publicly available information on the price and turnover of the Aspire Global share,

g)  information from financial databases, such as Capital IQ, Refinitiv Eikon and Mergermarket,

h)  publicly available information about NeoGames such as:

-	the annual report for 2020 and prior financial years, and

-	quarterly reports up until the third quarter of 2021.

i)    information retrieved through interviews with the management of NeoGames,

j)    financial analyst reports covering the NeoGames share,

k)   publicly available information on the price and turnover of the NeoGames share, and

l)    other information available that PwC has deemed relevant for this fairness opinion.

Our Opinion is based on the financial, economic, market and other conditions, as well as the information provided to us, as at the dale of this report. Changes in the circumstances mentioned may affect the assumptions that have formed the basis of our value assessment, and we do not assume any responsibility for updating, revising or confirming our Opinion.

We have relied upon the accuracy and the completeness, in all relevant aspects, of the information provided and otherwise made available to us by representatives of Aspire Global and NeoGames.

PwC has not acted as a financial advisor to Aspire Global in connection with the Offer. Our fee for this assignment is not dependent on a decision of the completion of the Offer.

This Opinion is addressed to the Board of Directors of Aspire Global for the purpose of serving as a basis for the current shareholders' standpoint regarding the Offer and we do not accept any responsibility for its use for other purposes than this.

Subject to the foregoing conditions and limitations, it is PwC’s Opinion that, as of January 17, 2022, the Base Case Alternative, electing full cash consideration pursuant to the Mix & Match Facility, equivalent to SEK 111.00 in cash per share for all the shareholder's shares in Aspire Global, is fair from a financial point of view. It is also PwC's Opinion that at the current NeoGames share price, all other consideration alternatives in the Offer is not fair from a financial point of view.

PwC

Sofia Lönnkvist	Stefan Torstensson
Partner	Director

3(3)

 124 | NeoGames’ offer to the shareholders in Aspire Global

Description of NeoGames

General

NeoGames S.A. is a corporation incorporated and existing under the laws of the Grand Duchy of Luxembourg, registered with the Luxembourg Register of commerce and companies under registration number B186309 and having its registered office at 63–65, rue de Merl, L - 2146 Luxembourg, Grand Duchy of Luxembourg. NeoGames was established as an independent company in 2014, following a spin-off from Aspire Global and converted into a public limited liability company in 2020.

NeoGames is a technology-driven global provider of iLottery solutions for national and state-regulated lotteries. NeoGames offers its customers a full-service solution that includes all of the elements required for the offering of lottery games, including instant tickets and draw based games, via personal computers, smartphones and handheld devices. NeoGames’ full-service solution combines proprietary technology platforms, a game studio and services with the experience and expertise required to manage successful iLottery operations. NeoGames’ game studio includes an extensive portfolio of engaging online lottery games that deliver a compelling player experience and significant value to lottery clients. NeoGames provides services to its customers across four key areas: marketing operations, player operations, technology operations and business operations. The value-added services that NeoGames offers facilitate various aspects of the iLottery offering including regulation and compliance, payment processing, risk management, player relationship management and player value optimization. NeoGames’ complete solution allows its customers to enjoy the benefits of marketing their brands and generating traffic to their iLottery sales channels. As a trusted partner to lotteries worldwide, the Company works with its customers to maximize their success, offering a comprehensive solution that empowers them to deliver enjoyable and profitable iLottery programs to their players, generate more revenue, and direct proceeds to good causes.

NeoGames offers iLottery solutions through two distinct business lines – turnkey solutions and games. The Company’s turnkey solutions are tailored to each customer and can include a combination of any of its platforms, value-added services and game studio. The games offering is related to the Company’s game studio but consists solely of offering its portfolio of iLottery games to lotteries. NeoGames serves content and platform contracts across Europe and the United States through its wholly owned operating subsidiaries. As of 31 December 2021, NeoGames had 154 employees located predominantly in Israel and 2 employees located in the United States. Additionally, as of 31 December 2021 NeoGames had 211 dedicated contractors located in Ukraine. Prior to Russia’s invasion of Ukraine in February 2022, 60 of NeoGames’ staff left Ukraine with NeoGames’ assistance, and 70 others left to western areas of the country. For the year ended 2021, NeoGames had USD 50.5 million of revenue and USD 34.1 million of NPI Revenues Interest.

NeoGames’ shares are admitting to trading in the United States on the Nasdaq Stock Exchange, Global Market tier, under the ticker symbol “NGMS”. For further information on NeoGames, see NeoGames’ website (www.neogames.com).

125 | NeoGames’ offer to the shareholders in Aspire Global

Shareholders

As at 31 December 2021, NeoGames was aware of 107 entities (including nominees/custodians) who held shares in NeoGames. The chart below shows the five largest shareholders (with nominee registered shares) in NeoGames based on the information available to NeoGames as at 31 March 2022.

Owner	Number of shares	% of the share capital	% of the votes

Barak Matalon	5,109,948	19.97	19.97
Elyahu Azur	3,193,717	12.48	12.48
Pinhas Zahavi	3,193,717	12.48	12.48
Aharon Aran	1,277,486	4.99	4.99
Oded Gottfried	330,478	1.29	1.29
Others	12,488,088	48.79	48.79
TOTAL	25,593,434	100.00	100.00

126 | NeoGames’ offer to the shareholders in Aspire Global

Tax issues in Sweden

Below is a summary of certain Swedish tax issues relating to the Offer for private individuals and limited liability companies holding shares in Aspire and that are resident in Sweden for tax purposes, if not otherwise stated. The summary is based on current Swedish tax legislation and is intended only as general information. The summary does not purport to provide an exhaustive list of all Swedish tax considerations associated with the Offer. In this regard, the summary does not address situations where shares are held as current assets/stock in business operations, situations where shares are owned by partnerships or limited partnerships, situations where shares are held in a so-called investment savings account (Sw. investeringssparkonto), through an endowment insurance (Sw. kapitalförsäkring) or similar, specific rules that may apply to shares in companies that are or have been closely held companies or to shares that have been acquired by means of such shares, specific rules that may apply to individuals who make or reverse so-called investor deductions (Sw. investeraravdrag), specific rules that may apply for foreign companies conducting business from a permanent establishment in Sweden, or foreign companies that have been Swedish companies. Further, specific tax rules also apply to certain categories of companies. The tax consequences will depend on the circumstances applicable to each individual shareholder. Shareholders are advised to consult with their tax adviser concerning the specific tax consequences that may arise in each individual case as a result of the Offer, including the application and effect of foreign income tax rules, provisions in tax treaties and other rules which may be applicable.

Swedish tax considerations in relation to the Offer

Private individuals

Private individuals resident in Sweden for tax purposes receiving Swedish depository receipts (“SDRs”), in exchange for shares in Aspire, will be considered to have disposed the shares in Aspire. The disposal will constitute a taxable event. The capital gain and capital loss, respectively, is calculated as the difference between the fair market value of the SDRs received on disposal, and the acquisition cost for tax purposes for the shares held in Aspire.

The acquisition cost for all shares of the same class and type is aggregated and calculated jointly by applying an average cost method. Alternatively, in the case of listed shares, the so-called standard method may be used, meaning that the cost basis may be determined at 20 percent of the sales proceeds after deduction of sales costs.

A potential capital gain will be taxable for private individuals resident in Sweden for tax purposes at the capital gains tax rate of 30 percent. The capital gain may under certain circumstances be exempt from immediate taxation by application of the rules on postponed taxation (Sw. framskjuten beskattning vid andelsbyte). If these rules are applicable, private individuals resident in Sweden for tax purposes will be deemed to have acquired the SDRs for a consideration equal to the individual’s acquisition cost for tax purposes for the shares in Aspire. Any cash consideration will however be taxable in full without deduction for the corresponding part of the acquisition cost for tax purposes, for the fiscal year in which the transaction takes place.

Any capital losses on listed shares can be fully deducted against taxable capital gains that arise in the same year on shares and other listed securities that are taxed as shares (but not shares in mutual funds or special funds that contain only Swedish receivables, so-called Swedish fixed income funds). For capital losses on listed shares that have not been offset against capital gains, a deduction of 70 percent of the loss is allowed against other capital income.

127 | NeoGames’ offer to the shareholders in Aspire Global

In case of a net capital loss, such loss may be used as a reduction on earned income tax and business income as well as central government and municipal property taxes. The tax reduction is granted with 30 percent of the net capital loss up to SEK 100,000 and 21 percent of any loss exceeding SEK 100,000. An excess net loss cannot be carried forward to future years.

If a private individual ceases to be resident or permanently stay within the European Economic Area (EEA), and the rules on postponed taxation have been applied as part of the receiving of the SDRs in NeoGames, the postponed capital gain should be brought forward to taxation.

Swedish limited liability companies

Swedish limited liability companies (Sw. aktiebolag) receiving SDRs, in exchange for shares in Aspire, will be considered to have disposed the shares in Aspire. The disposal will constitute a taxable event. The capital gain and capital loss, respectively, is calculated as the difference between the fair market value of the SDRs received on disposal, and the acquisition cost for tax purposes for the shares held in Aspire.

A capital gain realised from the disposal of shares in Aspire will as a general rule be taxable at the Swedish corporate income tax rate of 20.6 percent (for fiscal years beginning on 1 January 2021 at the earliest). If the company’s holding of shares in Aspire would be covered by the Swedish participation exemption regime (Sw. näringsbetingade andelar), the capital gain will be tax exempt.

If the participation exemption regime is not applicable, the capital gain may under certain circumstances be exempt from immediate taxation by application of the rules on postponed taxation (Sw. uppskovsgrundande andelsbyten).

A capital loss realised from the disposal of shares in Aspire will only be deductible insofar that it is offset against taxable capital gains on such shares and other securities that are taxed as shares. A capital loss on shares or other securities taxed as shares can, to the extent it is not deductible one year, be carried forward (in the limited company incurring the loss) and used to offset taxable capital gains on shares and other securities taxed as shares in subsequent fiscal years without any limitation in time. If the company’s holding of shares in Aspire would be covered by the Swedish participation exemption regime, the capital loss will be non-deductible.

Tax considerations for owners of SDRs

Private individuals

Dividends

Private individuals that are resident in Sweden for tax purposes are taxed for capital income, including dividends, at a tax rate of 30 percent. Preliminary tax of 30 percent is withheld on the dividend amount. The preliminary tax deduction is normally made by Euroclear.

If dividend distributions received on the SDRs would be subject to withholding tax in Luxembourg, any double taxation incurred should as a main rule be creditable against Swedish taxes levied on the same income.

Capital gains

Private individuals that are resident in Sweden for tax purposes are taxed for capital income, including capital gains, on the SDRs at a tax rate of 30 percent. The capital gain and capital loss, respectively, are calculated as the difference between the sales proceeds, after deduction of sales costs, and the acquisition cost for tax purposes.

The methods for calculating the acquisition cost for the SDRs, as well as the Swedish tax treatment of a capital gains or capital loss, follows the statements outlined above in the section labelled “Tax considerations in relation to the Offer – Private individuals”.

Limited liability companies

Dividends

Swedish limited liability companies are taxed on capital income, including dividends, on the SDRs as business income at a tax rate of 20.6 percent (for fiscal years beginning on 1 January 2021 at the earliest). If the holding of the SDRs would be covered by the Swedish participation exemption regime, any received dividends will be tax exempt.

If dividend distributions received on the SDRs would be subject to withholding tax in Luxembourg, any double taxation incurred should as a main rule be creditable against Swedish taxes levied on the same income.

128 | NeoGames’ offer to the shareholders in Aspire Global

Capital gains

Swedish limited liability companies are taxed on capital income, including capital gains, on the SDRs as business income at a tax rate of 20.6 percent (for fiscal years beginning on 1 January 2021 at the earliest).

The calculation of the capital gain or capital loss, respectively, as well as the Swedish tax treatment of such capital gains or capita loss, follows the statements outlined above in the section labelled “Tax considerations in relation to the Offer – Swedish limited liability companies”.

129 | NeoGames’ offer to the shareholders in Aspire Global

Offer restrictions

Important information for shareholders outside Sweden and for banks, brokers, dealers, nominees and intermediaries holding shares for persons with residence outside Sweden

This offer document is not an offer, whether directly or indirectly, in or into Australia, Canada, Hong Kong, Japan, New Zealand, South Africa or Switzerland or in any other jurisdiction where such offer pursuant to legislation and regulations in such relevant jurisdiction would be prohibited by applicable law (the “Restricted Territories” or individually “Restricted Territory”). Shareholders not resident in Sweden who wish to accept the Offer must make inquiries concerning applicable legislation and possible tax consequences.

The Offer is not being made, directly or indirectly, in or into the Restricted Territories by use of mail or any other communication means or instrumentality (including, without limitation, facsimile transmission, electronic mail, telex, telephone and the Internet) of interstate or foreign commerce, or of any facility of national securities exchange or other trading venue, of the Restricted Territories and the Offer cannot be accepted by any such use or by such means, instrumentality or facility of, in or from, the Restricted Territories. Accordingly, this offer document or any documentation relating to the Offer are not being and should not be sent, mailed or otherwise distributed or forwarded in or into the Restricted Territories.

This offer document is not being, and must not be, sent to shareholders with registered addresses in the Restricted Territories. Banks, brokers, dealers and other nominees holding shares for persons in the Restricted Territories must not forward this offer document or any other document received in connection with the Offer to such persons. Persons receiving such documents or information (including custodians, nominees and trustees) should not distribute or send them in or into a Restricted Territory or use the mails or any means, instrumentality or facility of a Restricted Territory in connection with the Offer.

The Offer and the information contained in this offer document are not being made and have not been approved by an “authorized person” for the purposes of section 21 of the UK Financial Services and Markets Act 2000 (the “FSMA”). Accordingly, the information contained in this offer document are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of the information contained in this offer document is exempt from the restrictions on financial promotions under section 21 of the FSMA on the basis that it is a communication by or on behalf of a body corporate which relates to a transaction to acquire day to day control of the affairs of a body corporate; or to acquire 50 percent or more of the voting shares in a body corporate, within article 62 of the UK Financial Services and Markets Act 2000 (Financial Promotion) Order 2005.

Any failure to comply with these restrictions may constitute a violation of the securities laws of any of the Restricted Territories. It is the responsibility of all persons obtaining the offer document, acceptance form or other documents relating to the offer document or to the Offer or into whose possession such documents otherwise come, to inform themselves of and observe all such restrictions. Any recipient of the offer document who is in any doubt about his or her status in relation to these restrictions should consult his or her professional adviser on the relevant territory.

Neither NeoGames nor Stifel accepts or assumes any responsibility or liability for any violation by any person of any such restriction.

The offer document does not represent an offer to acquire or obtain securities other than the shares of Aspire Global that are subject to the Offer.

Any purported tender of shares in the Offer resulting directly or indirectly from a violation of the restrictions described in the offer document and the related documents will be invalid. Further, any person purporting to tender shares pursuant to the Offer will be deemed not to have made a valid tender if such person is unable to make the representations and warranties set out under “Certifications as to Restrictions” below and any corresponding representations and warranties in the acceptance form. Acceptances of the Offer and tenders of shares of Aspire Global made by a person located in a Restricted Territory, by any custodian, nominee, trustee agent, fiduciary or other intermediary acting on a non-discretionary basis for a principal giving instructions from within the Restricted Territories, or by the use of mails or any means, instrumentality or facility of the Restricted Territories, directly or indirectly, will not be accepted (and should not be accepted by any such custodian, nominee, trustee agent, fiduciary or intermediary holding shares of Aspire Global for any persons).

130 | NeoGames’ offer to the shareholders in Aspire Global

Any acceptance form or other communication relating to the Offer that originates from, is postmarked from, bears a return address in, or otherwise appears to have been dispatched from, a Restricted Territory will not be accepted (and should not be accepted by any custodian, nominee, trustee agent, fiduciary or intermediary).

Acceptances of the Offer and tenders of shares of Aspire Global will not be accepted (and should not be accepted by any custodian, nominee, trustee agent, fiduciary or intermediary) if the consideration for the shares of Aspire Global is required to be mailed or otherwise delivered in or into a Restricted Territory or if an address within a Restricted Territory is provided for receipt of the consideration for the shares in the Offer or the return of the acceptance form.

Each of NeoGames and Stifel reserves the right, in its absolute discretion (and without prejudice to the relevant shareholder’s responsibility for the representations and warranties made by it), to (a) reject any tender of shares without investigation because the origin of such tender cannot be determined, or (b) investigate, in relation to any tender of shares pursuant to the Offer, whether any such representations and warranties given by a shareholder are correct and, if such investigation is undertaken and as a result NeoGames determines (for any reason) that such representations and warranties are not correct, such tender may be rejected.

Certifications as to restrictions

By accepting the Offer through delivery of a duly executed acceptance form to Mangold, the holder of tendered shares, and any custodian, nominee, trustee, agent, fiduciary or intermediary submitting the acceptance form on behalf of such holder, certifies that such person:

●	was not present or resident in, nor is a citizen of a Restricted Territory at the time of receiving the offer document, the acceptance form or any other document or information relating to the Offer, and has not mailed, transmitted or otherwise distributed any such document or information in or into a Restricted Territory;

●	has not used, directly or indirectly, the mails, or any means of instrumentality (including, without limitation, facsimile transmission, electronic mail, telex and telephone) of interstate or foreign commerce, or the facilities of the securities exchanges, of a Restricted Territory in connection with the Offer;

●	was not present or resident in, nor is a citizen of, a Restricted Territory at the time of accepting the terms of the Offer, at the time of returning the acceptance form or at the time of giving the order or instruction to accept the Offer (either orally or in writing); and

●	if acting in a custodial, nominee, trust, fiduciary, agency or other capacity as an intermediary, when either (i) has full investment discretion with respect to the shares covered by the acceptance form or (ii) the person on whose behalf it is acting has authorised it to make the foregoing representations and was not present or resident in, nor is a citizen of, a Restricted Territory at the time he or she instructed such custodian nominee, trustee, fiduciary, agent or intermediary to accept the Offer on his or her behalf, and such custodian, nominee, trustee, fiduciary, agent or other intermediary is processing that acceptance as part of its normal securities custodial function.

●	Cautionary Note Regarding Forward Looking Statements

131 | NeoGames’ offer to the shareholders in Aspire Global

Cautionary note regarding forward-looking statements

This offer document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this offer document do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, the potential opportunities and benefits of a combination of NeoGames and Aspire Global, and assumptions underlying such statements, as well as statements that include the words “expect,” “intend,” “potential,” “plan,” “believe,” “project,” “forecast,” “estimate,” “may,” “should,” “anticipate” and similar statements of a future or forward-looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including the factors discussed under the caption “Risk Factors” in NeoGames’ Annual Report on Form 20-F filed with the U.S. Securities and Exchange Commission for the fiscal year ended December 31, 2021, as such factors may be updated from time to time in NeoGames’ other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. In addition, NeoGames operates in a very competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for NeoGames’ management to predict all risks, nor can NeoGames’ management assess the impact of all factors on NeoGames’ business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements that NeoGames may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this offer document are inherently uncertain and may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Furthermore, completion of the Offer and closing of the combination between NeoGames and Aspire Global is subject to various conditions and there can be no assurances that the transaction will be consummated. Accordingly, you should not rely upon forward-looking statements as predictions of future events. In addition, the forward-looking statements made in this offer document relate only to events or information as of the date on which the statements are made in this offer document. Except as required by law, NeoGames undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Offer restrictions – United States

The Offer described in this offer document is made for the issued and outstanding shares of Aspire Global, a company incorporated under Maltese law, and is subject to Maltese and Swedish disclosure and procedural requirements, which are different from those of the United States. Shareholders in the United States are advised that the shares of Aspire Global are not listed on a U.S. securities exchange and that Aspire Global is not subject to the periodic reporting requirements of the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), and is not required to, and does not, file any reports with the U.S. Securities and Exchange Commission (the “SEC”) thereunder.

The Offer is made in the United States pursuant to Section 14(e) and Regulation 14E of the U.S. Exchange Act, subject to exemptions provided by Rule 14d – 1(c) under the U.S. Exchange Act for a Tier I tender offer (the “Tier I Exemption”) and Rule 802 under the U.S. Securities Act of 1933 (the “802 Exemption”), and otherwise in accordance with the disclosure and procedural requirements of Swedish law, including with respect to withdrawal rights, the Offer timetable, settlement procedures, waiver of conditions and timing of payments, which are different from those applicable under U.S. domestic tender offer procedures and law. Holders of the shares of Aspire Global domiciled in the United States (the “U.S. Holders”) are encouraged to consult with their own advisors regarding the Offer.

Aspire Global’s financial statements and all financial information included herein, or any other documents relating to the Offer, have been or will be prepared in accordance with IFRS and may not be comparable to the financial statements or financial information of companies in the United States or other companies whose financial statements are prepared in accordance with U.S. generally accepted accounting principles. The Offer is made to the U.S. Holders on the same terms and conditions as those made to all other shareholders of Aspire Global to whom an offer is made. Any information documents, including the offer document, are being disseminated to U.S. Holders on a basis comparable to the method pursuant to which such documents are provided to Aspire Global’s other shareholders.

132 | NeoGames’ offer to the shareholders in Aspire Global

As permitted under the Tier I Exemption, the settlement of the Offer is based on the applicable Swedish law provisions, which differ from the settlement procedures customary in the United States, particularly as regards to the time when payment of the consideration is rendered. The Offer, which is subject to Swedish law, is being made to the U.S. Holders in accordance with the applicable U.S. securities laws, and applicable exemptions thereunder, in particular the Tier I Exemption and the 802 Exemption. To the extent the Offer is subject to U.S. securities laws, those laws only apply to U.S. Holders and thus will not give rise to claims on the part of any other person. The U.S. Holders should consider that the price for the Offer is being paid in SEK and that no adjustment will be made based on any changes in the exchange rate.

It may be difficult for Aspire Global’s shareholders to enforce their rights and any claims they may have arising under the U.S. federal or state securities laws in connection with the Offer, since Aspire Global and NeoGames are located in countries other than the United States, and some or all of their officers and directors may be residents of countries other than the United States. Aspire Global’s shareholders may not be able to sue Aspire Global or NeoGames or their respective officers or directors in a non-U.S. court for violations of U.S. securities laws. Further, it may be difficult to compel Aspire Global or NeoGames and/or their respective affiliates to subject themselves to the jurisdiction or judgment of a U.S. court.

To the extent permissible under applicable law or regulations, NeoGames and its affiliates or its brokers and its brokers’ affiliates (acting as agents for NeoGames or its affiliates, as applicable) may from time to time and during the pendency of the Offer, and other than pursuant to the Offer, directly or indirectly purchase or arrange to purchase shares of Aspire Global outside the United States, or any securities that are convertible into, exchangeable for or exercisable for such shares. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices, and information about such purchases will be disclosed by means of a press release or other means reasonably calculated to inform U.S. Holders of such information. In addition, to the extent permissible under applicable law or regulation, the financial advisors to NeoGames may also engage in ordinary course trading activities in securities of Aspire Global, which may include purchases or arrangements to purchase such securities as long as such purchases or arrangements are in compliance with the applicable law. Any information about such purchases will be announced in Swedish and in a non-binding English translation available to the U.S. Holders through relevant electronic media if, and to the extent, such announcement is required under applicable Swedish or U.S. law, rules or regulations.

The receipt of cash pursuant to the Offer by a U.S. Holder may be a taxable transaction for U.S. federal income tax purposes and under applicable U.S. state and local, as well as foreign and other, tax laws. Each shareholder is urged to consult an independent professional adviser regarding the tax consequences of accepting the Offer. Neither NeoGames nor any of its affiliates and their respective directors, officers, employees or agents or any other person acting on their behalf in connection with the Offer shall be responsible for any tax effects or liabilities resulting from acceptance of this Offer.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY U.S. STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE OFFER, PASSED ANY COMMENTS UPON THE MERITS OR FAIRNESS OF THE OFFER, PASSED ANY COMMENT UPON THE ADEQUACY OR COMPLETENESS OF THIS OFFER DOCUMENT OR PASSED ANY COMMENT ON WHETHER THE CONTENT IN THIS OFFER DOCUMENT IS CORRECT OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE IN THE UNITED STATES.

133 | NeoGames’ offer to the shareholders in Aspire Global

Contact details

NeoGames S.A.

10 HaBarzel st., Building C, 16th floor
Tel Aviv, Israel
www.neogames.com

Aspire Global plc

135 High Street
Sliema, Malta
www.aspireglobal.com

Stifel Nicolaus & Company, Incorporated

787 7th Avenue, 12th Floor
New York, NY 10019, USA
www.stifel.com

Mangold Fondkommission AB

Engelbrektsplan 2
114 34 Stockholm, Sweden
www.mangold.se

Hannes Snellman Attorneys Ltd

Kungsträdgårdsgatan 20
111 47 Stockholm, Sweden
www.hannessnellman.com

Herzog Fox & Neeman

Herzog Tower, 6 Yitzhak Sadeh St.
Tel Aviv 6777506, Israel
www.herzoglaw.co.il

Latham & Watkins, LLP

1271 Avenue of the Americas
New York, NY 10020, USA
www.lw.com

Allen & Overy, LLP

5 Avenue John F. Kennedy
L-1855, Luxembourg City, Luxembourg
www.allenovery.com

Camilleri Preziosi Advocates

Level 3, Valletta Buildings, South Street
Valletta, VLT 1103, Malta
www.camilleripreziosi.com

134 | NeoGames’ offer to the shareholders in Aspire Global